Exhibit 10.1

SECOND AMENDMENT AND CONSENT AND REVOLVING CREDIT COMMITMENT
EXTENSION AMENDMENT
TO
AMENDED AND RESTATED CREDIT AGREEMENT

SECOND AMENDMENT AND CONSENT AND REVOLVING CREDIT COMMITMENT EXTENSION AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT dated as of October 16, 2020 and ratified and confirmed on October 20, 2020 (this “Second Amendment”) among DAVE & BUSTER’S, INC., a Missouri corporation (the “Borrower”), the Lenders party hereto (constituting 100% of the existing Lenders under the Credit Agreement, the “Consenting Lenders”) and BANK OF AMERICA, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).

Dave & Buster’s Holdings, Inc., as a guarantor, the Borrower, the direct and indirect Subsidiaries of the Borrower from time to time party thereto, as guarantors, the several financial institutions from time to time party thereto, as Lenders, Swing Line Lender and/or L/C Issuers, and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of August 17, 2017 (as amended by the First Amendment to Amended and Restated Credit Agreement dated as of April 14, 2020 and as the same may be further amended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”).

Pursuant to Section 13.13 of the Credit Agreement, the Borrower has requested that the Lenders agree to certain amendments to the Credit Agreement, and each of the Consenting Lenders (which Consenting Lenders, for the avoidance of doubt, collectively constitute 100% of the Lenders under the Credit Agreement) has agreed, subject to the terms and conditions set forth herein, to amend the Credit Agreement as herein provided.

Pursuant to Section 1.19 of the Credit Agreement, the Borrower has requested that the Revolving Lenders under the Credit Agreement extend the Revolving Credit Termination Date of their Revolving Credit Commitments and Revolving Loans, and each of the Revolving Lenders has agreed, subject to the terms and conditions set forth herein, to extend the Revolving Credit Termination Date under the Extended Revolving Credit Facility described herein.

On October 20, 2020, each of the Consenting Lenders ratified and confirmed an updated version of the Amended Credit Agreement (as defined below) attached as Exhibit A to this Second Amendment, which revised Section 8.7(o)(ii) thereof to permit up to $550,000,000 of pari passu senior notes.

Accordingly, the Borrower and the Consenting Lenders agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Definitions. Unless otherwise defined herein, capitalized terms defined in the Credit Agreement after giving effect to this Second Amendment (the “Amended Credit Agreement”) have the same meanings when used in this Second Amendment (including Exhibit A hereto).

ARTICLE II
AMENDMENTS TO THE CREDIT AGREEMENT

Section 2.01 Amendments. The Credit Agreement is hereby amended, effective as of the Second Amendment Effective Date, to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in Exhibit B hereto.

ARTICLE III
Extended revolving credit FACILITY

Section 3.01 Extended Revolving Credit Facility. Effective as of the Second Amendment Effective Date, the Revolving Credit Termination Date applicable to the outstanding Revolving Credit Commitments and Revolving Loans of each Consenting Lender shall be extended from August 17, 2022 to August 17, 2024 (the Revolving Credit Facility, and the Revolving Credit Commitments as so extended, being herein referred to as the “Extended Revolving Credit Facility” and the “Extended Revolving Credit Commitments”). For the avoidance of doubt, as of the Second Amendment Effective Date, all existing Revolving Credit Commitments and Revolving Loans shall constitute Revolving Credit Commitments and Revolving Loans under the Extended Revolving Credit Facility and the Amended Credit Agreement, and shall continue to have the CUSIP identified for the “Revolving Facility” on the cover page of the Credit Agreement and the Amended Credit Agreement.

Section 3.02 Extended Revolving Credit Commitments. Effective as of the Second Amendment Effective Date, the Extended Revolving Credit Commitments of each Revolving Lender shall be in the respective amounts set forth on Schedule I hereto.

Section 3.03 Revolving Credit Commitment Extension Amendment. The parties hereto acknowledge and agree that this Second Amendment constitutes a Revolving Credit Commitment Extension Amendment under Section 1.19 of the Credit Agreement.

ARTICLE IV
CONDITIONS to Effectiveness

Section 4.01 Conditions to Effectiveness of this Second Amendment. This Second Amendment, and each of the amendments contained herein, shall become effective on the date (the “Second Amendment Effective Date”) when each of the following conditions precedent have been fulfilled (or waived) to the reasonable satisfaction of the Administrative Agent:

(a)            Execution and Delivery of this Second Amendment. The Administrative Agent shall have received counterparts of this Second Amendment duly executed by the Borrower, the Administrative Agent and all of the Lenders under the Credit Agreement.

(b)            Acknowledgement. The Administrative Agent shall have received counterparts of an Acknowledgement and Agreement, substantially in the form of Exhibit A hereto (the “Acknowledgement”), duly executed by each of the Persons (other than the Borrower) who are or are required by the Loan Documents to be Loan Parties.

(c)            Fees and Expenses. (i) The Administrative Agent shall have received for itself and for the Consenting Lenders the Extension Fee described in clause (g) below and all other fees required to be paid on the Second Amendment Effective Date, including the Amendment Fee (as defined in the First Amendment), and (ii) Fried, Frank, Harris, Shriver & Jacobson, LLP, counsel for the Administrative Agent, shall have received full payment of all expenses to be reimbursed in accordance with Section 13.15 of the Credit Agreement, including all outstanding invoices and any additional amounts invoiced in connection with this Second Amendment.

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(d)            Representations and Warranties. The representations and warranties of the Borrower contained in Article V of this Second Amendment shall be true and correct on and as of the date hereof and as of the Second Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(e)            Issuance of Secured Notes. Within thirty (30) Business Days after the date hereof (or such later date as the Administrative Agent may agree in its reasonable discretion), the Borrower shall have issued senior secured notes in an aggregate principal amount of not less than $425,000,000 which comply in all respects with the requirements of Section 8.7(o)(ii) of the Amended Credit Agreement (the “Secured Notes”).

(f)            Repayment of Outstanding Loans. The Borrower shall have applied the proceeds of the Secured Notes, concurrently with the issuance thereof, to repay (i) in full all of the outstanding principal of and accrued interest on the Term Loans (together with all other amounts due and payable under the Credit Agreement in respect of such prepayment) and (ii) outstanding Revolving Loans in an aggregate principal amount of not less than the greater of (x) $200,000,000 and (y) such amount that is equal to the excess of the Unrestricted cash and Cash Equivalents of Holdings, the Borrower and their Restricted Subsidiaries over $100,000,000 after giving effect to the transactions contemplated hereby.

(g)            Revolving Facility Extension Fee. The Borrower shall have paid (or caused to be paid) to each Consenting Lender an extension fee equal to 50 basis points (0.50%) of the aggregate principal amount of Revolving Credit Commitments (including, but without duplication, all outstanding Revolving Loans) of such Lender under the Extended Revolving Credit Facility on the Second Amendment Effective Date (the “Extension Fee”).

(h)            Deliverables.

(i)            Either (i) the Administrative Agent shall have received copies of the Borrower’s and each Guarantor’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified, in the case of (x) articles of incorporation or comparable organizational documents, by the secretary of state of the state incorporation or formation and (y) in the case of bylaws, by its Secretary or Assistant Secretary or other appropriate officer as of the date hereof or (ii) the Secretary or Assistant Secretary of the Borrower and/or the applicable Guarantor shall have certified to the Administrative Agent as of the date hereof that the articles of incorporation and/or bylaws (or comparable organizational documents) of the Borrower and/or the applicable Guarantor have not been amended or modified since the Closing Date.

(ii)            The Administrative Agent shall have received copies of resolutions of the Borrower’s and each Guarantor’s board of directors (or similar governing body) authorizing the execution and delivery of this Second Amendment or the Acknowledgement, as applicable, and the performance of each Loan Document to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the Authorized Representatives of the Borrower and each Guarantor, all certified in each instance as of the date hereof by its Secretary or Assistant Secretary or other appropriate officer.

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(iii)            On or prior to the date hereof, the Administrative Agent shall have received copies of the certificates of good standing for the Borrower and each Guarantor (unless otherwise agreed by the Administrative Agent, dated no earlier than thirty (30) days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization.

(iv)            The Administrative Agent shall have received for each Lender and the L/C Issuer customary written opinions of (i) Weil, Gotshal & Manges LLP and (ii) Lewis Rice LLC, each dated the date hereof.

(v)            The Administrative Agent shall have received a perfection certificate, dated on or prior to the Second Amendment Effective Date, consistent in all respects with the perfection certificate (if applicable) or equivalent collateral disclosures delivered to the trustee under the Secured Notes.

Section 4.02 Effects of this Second Amendment.

(a)            On the Second Amendment Effective Date, the Credit Agreement will be automatically amended to reflect the amendments thereto provided for in this Second Amendment. The rights and obligations of the parties hereto shall be governed (i) prior to the Second Amendment Effective Date, by the Credit Agreement and (ii) on and after the Second Amendment Effective Date, by the Amended Credit Agreement. Once the Second Amendment Effective Date has occurred, all references to the Credit Agreement in any document, instrument, agreement, or writing shall be deemed to refer to the Amended Credit Agreement.

(b)            Other than as specifically and expressly provided herein, this Second Amendment shall not operate as a waiver or amendment of any right, power or privilege of the Administrative Agent or any Lender under the Credit Agreement or any other Loan Document or of any other term or condition of the Credit Agreement or any other Loan Document, nor shall the entering into of this Second Amendment preclude the Administrative Agent and/or any Lender from refusing to enter into any further waivers or amendments with respect thereto. This Second Amendment is not intended by any of the parties hereto to be interpreted as a course of dealing which would in any way impair the rights or remedies of the Administrative Agent or any Lender except as expressly stated herein, and no Lender shall have any obligation to extend credit to the Borrower other than pursuant to the strict terms of the Credit Agreement and the other Loan Documents, as amended or supplemented to date (including by means of this Second Amendment).

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Section 5.01 Representations and Warranties. In order to induce the Consenting Lenders to consent to the amendments contained herein, the Borrower represents and warrants as set forth below:

(a)            After giving effect to this Second Amendment, the Credit Agreement, as amended, does not impair the validity, effectiveness or priority of the Liens granted pursuant to the Collateral Documents, and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred. The position of the Lenders with respect to such Liens, the Collateral in which a security interest was granted pursuant to the Collateral Documents and the ability of the Administrative Agent to realize upon such Liens pursuant to the terms of the Collateral Documents have not been adversely affected in any material respect by the amendments to the Credit Agreement effected pursuant to this Second Amendment or by the execution, delivery, performance or effectiveness of this Second Amendment.

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(b)            The Borrower reaffirms as of the date hereof and the Second Amendment Effective Date its covenants and agreements contained in the Credit Agreement and each Collateral Document and other Loan Document to which it is a party, including, in each case, as such covenants and agreements may be modified by this Second Amendment on the Second Amendment Effective Date. The Borrower further confirms that each Collateral Document and other Loan Document to which it is a party is, and shall continue to be, in full force and effect, and the same is hereby ratified, approved and confirmed in all respects, except as the Credit Agreement may be amended by this Second Amendment.

(c)            As of the date hereof and prior to and immediately after giving effect to this Second Amendment, the representations and warranties set forth in Section 6 of the Credit Agreement (as so amended) and each other Loan Document are, in each case, true and correct in all material respects (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(d)            This Second Amendment has been duly authorized, executed and delivered by the Borrower and constitutes a valid and binding obligation of the Borrower enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

(e)            The parties signatory to the Acknowledgment constitute all of the Persons who (together with the Borrower) are or are required under the terms of the Loan Documents to be Loan Parties.

(f)            All written information (other than any projections, other forward looking statements and information of a general economic or industry specific nature) furnished and prepared by or on behalf of Holdings, the Borrower and the Restricted Subsidiaries furnished to the Administrative Agent and the Consenting Lenders for use in connection with the negotiation of this Second Amendment do not, taken as a whole, as of the Second Amendment Effective Date, contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

(g)            The Borrower has full right and authority to enter into this Second Amendment and to perform all of its obligations under, this Second Amendment and the Amended Credit Agreement, and the execution and delivery of this Second Amendment and any agreements, instruments, certificates or documents related thereto (the “Second Amendment Documents”) have been duly authorized by all necessary corporate action on the part of each Loan Party.

(h)            As of the date hereof and the Second Amendment Effective Date (and giving effect to this Second Amendment), no Default or Event of Default has occurred and is continuing or will result from the consummation of the transactions contemplated by this Second Amendment or the Amended Credit Agreement.

(i)            There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened in writing, against Holdings, the Borrower or any Restricted Subsidiary or any of their Property which would reasonably be expected to have a Material Adverse Effect.

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(j)            No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary for the valid execution, delivery or performance by the Borrower of this Second Amendment, except for such (i) approvals which have been obtained prior to the Second Amendment Effective Date and remain in full force and effect, (ii) filings necessary to perfect Liens created pursuant to the Loan Documents and (iii) those consents, approvals, registrations, filings or actions the failure of which to obtain or make could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(k)            The execution, delivery and performance by each Loan Party of the Second Amendment Documents will not contravene any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Guarantor which would reasonably be expected to have a Material Adverse Effect.

ARTICLE VI
MISCELLANEOUS

Section 6.01 Headings. The various headings of this Second Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Second Amendment or any provisions hereof.

Section 6.02 Execution in Counterparts. This Second Amendment may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, each of which shall constitute an original, and all such counterparts taken together shall be deemed to constitute one and the same contract. Delivery of an executed counterpart of a signature page to this Second Amendment by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart thereof.

Section 6.03 Successors and Assigns. The provisions of this Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted by the Credit Agreement.

Section 6.04 Governing Law; Jurisdiction, Etc.

(a)            Governing Law. THIS SECOND AMENDMENT AND THE OTHER SECOND AMENDMENT DOCUMENTS (EXCEPT AS OTHERWISE SPECIFIED THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF AND THEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)            Submission to Jurisdiction. THE BORROWER hereby submitS to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in the County of New York, and of any appellate court of any thereof for purposes of all legal proceedings arising out of or relating to this SECOND AMENDMENT, THE OTHER SECOND AMENDMENT DOCUMENTS or the transactions contemplated hereby OR THEREBY, whether in law or equity, whether in contract or in tort or otherwise.

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(c)            Waiver of Venue. THE BORROWER irrevocably waiveS, to the fullest extent permitted by law, any objection which IT may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto agrees that, to the extent permitted by law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this SECOND AMENDMENT shall affect any right that the Administrative Agent or any Lender or any L/C Issuer may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower, any Guarantor or their respective properties in the courts of any jurisdiction.

(d)            Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.8 OF THE CREDIT AGREEMENT. NOTHING IN THIS SECOND AMENDMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 6.05 Waiver of Right to Trial by Jury. EACH PARTY HERETO hereby irrevocably waives any and all right to trial by jury in any legal proceeding directly or indirectly arising out of or relating to THIS SECOND AMENDMENT OR ANY OTHER SECOND AMENDMENT DOCUMENT or the transactions contemplated hereby OR THEREBY (whether based on contract, tort or any other theory). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECOND AMENDMENT AND THE OTHER SECOND AMENDMENT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 6.06 Entire Agreement. This Second Amendment represents the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

Section 6.07 Fees and Expenses. The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery and enforcement of this Second Amendment and the other Second Amendment Documents, including, but not limited to, the fees, disbursements and other charges of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to the Administrative Agent, in each case including all outstanding and unpaid invoices as provided in Section 13.15 of the Amended Credit Agreement.

Section 6.08 Joint Lead Arrangers. Bank of America, N.A., Wells Fargo Bank, N.A, JPMorgan Chase Bank, N.A., Regions Bank, Truist Bank and Capital One, National Association have acted as joint lead arrangers and joint bookrunners in connection with this Second Amendment.

Section 6.09 Loan Document Pursuant to Credit Agreement. This Second Amendment is a Loan Document executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with all of the terms and provisions of the Credit Agreement (and, from and after the date hereof, the Amended Credit Agreement).

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and delivered as of the day and year first above written.

BORROWER:	DAVE & BUSTER’S, INC., a Missouri corporation

	By:	/s/ Robert Edmund
Name: Robert Edmund
Title: General Counsel, Secretary and SVP of Human Resources

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

	By:	/s/ Teresa Weirath
Name: Teresa Weirath
Title: Vice President

[Signature Page to Second Amendment]

BANK OF AMERICA, N.A.

By:	/s/ Anthony Luppino
Name: Anthony Luppino
Title: Senior Vice President

WELLS FARGO, N.A., as Lender

By:	/s/ Reginald Dawson
Name: Reginald Dawson
Title: Managing Director

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Antje Focke
Name: Antje Focke
Title: Executive Director

REGIONS BANK, as Lender

By:	/s/ Ryan Fischer
Name: Ryan Fischer
Title: Managing Director

TRUIST BANK, as Lender

By:	/s/ Amanda Palls
Name: Amanda Palls
Title: SVP

Capital One, National Association, as Lender

By:	/s/ Seth Meier
Name: Seth Meier
Title: Duly Authorized Signatory

PNC BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Jamie C. Chioda
Name: Jamie C. Chioda
Title: Senior Vice President

Fifth Third Bank, National Association, as Lender

By:	/s/ Ronald T. Keller
Name: Ronald T. Keller
Title: Vice President

[Signature Page to Second Amendment]

U.S. Bank National Association

By:	/s/ Steven L. Sawyer
Name: Steven L. Sawyer
Title: Senior Vice President

BBVA USA, as Lender

By:	/s/ Kevin Fretz
Name: Kevin Fretz
Title: SVP – Director of Franchise Finance

BMO HARRIS BANK N.A., as Lender

By:	/s/ Keith Watanabe
Name: Keith Watanabe
Title: Director

First Horizon Bank, as Lender

By:	/s/ Erik Toft
Name: Erik Toft
Title: Vice President

Synovus Bank, as Lender

By:	/s/ Robert Haley
Name: Robert Haley
Title: Director

WEBSTER BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Esther Catandella
Name: Esther Catandella
Title: Director

STIFEL BANK & TRUST, as Lender

By:	/s/ Daniel P. McDonald
Name: Daniel P. McDonald
Title: Vice President

[Signature Page to Second Amendment]

SCHEDULE I

Revolving Credit Commitments

Revolving Lender	Revolving Credit Commitment	Percentage
Bank of America, N.A.	$56,250,000.00	11.250000000%
Wells Fargo Bank, N.A.	$56,250,000.00	11.250000000%
Regions Bank	$50,000,000.00	10.000000000%
Truist Bank	$50,000,000.00	10.000000000%
Capital One, National Association	$46,875,000.00	9.375000000%
Fifth Third Bank	$34,375,000.00	6.875000000%
JPMorgan Chase Bank, N.A.	$34,375,000.00	6.875000000%
PNC Bank, National Association	$34,375,000.00	6.875000000%
BBVA USA	$31,250,000.00	6.250000000%
U.S. Bank National Association	$31,250,000.00	6.250000000%
BMO Harris Bank N.A.	$28,125,000.00	5.625000000%
First Horizon Bank	$18,750,000.00	3.750000000%
Synovus Bank	$12,500,000.00	2.500000000%
Webster Bank, National Association	$9,375,000.00	1.875000000%
Stifel Bank & Trust	$6,250,000.00	1.250000000%
Total	$500,000,000	100.000000000%

[Schedule I]

EXHIBIT A

ACKNOWLEDGEMENT AND AGREEMENT

October 16, 2020

Each Loan Party hereby acknowledges that it has reviewed the Second Amendment to Amended and Restated Credit Agreement dated as of October 16, 2020 to which this Acknowledgement and Agreement is attached as an exhibit (the “Second Amendment”) and hereby consents to the execution, delivery and performance thereof by the Borrower. Each Loan Party hereby confirms its obligation under each Loan Document to which it is a party and agrees that, after giving effect to the Second Amendment, neither the modification of the Credit Agreement or any other Loan Document effected pursuant to the Second Amendment, nor the execution, delivery, performance or effectiveness of the Second Amendment or any other Loan Document impairs the validity or effectiveness of any Loan Document to which it is a party or impairs the validity, effectiveness or priority of the Liens granted pursuant to any other Loan Document to which it is a party or by which it is otherwise bound. The representations and warranties of each Loan Party contained in Article V of the Second Amendment are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

[Signature Pages Follow]

DAVE & BUSTER’S HOLDINGS, INC.

By:	/s/ Robert Edmund
	Name:	Robert Edmund
	Title:	General Counsel, Secretary and SVP of Human Resources

Dave & Buster’s I, L.P.
Dave & Buster’s of Florida, L.P.
By: Dave & Buster’s, Inc., as its general partner

By:	/s/ Robert Edmund
	Name:	Robert Edmund
	Title:	General Counsel, Secretary and SVP of Human Resources

TANGO OF ARUNDEL, INC.
Dave & Buster’s of Maryland, Inc.

By:	/s/ Bryan McCrory
Name:	Bryan McCrory
Title:	President, Vice President, Secretary and Treasurer

D&B DELCO, LLC
D&B LEASING, INC.
D&B Marketing Company LLC
DANB Texas, Inc.
DAVE & BUSTER’S MANAGEMENT CORPORATION, INC.
DAVE & BUSTER’S INVESCO, LLC
DAVE & BUSTER’S PROCO, LLC

By:	/s/ Robert Edmund
Name:	Robert Edmund
Title:	President and Treasurer

[Signature Page to Second Amendment and Acknowledgement and Agreement]

DAVE & BUSTER’S OF ALABAMA, INC.
DAVE & BUSTER’S OF ALASKA, INC.
DAVE & BUSTER’S OF ARKANSAS, INC.
DAVE & BUSTER’S OF CALIFORNIA, INC.
DAVE & BUSTER’S OF COLORADO, INC.
DAVE & BUSTER’S OF CONNECTICUT, INC.
Dave & Buster’s of Georgia, InC.
Dave & Buster’s of Hawaii, Inc.
DAVE & BUSTER’S OF IDAHO, INC.
Dave & Buster’s of Illinois, Inc.
Dave & Buster’s of Indiana, Inc.
DAVE & BUSTER’S OF IOWA, INC.
Dave & Buster’s of Kansas, Inc.
Dave & Buster’s of KENTUCKY, Inc.
DAVE & BUSTER’S OF LOUISIANA, INC.
Dave & Buster’s of Massachusetts, Inc.
Dave & Buster’s of Nebraska, Inc.
DAVE & BUSTER’S OF NEVADA, INC.
DAVE & BUSTER’S OF NEW HAMPSHIRE, INC.
DAVE & BUSTER’S OF NEW JERSEY, INC.
DAVE & BUSTER’S OF NEW MEXICO, INC.
DAVE & BUSTER’S OF NEW YORK, INC.
Dave & Buster’s of Oklahoma, Inc.
Dave & Buster’s of Oregon, Inc.
Dave & Buster’s of Pennsylvania, Inc.
Dave & Buster’s of Pittsburgh, Inc.
DAVE & BUSTER’S OF PUERTO RICO, INC.
DAVE & BUSTER’S OF SOUTH CAROLINA, INC.
DAVE & BUSTER’S OF SOUTH DAKOTA, INC.
DAVE & BUSTER’S OF UTAH, INC.
Dave & Buster’s of Virginia, Inc.
Dave & Buster’s of Washington, Inc.
Dave & Buster’s of Wisconsin, Inc.
TANGO ACQUISITION, INC.
TANGO LICENSE CORPORATION
TANGO OF ARIZONA, INC.
TANGO OF FARMINGDALE, INC.
TANGO OF FRANKLIN, INC.
TANGO OF HOUSTON, INC.
TANGO OF NORTH CAROLINA, INC.
TANGO OF TENNESSEE, INC.
TANGO OF WESTBURY, INC.

By:	/s/ Robert Edmund
Name:	Robert Edmund
Title:	President and Treasurer

[Signature Page to Second Amendment and Acknowledgement and Agreement]

Composite Credit Agreement

See attached.

EXHIBIT B

Deal CUSIP: 23833EAQ7

Term Loan CUSIP: 23833EAS3

Revolving Facility CUSIP: 23833EAR5

Amended and Restated Credit Agreement

Dated as of August 17, 2017

as Amended pursuant to the
First Amendment to Credit Agreement Dated as of April 14, 2020
Second Amendment to Credit Agreement Dated as of October 16, 2020

among

Dave & Buster’s Holdings, Inc.,
as Holdings and a Guarantor,

Dave & Buster’s, Inc.,
as the Borrower

the Other Guarantors from Time to Time Parties Hereto,

the Lenders from Time to Time Parties Hereto,

Bank of America, N.A.,
as Administrative Agent,

Wells Fargo Bank, National Association,
as Syndication Agent

and

Fifth Third Bank
JPmorgan Chase Bank N.A.
Pnc Bank, National Association
BBVA Compass Bank
Suntrust Bank
and
U.S. Bank National Association,
as Co-Documentation Agents

BofA Securities, Inc.,
Wells Fargo Securities, LLC,
Regions Bank, N.A.
And
Capital One, N.A.,
As Joint Bookrunners And Joint Lead Arrangers

Table of Contents

		Page

SECTION 1. The Credit Facilities		1

Section 1.1	Term Loan Commitments	1

Section 1.2	Revolving Credit Commitments	2

Section 1.3	Letters of Credit	2

Section 1.4	Applicable Interest Rates	7

Section 1.5	Minimum Borrowing Amounts; Maximum Eurodollar Loans	9

Section 1.6	Manner of Borrowing Loans and Designating Applicable Interest Rates; Notice to the Administrative Agent	9

Section 1.7	Interest Periods	12

Section 1.8	Maturity of Loans	13

Section 1.9	Prepayments	14

Section 1.10	Default Rate	~~17~~18

Section 1.11	Evidence of Indebtedness	19

Section 1.12	Funding Indemnity	~~18~~19

Section 1.13	Commitment Terminations	~~19~~20

Section 1.14	Substitution of Lenders	~~19~~20

Section 1.15	Swing Loans	~~20~~20

Section 1.16	Incremental Facilities	22

Section 1.17	Defaulting Lenders	~~25~~26

Section 1.18	Term Loan Maturity Extensions	~~27~~28

Section 1.19	Revolving Credit Termination Date Extensions	~~29~~29

Section 1.20	Refinancing/Replacement Facilities	~~32~~32

Section 1.21	Certain Permitted Term Loan Repurchases	36

SECTION 2. Fees		~~37~~37

Section 2.1	Fees	~~37~~37

SECTION 3. Place and Application of Payments		~~38~~38

Section 3.1	Place and Application of Payments	~~38~~38

SECTION 4. Joint and Several Obligors, Guarantees and Collateral		~~39~~40

Section 4.1	Guarantees	~~39~~40

Section 4.2	Collateral	~~39~~41

Section 4.3	Liens on Real Property	~~41~~41

Section 4.4	Further Assurances	~~41~~41

i

SECTION 5. Definitions, Interpretations; Accounting Terms		~~41~~42

Section 5.1	Definitions	~~41~~42

Section 5.2	Interpretation	~~83~~84

Section 5.3	Accounting Principles	~~84~~86

Section 5.4	Determination of Compliance with Certain Covenants; Amounts	~~85~~86

Section 5.5	Letter of Credit Amounts	~~85~~86

Section 5.6	Interest Rates	~~85~~87

SECTION 6. Representations and Warranties		~~85~~87

Section 6.1	Organization and Qualification	~~85~~87

Section 6.2	Subsidiaries	~~86~~87

Section 6.3	Authority and Validity of Obligations	~~86~~88

Section 6.4	Margin Stock; Federal Reserve Regulations; Use of Proceeds	~~87~~88

Section 6.5	Financial Reports	~~87~~88

Section 6.6	No Material Adverse Effect	~~87~~89

Section 6.7	Full Disclosure	~~87~~89

Section 6.8	Intellectual Property	~~88~~89

Section 6.9	Governmental Authority and Licensing	~~88~~89

Section 6.10	Good Title; Ownership of Property	~~88~~89

Section 6.11	Litigation and Other Controversies	~~88~~90

Section 6.12	Taxes	~~88~~90

Section 6.13	Approvals	~~88~~90

Section 6.14	Collateral Documents; Creation, Perfection and Validity of Liens	~~89~~90

Section 6.15	Investment Company	~~89~~91

Section 6.16	ERISA; Labor Matters	~~89~~91

Section 6.17	Compliance with Laws; Environmental Matters; OFAC	~~90~~91

Section 6.18	Other Agreements	~~90~~92

Section 6.19	Solvency	~~90~~92

Section 6.20	No Default	~~90~~92

Section 6.21	PATRIOT Act; FCPA	~~91~~92

Section 6.22	Insurance Matters	~~91~~92

Section 6.23	EEA Financial Institutions	~~91~~92

Section 6.24	Beneficial Ownership Certification	~~91~~92

SECTION 7. Conditions Precedent		~~91~~93

Section 7.1	All Credit Events	~~91~~93

Section 7.2	Conditions to Effectiveness of Amendment and Restatement	~~92~~93

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SECTION 8. Covenants		~~94~~95

Section 8.1	Maintenance of Business	~~94~~95

Section 8.2	Maintenance of Properties	~~94~~95

Section 8.3	Taxes and Assessments	~~94~~96

Section 8.4	Insurance	~~94~~96

Section 8.5	Financial Reports	~~95~~96

Section 8.6	Inspection; Lender Conference Calls	~~99~~100

Section 8.7	Borrowings and Guarantees	~~99~~101

Section 8.8	Liens	~~103~~105

Section 8.9	Investments, Acquisitions, Loans and Advances	~~106~~108

Section 8.10	Mergers, Consolidations and Sales	~~109~~111

Section 8.11	[Reserved]	~~111~~113

Section 8.12	Dividends and Certain Other Restricted Payments	~~111~~113

Section 8.13	ERISA	~~114~~115

Section 8.14	Compliance with Laws	~~114~~115

Section 8.15	Burdensome Contracts With Affiliates	~~115~~116

Section 8.16	No Changes in Fiscal Year	~~116~~118

Section 8.17	Formation of Subsidiaries; Further Assurances	~~117~~118

Section 8.18	Change in the Nature of Business	~~117~~119

Section 8.19	Use of Proceeds	~~117~~119

Section 8.20	No Restrictions	~~118~~119

Section 8.21	Payments of Other Indebtedness; Modifications of Organizational Documents and Other Documents	~~119~~121

Section 8.22	Financial Covenants	~~120~~121

Section 8.23	Holdings	~~120~~122

Section 8.24	Anti-Corruption Laws	~~121~~122

SECTION 9. Events of Default and Remedies		~~121~~122

Section 9.1	Events of Default	~~121~~122

Section 9.2	Non-Bankruptcy Defaults	~~123~~124

Section 9.3	Bankruptcy Defaults	~~123~~125

Section 9.4	Collateral for Undrawn Letters of Credit	~~123~~125

Section 9.5	Notice of Default	~~124~~126

SECTION 10. Change in Circumstances.		~~124~~126

Section 10.1	Change in Law	~~124~~126

Section 10.2	Inability to Determine Rates	~~125~~126

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Section 10.3	Increased Cost and Reduced Return	~~127~~130

Section 10.4	Lending Offices	~~128~~131

Section 10.5	Discretion of Lender as to Manner of Funding	~~128~~131

Section 10.6	Mitigation	~~128~~131

SECTION 11. The Administrative Agent and the Collateral Agent		~~129~~132

Section 11.1	Appointment and Authorization of Administrative Agent and Collateral Agent	~~129~~132

Section 11.2	Administrative Agent in its Individual Capacity	~~130~~134

Section 11.3	Exculpatory Provisions	~~131~~134

Section 11.4	Reliance by Agent	~~132~~135

Section 11.5	Delegation of Duties	~~132~~135

Section 11.6	Successor Agent	~~132~~135

Section 11.7	Non-Reliance on Agent, the Arrangers and Other Lenders	~~133~~137

Section 11.8	Name Agents; No Other Duties, Etc.	~~134~~137

Section 11.9	Withholding Taxes	~~134~~137

Section 11.10	Lender’s Representations, Warranties and Acknowledgements	~~135~~138

Section 11.11	Collateral Documents and Guaranty	~~135~~138

Section 11.12	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	~~137~~140

Section 11.13	Certain ERISA Matters	~~138~~141

SECTION 12. The Guarantees		~~139~~142

Section 12.1	The Guarantees	~~139~~142

Section 12.2	Guarantee Unconditional	~~139~~142

Section 12.3	Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances	~~140~~143

Section 12.4	Subrogation	~~141~~144

Section 12.5	Waivers	~~141~~144

Section 12.6	Limit on Recovery	~~141~~144

Section 12.7	Stay of Acceleration	~~142~~144

Section 12.8	Benefit to Guarantors	~~142~~145

Section 12.9	Guarantor Covenants	~~142~~145

SECTION 13. Miscellaneous		~~142~~145

Section 13.1	Taxes	~~142~~145

Section 13.2	No Waiver, Cumulative Remedies	~~144~~147

Section 13.3	Non-Business Days	~~145~~147

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Section 13.4	Documentary Taxes	~~145~~148

Section 13.5	Survival of Representations	~~145~~148

Section 13.6	Survival of Indemnities	~~145~~148

Section 13.7	Sharing of Set-Off	~~146~~149

Section 13.8	Notices	~~146~~149

Section 13.9	Counterparts	~~148~~151

Section 13.10	Successors and Assigns	~~148~~151

Section 13.11	Participants	~~148~~152

Section 13.12	Assignments by Lenders	~~149~~152

Section 13.13	Amendments	~~153~~156

Section 13.14	Headings	~~155~~158

Section 13.15	Costs and Expenses; Indemnification	~~155~~158

Section 13.16	Set-off	~~157~~159

Section 13.17	Entire Agreement	~~157~~160

Section 13.18	Governing Law	~~157~~160

Section 13.19	Severability of Provisions	~~157~~160

Section 13.20	Excess Interest	~~158~~161

Section 13.21	Construction	~~158~~161

Section 13.22	Lender’s and L/C Issuer’s Obligations Several	~~158~~161

Section 13.23	Submission to Jurisdiction; Waiver of Jury Trial	~~159~~161

Section 13.24	USA PATRIOT Act	~~159~~162

Section 13.25	Confidentiality	~~160~~163

Section 13.26	No Advisory or Fiduciary Responsibility	~~161~~163

Section 13.27	Electronic Execution of Assignments and Certain Other Documents	~~161~~164

Section 13.28	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~162~~164

Section 13.29	Effect on Amendment and Restatement	~~162~~165

Section 13.30	Judgment Currency	~~163~~166

Section 13.31	Acknowledgement Regarding Any Supported QFCs	~~164~~166

v

Exhibit A	—	Notice of Payment Request
Exhibit B	—	Notice of Borrowing
Exhibit C	—	Notice of Continuation/Conversion
Exhibit D-1	—	Term Note
Exhibit D-2	—	Revolving Note
Exhibit D-3	—	Swing Note
Exhibit E	—	Compliance Certificate
Exhibit F	—	Additional Guarantor Supplement
Exhibit G	—	Assignment and Assumption
Exhibit H	—	Commitment Amount Increase Notice
Exhibit I	—	Auction Procedures
Exhibit J	—	Prepayment Notice
Exhibit K	—	Swing Loan Notice

Schedule 1	—	Commitments
Schedule 5.1(a)	—	Immaterial Subsidiaries
Schedule 5.1(c)	—	Unrestricted Subsidiaries
Schedule 6.2	—	Subsidiaries
Schedule 6.8	—	Intellectual Property
Schedule 6.14(a)	—	Filing Offices (Financing Statements)
Schedule 7.2(l)	—	Opinions of Counsel
Schedule 8.7	—	Permitted Surviving Indebtedness
Schedule 8.8	—	Existing Liens
Schedule 8.9	—	Certain Investments
Schedule 8.15	—	Transactions with Affiliates
Schedule 13.8	—	Certain Addresses for Notices
Schedule 13.29	—	Existing Letters of Credit

Credit Agreement

This Amended and Restated Credit Agreement is entered into as of August 17, 2017, by and among Dave & Buster’s Holdings, Inc., a Delaware corporation (“Holdings”), Dave & Buster’s, Inc., a Missouri corporation, as the borrower (the “Borrower”), the direct and indirect Subsidiaries of the Borrower from time to time party to this Agreement, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, Swing Line Lender and/or L/C Issuer, Bank of America, N.A., as administrative agent as provided herein (the “Administrative Agent”), and Wells Fargo Bank, National Association, as syndication agent. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

Preliminary Statement

(A)            The Loan Parties are party to that certain Credit Agreement, originally dated as of May 15, 2015 (as amended, restated or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), among Holdings, the Borrower, the other Loan parties party thereto, Bank of America, N.A., as administrative agent for the lenders, and the lenders from time to time party thereto, pursuant to which the lenders and the issuing banks thereunder have made available certain extensions of credit. The Loan Parties have requested that the Lenders agree to amend and restate the Existing Credit Agreement to make certain modifications, as set forth below.

(B)            The proceeds of the Loans, will be used (i) to refinance all indebtedness outstanding under the Existing Credit Agreement, (ii) to pay fees and expenses related to the foregoing and (iii) for general business purposes.

(C)            The Lenders have agreed to amend and restate the Existing Credit Agreement, all upon terms and conditions set forth in this Agreement. Accordingly, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Lenders, the Administrative Agent, the Collateral Agent and the Loan Parties hereby agree as follows:

SECTION 1.            The Credit Facilities.

Section 1.1             Term Loan Commitments. Subject to the terms and conditions hereof, each Term Loan Lender, by its acceptance hereof, severally agrees to make a loan (individually a “Term Loan” and collectively the “Term Loans”) in U.S. Dollars to the Borrower in an amount not to exceed such Term Loan Lender’s Term Loan Commitment; provided that the obligation of each Term Loan Lender which is a Rollover Lender to make such Term Loan shall be deemed to be satisfied up to an amount of its Existing 2015 Term Loans by the execution and delivery to the Administrative Agent of a duly completed signature page to this Agreement with the aggregate principal amount of its Existing 2015 Term Loans to be exchanged for Term Loans under this Agreement (and the Term Loans of such Rollover Lender shall be deemed made on the Closing Date of this Agreement). The Term Loans pursuant to the Term Loan Commitments in effect on the Closing Date shall be advanced in a single Borrowing on the Closing Date. As provided in Section 1.6(a), the Borrower may elect that the Term Loans be outstanding as Base Rate Loans or Eurodollar Loans. No amount repaid or prepaid on any Term Loan may be reborrowed.

Section 1.2             Revolving Credit Commitments. Subject to the terms and conditions hereof, each Revolving Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Revolving Loan” and collectively the “Revolving Loans”) in U.S. Dollars to the Borrower from time to time before the Revolving Credit Termination Date applicable to such Class of Revolving Credit Commitment ~~(but not during the Financial Covenant Suspension Period)~~ on a revolving basis up to the amount of such Revolving Lender’s Revolving Credit Commitment of the applicable Class, subject to any increases or reductions thereof pursuant to the terms hereof; provided that with respect to any Revolving Loans to be advanced on the Closing Date the obligation of each Revolving Lender which is a Rollover Lender to make such Revolving Loans shall be deemed to be satisfied up to an amount of its Existing 2015 Revolving Loans by the execution and delivery to the Administrative Agent of a duly completed signature page to this Agreement with the aggregate principal amount of its Existing 2015 Revolving Loans to be exchanged for Revolving Loans advanced on the Closing Date under this Agreement (and the Existing 2015 Revolving Loans of such Rollover Lender shall be continued under this Agreement once the Closing Date has occurred). The sum of the aggregate principal amount of Revolving Loans, Swing Loans, and the U.S. Dollar Equivalent of all L/C Obligations of any Class at any time outstanding shall not exceed the aggregate Revolving Credit Commitments of such Class in effect at such time. Each Borrowing of Revolving Loans of any Class shall be made ratably by the relevant Revolving Lenders in proportion to their respective Revolver Percentages. As provided in Section 1.6(a), the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date applicable to such Class of Revolving Credit Commitment, subject to the terms and conditions hereof. With respect to any Borrowing of Revolving Loans of any Class made (i) on the Closing Date, the Borrower may use the proceeds thereof to finance a portion of the Transactions and (ii) on and after the Closing Date, the Borrower may use the proceeds thereof to finance the ongoing working capital and purchase price adjustments and other general corporate purposes of the Borrower and its Subsidiaries (including to finance Permitted Acquisitions, capital expenditures, investments, Restricted Payments and for such other legal purposes as are permitted or not prohibited hereunder).

Section 1.3             Letters of Credit.

(a)            General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit Facility of such Class, the L/C Issuer shall, in reliance upon the agreements of the Lenders set forth in this Section 1.3, (i) issue commercial or standby Letters of Credit for the account of the Borrower for use by the Borrower or one or more of its Subsidiaries and (ii) honor drawings under the Letters of Credit in accordance with such Letter of Credit; provided that ~~(and subject to clause (l) below)~~ at the time of issuance of any Letter of Credit (or an amendment to an existing Letter of Credit that increases the face amount thereof), the U.S. Dollar Equivalent of the aggregate undrawn face amount of all outstanding Letters of Credit (after giving effect to such issuance or amendment) does not exceed the L/C Sublimit of such Class. Each Letter of Credit shall be issued by the L/C Issuer, but each Revolving Lender in respect of such Class shall be obligated to reimburse the L/C Issuer for such Revolving Lender’s Revolver Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the relevant Revolving Credit Commitment of each Lender pro rata in an amount equal to its Revolver Percentage of the U.S. Dollar Equivalent of all L/C Obligations then outstanding.

(b)            Applications.

(i)            At any time before the relevant Revolving Credit Termination Date (including, for the avoidance of doubt, on the Closing Date), the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in U.S. Dollars, Canadian Dollars or such other currency as is acceptable to the L/C Issuer (Canadian Dollars and such other currencies acceptable to the L/C Issuer from time to time are referred to herein as “Eligible Foreign Currencies”), in a form reasonably satisfactory to the L/C Issuer and the Borrower, with expiration dates (or which are cancelable) no later than the earlier of (x) 12 months from the date of issuance or last extension, or such later time as may be agreed by the Required Revolving Lenders and (y) seven (7) Business Days prior to the Revolving Credit Termination Date, in an aggregate face amount as set forth in Section 1.3(a), upon the receipt of an application duly executed by the Borrower, and, if such Letter of Credit is for the account of one of the Subsidiaries, such Subsidiary, for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”). Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.1 and (ii) except as otherwise provided in Section 1.9(b)(~~iv~~v) and (b)(~~vi~~vii), before the occurrence and continuance of an Event of Default, the L/C Issuer will not call for the funding by the Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder. The L/C Issuer agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower, subject to the conditions of Section 7.1 and the other terms of this Section 1.3.

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(ii)            If the Borrower so requests in any applicable Application, the L/C Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”) in accordance with the provisions hereof; provided that, any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued, but which date shall be at least ten (10) Business Days prior to the maturity of such Auto-Extension Letter of Credit. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit expiration date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 7.1 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(c)            The Reimbursement Obligations. Subject to Section 1.3(b), the obligation of the Borrower to reimburse the L/C Issuer for all drawings (for the avoidance of doubt, excluding any fees and expenses incurred by the L/C Issuer in connection therewith) under a Letter of Credit (a “Reimbursement Obligation”) and reimbursement of the Reimbursement Obligations shall be made by no later than 1:00 p.m. (New York time) on the Business Day immediately following the date that the Borrower receives notice that such drawing is made (or, if such notice is received less than two hours prior to the deadline for requesting Base Rate Loans pursuant to Section 1.6, on the second Business Day immediately following the date the Borrower receives such notice), in U.S. Dollars in funds that are immediately available at the Administrative Agent’s principal office in New York, New York or such other office as the Administrative Agent may designate in writing to the Borrower (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds). As to any Letter of Credit payable in an Eligible Foreign Currency, the Reimbursement Obligation shall be payable in either (i) the U.S. Dollar Equivalent of the relevant amount of such Eligible Foreign Currency at the rate of exchange then current in New York, New York for transfers of such Eligible Foreign Currency to the place of payment or (ii) such Eligible Foreign Currency. If the Borrower does not inform the L/C Issuer that it intends to timely reimburse the amount of any drawing under a Letter of Credit in accordance with this Section 1.3(c) from its own funds, the Administrative Agent shall promptly notify each relevant Revolving Lender of the date of such drawing, the amount of such Reimbursement Obligation, and the amount of such Revolving Lender’s Revolver Percentage thereof and the Borrower shall be deemed to have requested a Borrowing of Revolving Loans in the form of Base Rate Loans to be disbursed on the date of such drawing in an amount equal to the U.S. Dollar Equivalent of such Reimbursement Obligation (without regard to the minimums and multiples specified in Section 1.5) and such Reimbursement Obligation shall be deemed discharged, subject to (x) the aggregate amount of Revolving Credit Commitments of such Class available at such time and (y) the conditions set forth in Section 7.1 (it being understood that the failure of the Borrower to pay the L/C Issuer the Reimbursement Obligation from its own funds and any delay in the payment of any Reimbursement Obligation beyond the date and time due shall not constitute a Default or an Event of Default hereunder to the extent a Base Rate Loan is disbursed in accordance with this Section 1.3(c)); provided that with respect to any Reimbursement Obligations that are not reimbursed by a Borrowing of Revolving Loans, such Reimbursement Obligations that are not so reimbursed shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the Default Rate as set forth in Section 1.10. If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their Participating Interest therein in the manner set forth in Section 1.3(d), then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.3(d).

3

(d)            The Participating Interests. Each Revolving Lender (other than the Revolving Lender acting as L/C Issuer in issuing the relevant Letter of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Revolving Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Revolver Percentage of such Class, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer in respect of such Class. Upon any failure by the Borrower to pay any Reimbursement Obligation (or if such Reimbursement Obligation is not reimbursed with Revolving Loans pursuant to Section 1.3(c)) at the time required on the date the related drawing is to be paid as set forth in Section 1.3(c), or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (New York time) or, if such certificate is received after such time, not later than 1:00 p.m. (New York time) on the following Business Day, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of the U.S. Dollar Equivalent of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the related payment was made by the L/C Issuer to the date two (2) Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Effective Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Alternate Base Rate in effect for each such day. Each such Participating Lender shall thereafter be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Revolver Percentage thereof as a Revolving Lender hereunder. The several obligations of the Participating Lenders to the L/C Issuer under this Section 1.3 shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set off, counterclaim or defense to payment which any Participating Lender may have or have had against the Borrower, the L/C Issuer, the Administrative Agent, any Revolving Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Revolving Credit Commitment of any Revolving Lender, and each payment by a Participating Lender under this Section 1.3 shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)            Manner of Requesting a Letter of Credit. The Borrower shall provide at least three (3) Business Days’ (or such shorter period as may be reasonably agreed to by the Administrative Agent) advance written notice to the Administrative Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Borrower and, in the case of an amendment, extension or an increase in the amount of a Letter of Credit, a written request therefor, in a form reasonably acceptable to the Administrative Agent and the L/C Issuer. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.

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(f)            Obligations Absolute. The Borrower’s obligation to reimburse Reimbursement Obligations as provided in Section 1.3(c) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 1.3, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, or the L/C Issuer shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct or material breach of its obligations under this Agreement or the applicable Application on the part of the L/C Issuer (as determined by a final, non-appealable judgment of a court of competent jurisdiction) or action not in accordance with the standards of reasonable care specified in, as applicable, the Uniform Customs and Practice for Documentary Credits (2007 Revision), ICC Publication 600 (or any replacement publication) or the International Standby Practices, International Chamber of Commerce Publication No. 590 (ISP98) by, the L/C Issuer, the L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)            Replacement of the L/C Issuer. The L/C Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced L/C Issuer (provided that no consent of the replaced L/C Issuer will be required if there are no outstanding L/C Obligations owed to such replaced L/C Issuer at the time of such replacement) and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer. From and after the effective date of any such replacement (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement and any Letters of Credit outstanding on the date of such replacement, but shall not be required to issue additional Letters of Credit or to renew or extend Letters of Credit outstanding on the date of such replacement.

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(h)            Provisions Related to New Revolving Credit Commitments, Extended Revolving Credit Commitments and Replacement Revolving Credit Commitments. If the maturity date in respect of any Class of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (x) if one or more other Classes of Revolving Credit Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase Participating Interest therein and to make Revolving Loans and payments in respect thereof pursuant to Section 1.3(c) and (d)) under (and ratably participated in by Lenders pursuant to) the relevant Revolving Credit Commitments in respect of such non-terminating Classes up to an aggregate amount not to exceed the aggregate principal amount of the Unused Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (y) to the extent not reallocated pursuant to immediately preceding clause (x), the Borrower shall make arrangements reasonably satisfactory to the L/C Issuer to cash collateralize or otherwise backstop any such Letter of Credit. Commencing with the maturity date of any Class of Revolving Credit Commitments, if not previously determined, the sublimit for Letters of Credit shall be agreed with the administrative agent under the extended Classes.

(i)             Obligation to Issue L/Cs. The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(i)            any order, judgment or decree of any governmental authority or arbitrator shall by its terms enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any law applicable to the L/C Issuer or any request or directive (having the force of law) from any governmental authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it (for which the L/C Issuer is not otherwise compensated hereunder);

(ii)            the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally, which policies have been implemented in good faith and apply generally to similarly situated borrowers; or

(iii)            except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $10,000, in the case of a commercial Letter of Credit, or $100,000, in the case of a standby Letter of Credit.

(j)             Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

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(k)            Conflicts with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

~~(l)            Financial Covenant Suspension Period. Notwithstanding anything to the contrary in this Section 1.3, no Letters of Credit shall be issued during the Financial Covenant Suspension Period, other than (i) to renew existing Letters of Credit without increasing the face amount thereof or (ii) to renew or increase the face amount of standby Letters of Credit supporting the financing of insurance premiums of the Restricted Group in an increased aggregate face amount not to exceed $3,000,000 (for a total aggregate face amount for such Letters of Credit not to exceed $4,500,000).~~

Section 1.4             Applicable Interest Rates.

(a)            Base Rate Loans. Subject to Section 1.10, each Base Rate Loan made or maintained by a Lender shall bear interest for each day during each Interest Period it is outstanding (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Eurodollar Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate from time to time in effect, payable in arrears, on the last day of each of March, June, September and December and at maturity (whether by acceleration or otherwise).

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted Eurodollar Rate (without giving effect to clause (b) of the definition thereof) for a Eurodollar Loan with a one-month interest period (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted Eurodollar Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the then applicable or the Adjusted Eurodollar Rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Effective Rate or the then applicable Adjusted Eurodollar Rate, respectively.

“Base Rate” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%; and if Base Rate shall be less than 1.00%, such rate shall be deemed 1.00% for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 10.2, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

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(b)            Eurodollar Loans. Subject to Section 1.10, each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted Eurodollar Rate applicable for such Interest Period, payable in arrears on the last day of the Interest Period and at maturity (whether by acceleration or otherwise) and, if the applicable Interest Period is longer than three months, on each day that would have been the last day of the Interest Period had the Interest Period been three months.

“Adjusted Eurodollar Rate” shall mean, with respect to any Eurodollar Loan for any Interest Period or any Base Rate Loan the interest rate on which is determined by reference to clause (c) of the definition of “Alternate Base Rate”, (a) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent to be equal to the Eurodollar Rate for such Eurodollar Rate Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Borrowing of Eurodollar Loans for such Interest Period.

“Eurodollar Rate” shall mean:

(i)            for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period) (“LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(ii)           for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two (2) London Banking Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; and

(iii)          if the Eurodollar Rate shall be less than 1.00%, such rate shall be deemed 1.00% for purposes of this Agreement.

“Statutory Reserves” shall mean, for any day during any Interest Period for any Eurodollar Loan or any Base Rate Loan the interest rate on which is determined by reference to clause (c) of the definition of “Alternate Base Rate”, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained, during such Interest Period under regulations issued from time to time (including “Regulation D”) issued by the Board of Governors of the Federal Reserve Bank of the United States (the “Reserve Regulations”) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion U.S. Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)). Borrowings of Eurodollar Loans shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under the Reserve Regulations.

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(c)            Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding if reasonably determined.

(d)            Retroactive Adjustments of Applicable Margin. If, as a result of any restatement or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender of the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 1.3 or 1.4 or under Section 9. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

Section 1.5             Minimum Borrowing Amounts; Maximum Eurodollar Loans. Each Borrowing of Base Rate Loans advanced under a Credit Facility shall be in an amount not less than $500,000, or such greater amount which is an integral multiple of $100,000 in excess thereof (or, in each case, such lesser amount then available); provided that the foregoing requirement shall not apply to Swing Loans. Each Borrowing of Eurodollar Loans advanced, continued or converted under a Credit Facility shall be in an amount equal to $2,000,000 or such greater amount which is an integral multiple of $500,000 in excess thereof. Without the Administrative Agent’s consent, there shall not be more than twelve (12) Borrowings of Eurodollar Loans outstanding hereunder at any one time.

Section 1.6             Manner of Borrowing Loans and Designating Applicable Interest Rates; Notice to the Administrative Agent.

(a)            Committed Loan Notices. An Authorized Representative of the Borrower shall give irrevocable notice by (x) telephonic notice or (y) a Committed Loan Notice (provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice) to the Administrative Agent by no later than 12:00 noon (New York time): (i) at least three (3) Business Days before the date (or, one (1) Business Day in the case of any Borrowing of Eurodollar Loans to be made on the Closing Date) on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) at least one (1) Business Day before the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such Committed Loan Notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 1.5, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such Committed Loan Notices requesting the advance, continuation or conversion of or into a Borrowing to the Administrative Agent by facsimile (or other electronic transmission, if arrangements for doing so have been approved in writing by the Administrative Agent) substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form reasonably acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 12:00 noon (New York time) at least three (3) Business Days before the date of the requested continuation or conversion. All such Committed Loan Notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Loans in any such notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. The Borrower agrees that the Administrative Agent may rely on any such telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation. Except as otherwise provided herein, a Eurodollar Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Loan. During the existence of a Default, no Loan may be requested as, converted to or continued as Eurodollar Loans without the consent of the Required Lenders. After giving effect to all Borrowings, all conversions of Loans from one Type to another and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

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(b)            Notice to the Lenders. The Administrative Agent shall give prompt notice to each applicable Lender of any notice from the Borrower received pursuant to clause (a) above and, if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in clause (c) below. If a Committed Loan Notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each applicable Lender by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c)            Borrower’s Failure to Notify; Automatic Continuations and Conversions. Any outstanding Borrowing of Base Rate Loans shall automatically be continued for an additional Interest Period on the last day of its then current Interest Period unless the Borrower has notified the Administrative Agent within the period required by Section 1.6(a) that the Borrower intends to convert such Borrowing into a Borrowing of Eurodollar Loans or such Borrowing is prepaid in accordance with Section 1.9(a). If the Borrower fails to give notice pursuant to Section 1.6(a) of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 1.6(a) and such Borrowing is not prepaid in accordance with Section 1.9(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Loans. Upon delivery of written notice by the Required Lenders, no advance, continuation or conversion of a Borrowing of Eurodollar Loans shall be made if an Event of Default has occurred and is continuing. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Loans in any Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

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(d)            Disbursement of Loans. Not later than 1:00 p.m. (New York time) on the date of any requested advance of a new Borrowing, subject to Section 7.1 or 7.2 hereof, as applicable, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in New York, New York. The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower at the Administrative Agent’s principal office in New York, New York by depositing such proceeds to the credit of the Borrower’s operating account as notified in the applicable Notice of Borrowing or as the Borrower and the Administrative Agent may otherwise agree; provided that, if, on the date any Notice of Borrowing with respect to a Borrowing is given by the Borrower, there are outstanding Reimbursement Obligations (and, in lieu thereof, in substitution of, or in addition to, amounts funded by Participating Lenders under Section 1.3(d) to pay the Administrative Agent for the account of the applicable L/C Issuer unpaid or recaptured Reimbursement Obligations (the “Participating Interest Obligations”)), then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such Participating Interest Obligations and, once repaid in full, Reimbursement Obligations, and second, shall be made available to the Borrower as provided above.

(e)            Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon (New York time) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance herewith (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance herewith and at the time required hereunder) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(f)            Exchange/Rollover. Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent or such Lender.

(g)            Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

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Section 1.7             Interest Periods. As provided in Sections 1.6(a) and 1.15, at the time of each request to advance, continue or create by conversion a Borrowing of Eurodollar Loans or Swing Loans, the Borrower shall select in the relevant Committed Loan Notice or Notice of Continuation/Conversion, as applicable, an Interest Period applicable to such Loans from among the available options. The term “Interest Period” means the period commencing on the date a Borrowing of Loans is advanced, continued or created by conversion and ending: (a) in the case of Base Rate Loans, on the last day of the calendar quarter (i.e., the last day of March, June, September or December, as applicable) in which such Borrowing is advanced, continued or created by conversion (or on the last day of the following calendar quarter if such Loan is advanced, continued or created by conversion on the last day of a calendar quarter) and the final maturity date of such Base Rate Loans and (b) in the case of Eurodollar Loans, 1, 2, 3 or 6 months thereafter (in each case, subject to availability); provided, however, that:

(i)            any Interest Period for a Borrowing of Loans consisting of Base Rate Loans that otherwise would end after the final maturity date of such Loans shall end on the final maturity date of such Loans;

(ii)           no Interest Period with respect to any portion of Loans of any type shall extend beyond the final maturity date of such type of Loans;

(iii)          whenever the last day of any Interest Period in respect of Eurodollar Loans would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day; provided that if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day;

(iv)          for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end; and

(v)           with respect to Swing Loans, if the Borrower does not inform the Swing Line Lender that it intends to repay a Swing Loan on the last day of the applicable Interest Period from its own funds, the Administrative Agent shall promptly notify each Revolving Lender of the amount of such Swing Loan, and the amount of such Revolving Lender’s Revolver Percentage thereof and the Borrower shall be deemed to have requested a Borrowing of Revolving Loans in the form of Base Rate Loans to be disbursed on the date such Swing Loan was required to be repaid in an amount equal to such Swing Loan (without regard to the minimums and multiples specified in Section 1.5), subject to (x) the aggregate amount of Revolving Credit Commitments available at such time and (y) the conditions set forth in Section 7.1 (it being understood that the failure of the Borrower to repay such Swing Loan to the Swing Line Lender from its own funds at the end of the applicable Interest Period and any delay in the payment of any Swing Loan beyond the date and time when due shall not constitute a Default or an Event of Default hereunder to the extent a Base Rate Loan is disbursed in accordance with this Section 1.7(v)).

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Section 1.8             Maturity of Loans.

(a)            Scheduled Payments of Term Loans. The Borrower shall make principal payments on the Term Loans in installments on the last day of each March, June, September and December in each year, commencing with the calendar quarter ending December 31, 2017, with the amount of each such principal installment to equal the amount set forth in Column B below shown opposite of the relevant due date as set forth in Column A below (as adjusted from time to time in accordance with this Agreement):

Column B
Column A Payment Date	Scheduled Principal Payment On Term Loans
December 31, 2017	$3,750,000
March 31, 2018	$3,750,000
June 30, 2018	$3,750,000
September 30, 2018	$3,750,000
December 31, 2018	$3,750,000
March 31, 2019	$3,750,000
June 30, 2019	$3,750,000
September 30, 2019	$3,750,000
December 31, 2019	$3,750,000
March 31, 2020	$3,750,000
June 30, 2020	$3,750,000
September 30, 2020	$3,750,000
December 31, 2020	$3,750,000
March 31, 2021	$3,750,000
June 30, 2021	$3,750,000
September 30, 2021	$3,750,000
December 31, 2021	$3,750,000
March 31, 2022	$3,750,000
June 30, 2022	$3,750,000
August 17, 2022	Remaining aggregate outstanding principal amount of all Term Loans

, it being agreed that the final payment comprised of both principal and interest not sooner paid on the Term Loans shall be due and payable on August 17, 2022, the final maturity thereof. Each such principal payment shall be applied to the Lenders holding the Term Loans pro rata based upon their Term Loan Percentages of the Term Loans owed to them that are payable on such date (including exchange by the Rollover Lenders of the Existing 2015 Term Loans for Loans under this Agreement). If any New Term Loans are advanced pursuant to Section 1.16, the Borrower shall make principal payments on such New Term Loans as set forth in the Commitment Amount Increase Notice with respect thereto contemplated by, and as otherwise permitted by, Section 1.16 (and, in connection therewith, the amount of the scheduled installments payable with respect to the then existing Term Loans may be ratably increased by the aggregate principal amount of such New Term Loans and may be further increased on a pro rata basis in accordance with customary practice and to the extent necessary in the reasonable opinion of the Administrative Agent for all such Term Loans to be treated as one tranche). If any Extended Term Loans are made pursuant to Section 1.18, the Borrower shall make principal payments on the Extended Term Loans in installments on the dates and in the amounts set forth in the applicable Term Loan Extension Amendment. If any Refinancing Term Loans are made pursuant to Section 1.20(a), the Borrower shall make principal payments on Refinancing Term Loans in installments on the dates and in the amounts set forth in the applicable Refinancing Term Loan Amendment.

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For the avoidance of doubt, and notwithstanding anything to the contrary in the foregoing, from and after the Second Amendment Effective Date, the aggregate principal amount of Term Loans outstanding is $0.

(b)            Revolving Loans. Each Class of Revolving Loan, both for principal and interest not previously paid, shall mature and become due and payable by the Borrower on the Revolving Credit Termination Date for such Class.

(c)            Swing Loans. Subject to Section 1.7(v), each Swing Loan, both for principal and interest not previously paid, shall mature and become due and payable by the Borrower on the date that is ten (10) Business Days after such Swing Loan is made.

Section 1.9             Prepayments.

(a)            Optional. The Borrower may prepay in whole or in part (but, if in part, then: (A) if such Borrowing is of Base Rate Loan, in an amount not less than $500,000 (or $100,000 with respect to Swing Loans) (or, in each case, such lesser amount then outstanding), (B) if such Borrowing is of Eurodollar Loans, in an amount not less than $2,000,000 (or such lesser amount then outstanding) and (C) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Sections 1.5 and 1.15, as applicable, remains outstanding) (x) any Borrowing of Eurodollar Loans at any time upon at least three (3) Business Days prior notice (in a form substantially consistent with Exhibit J or otherwise reasonably acceptable to the Administrative Agent), such notice shall be irrevocable (subject to the last sentence of this paragraph) and shall be given no later than 12:00 noon (New York time) on such day by the Borrower to the Administrative Agent, (y) any Borrowing of Base Rate Loans (other than Swing Loans) at any time upon at least one (1) Business Days prior notice, such notice shall be irrevocable (subject to the last sentence of this paragraph) and shall be given no later than 12:00 noon (New York time) on such day by the Borrower to the Administrative Agent, and (z) any Borrowing of Swing Loans at any time upon prior notice, such notice shall be irrevocable (subject to the last sentence of this paragraph) and shall be given no later than 1:00 p.m. (New York time) on the day of such prepayment by the Borrower to the Administrative Agent, such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of the Term Loans or Eurodollar Loans or Swing Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 1.12. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under this Section 1.9(a) if such prepayment would have resulted from transactions, which transactions shall not be consummated or shall otherwise be delayed.

(b)            Mandatory.

(i)            If the Borrower or any Restricted Subsidiary shall at any time or from time to time make a Disposition (other than a Sale/Leaseback Transaction with respect to a Principal Owned Property which shall be subject to subsection (iii) below) or shall suffer an Event of Loss, then the Borrower shall promptly notify the Administrative Agent of such Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by the Borrower or any Restricted Subsidiary in respect thereof) and, within five (5) Business Days after the receipt of such Net Cash Proceeds, the Borrower shall prepay first, the relevant Term Loans, and second, the relevant Revolving Loans, together with a commensurate permanent reduction of the relevant Revolving Credit Commitments, in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds; provided that this subsection shall not require any such prepayment with respect to Net Cash Proceeds (x) received on account of Dispositions during any Fiscal Year of the Borrower not exceeding $2,500,000 in the aggregate or received on account of Events of Loss during any Fiscal Year of the Borrower not exceeding $2,500,000 in the aggregate and (y) other than during the Basket Suspension Period, in the case of any Disposition or Event of Loss not covered by clause (x) above, so long as no Event of Default has occurred and is continuing, if the Borrower (A) actually reinvests such Net Cash Proceeds, within 12 months of the receipt thereof, in assets that perform the same or similar function for the Borrower or a Restricted Subsidiary, to the extent such Net Cash Proceeds are actually reinvested in such assets or (B) states in a notice delivered within 12 months of the receipt of such Net Cash Proceeds, that the Borrower or a Restricted Subsidiary has committed to reinvest such Net Cash Proceeds in assets that perform the same or similar function in the business of the Borrower or a Restricted Subsidiary, to the extent such Net Cash Proceeds are actually reinvested in such assets within 18 months following the receipt thereof. Promptly after the end of such 12-month or 18-month period, as applicable, the Borrower shall notify the Administrative Agent whether the Borrower or a Restricted Subsidiary has reinvested such Net Cash Proceeds in such assets, and, to the extent such Net Cash Proceeds have not been so reinvested, the Borrower shall promptly prepay first, the relevant Term Loans, and second, the relevant Revolving Loans, together with a commensurate permanent reduction of the relevant Revolving Credit Commitments, in the amount of such Net Cash Proceeds in excess of the applicable $2,500,000 basket described above not so reinvested. The amount of each such prepayment shall be applied to the relevant outstanding Term Loans and Revolving Loans (with a permanent reduction of the relevant Revolving Credit Commitments) in accordance with this Section 1.9 until paid in full.

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(ii)            If after the Closing Date the Borrower or any Restricted Subsidiary shall issue or incur any Indebtedness for Borrowed Money, other than Indebtedness for Borrowed Money permitted by Section 8.7 (including Indebtedness issued or incurred under Sections 1.16, 1.18 and 1.19 (but excluding Section 1.20 or any Indebtedness incurred as a Permitted Refinancing of all or a portion of existing Term Loans of any Class)), the Borrower shall promptly notify the Administrative Agent of the estimated Net Cash Proceeds of such issuance or incurrence. Within five (5) Business Days after receipt thereof, 100% of such Net Cash Proceeds shall be applied by the Borrower to prepay the relevant Term Loans and the relevant Revolving Loans (with a permanent reduction of the relevant Revolving Credit Commitments) in accordance with this Section 1.9 until paid in full. The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Lenders for any breach of Section 8.7 or any other terms of the Loan Documents.

(iii)           If the Borrower or any Restricted Subsidiary shall at any time or from time to time enter into a Sale/Leaseback Transaction with respect to a Principal Owned Property or sell the Equity Interests issued by a Principal Owned Property Holdco and thereafter lease the Principal Owned Property owned by such Principal Owned Property Holdco, other than any such transaction with respect to one or more Specified Sale/Leaseback Properties during the Basket Suspension Period (such transaction also referred to herein as a “Prepayment Sale/Leaseback Transaction”), in either case when the Total Leverage Ratio on a Pro-Forma Basis giving effect to such Prepayment Sale/Leaseback Transaction and the application of the Net Cash Proceeds thereof as of the last day of the most recently ended fiscal quarter for which financial statements are available on or prior to the date such Prepayment Sale/Leaseback Transaction is consummated exceeds 2.50 to 1.00, the Borrower shall promptly notify the Administrative Agent of such Prepayment Sale/Leaseback Transaction (including the amount of the estimated Net Cash Proceeds to be received by the Borrower or any Restricted Subsidiary in respect thereof) and, within five (5) Business Days after the receipt of such Net Cash Proceeds, the Borrower shall prepay first, the relevant Term Loans, and second, the relevant Revolving Loans, together with a commensurate permanent reduction of the relevant Revolving Credit Commitments, in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds; provided, that this subsection (iii) shall not require any prepayment of Term Loans or Revolving Loans with the Net Cash Proceeds of a Prepayment Sale/Leaseback Transaction of a Principal Owned Property if the Borrower actually reinvests such Net Cash Proceeds, within nine months of the receipt thereof, in one or more other Principal Owned Properties. Promptly after the end of such nine-month period, the Borrower shall notify the Administrative Agent whether the Borrower or a Restricted Subsidiary has so reinvested such Net Cash Proceeds in such assets, and, to the extent such Net Cash Proceeds have not been so reinvested, the Borrower shall promptly prepay the relevant Term Loans or Revolving Loans in the amount of such Net Cash Proceeds received from the applicable Prepayment Sale/Leaseback Transaction. The amount of each such prepayment shall be applied to the relevant outstanding Term Loans and Revolving Loans (with a permanent reduction of the relevant Revolving Credit Commitments) in accordance with this Section 1.9 until paid in full.

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(iv)            At the end of any Business Day from and after the Second Amendment Effective Date until the end of the Basket Suspension Period, if Holdings, the Borrower and their Restricted Subsidiaries hold Unrestricted cash and Cash Equivalents in excess of $100,000,000, then the Borrower shall promptly (and in any event within two (2) Business Days) apply such amounts in excess of $100,000,000 first, to prepay outstanding Swing Loans, and second, to prepay outstanding Revolving Loans.

(v)            ~~(iv)~~ The Borrower shall, on each date any Revolving Credit Commitments are reduced pursuant to Section 1.13, prepay the Revolving Loans, Swing Loans, and, if necessary, pre-fund the L/C Obligations (or make other arrangements reasonably satisfactory to the L/C Issuer) by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans, Swing Loans, and U.S. Dollar Equivalent of all L/C Obligations then outstanding with respect to such Class to the amount to which such Revolving Credit Commitments have been so reduced.

(vi)            ~~(v)~~ Unless the Borrower otherwise directs, prepayments of Loans of any type under this Section 1.9(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 1.9(b) shall be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date of prepayment together with any amounts due to the Lenders under Section 1.12.

(vii)            ~~(vi)~~ If at any time the sum of the unpaid principal balance of the Revolving Loans, Swing Loans, and the U.S. Dollar Equivalent of all L/C Obligations then outstanding of any Class shall be in excess of the Revolving Credit Commitments of such Class in effect at such time, the Borrower shall immediately and without notice or demand pay over the amount of the excess to the Administrative Agent for the account of the Revolving Lenders as and for a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the Revolving Loans and Swing Loans until paid in full with any remaining balance to be held by the Administrative Agent in the Collateral Account as security for the Obligations owing with respect to the Letters of Credit.

(c)            Application of Payments. ~~Any~~Except as set forth in subsections (b)(i) and (b)(iii) above, any amount of Revolving Loans and Swing Loans paid or prepaid before the relevant Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid, and borrowed again. No amount of the Term Loans paid or prepaid may be reborrowed, and, in the case of any partial prepayment, (i) in the case of optional prepayments made pursuant to subsection (a) above, such prepayment shall be applied to the remaining amortization payments on the Term Loans of such Class in accordance with instructions of the Borrower (and in the event the Borrower fails to so instruct, such prepayment shall be applied to the remaining amortization payments on the Term Loans of such Class in direct order of maturity) and (ii) in the case of mandatory prepayments made pursuant to subsection (b) above, such prepayment shall be applied to the remaining amortization payments on the relevant Term Loans of such Class in direct order of maturity.

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(d)            Restricted Amounts. Notwithstanding anything herein to the contrary, all mandatory prepayments made pursuant to subsection (b) above, to the extent attributable to Foreign Subsidiaries, are subject to restrictions under the applicable local law, including financial assistance or corporate benefit provisions, restrictions on the making of dividends or other distributions of cash in respect of the Equity Interests of such Foreign Subsidiaries and the fiduciary and statutory duties of the directors of the relevant Foreign Subsidiaries. It is understood and agreed that if the Borrower or any Restricted Subsidiary would incur a material tax liability, including a deemed dividend pursuant to Section 956 of the Code, if all or a portion of the funds required to make a mandatory prepayment pursuant to clause (b) above were distributed as a dividend or a distribution or otherwise transferred in cash to the Borrower (a “Restricted Amount”), the amount the Borrower will be required to mandatorily prepay pursuant clause (b) above may, at the option of the Borrower, be reduced by the Restricted Amount until such time as such dividend, distribution or other transfer of such Restricted Amount may be made without incurring such tax liability.

(e)            Declined Proceeds. Notwithstanding anything contained herein to the contrary, in the event the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans or the Revolving Loans pursuant to Section 1.9(b)(i) or (~~ii~~iii), not less than two (2) Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower elects (or is otherwise required) to make such Waivable Mandatory Prepayment, the Borrower shall notify Administrative Agent of the amount of such prepayment, and Administrative Agent will promptly thereafter notify each Lender ~~holding an outstanding Term Loan~~ of the amount of such Lender’s pro rata share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Administrative Agent of its election to do so on or before the date that is one (1) Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Borrower shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment less the amount of the Declined Proceeds (as defined below), which amount shall be applied by the Administrative Agent to prepay the Term Loans or the Revolving Loans, as applicable, of those Lenders that have elected to accept such Waivable Mandatory Prepayment (which prepayment of Term Loans shall be applied to the scheduled installments of principal of the Term Loans in the applicable Class(es) of Term Loans in accordance with clause (c) above). The portion of the Waivable Mandatory Prepayment otherwise payable to those Lenders that have elected to exercise such option and decline such Waivable Mandatory Prepayment (such declined amounts, the “Declined Proceeds”) shall be retained by the Borrower for any purpose not prohibited by this Agreement.

(f)            Other Indebtedness. Notwithstanding anything to the contrary in this Section 1.9(b), any amounts required to be prepaid pursuant to clause (i), (ii) or (~~ii~~iii) of Section 1.9(b) shall be reduced pro rata by any amounts required to be prepaid under similar provisions contained in agreements governing indebtedness incurred pursuant to Section 8.7(n) or (o) to the extent permitted to be paid pursuant to the provisions of this Agreement.

Section 1.10            Default Rate. Notwithstanding anything to the contrary contained herein (and in lieu thereof), while any Event of Default pursuant to Section 9.1(a) (with respect to any principal, interest or fees), Section 9.1(j) or Section 9.1(k) has occurred and is continuing or after acceleration of the Obligations, the Borrower shall pay interest (after as well as before entry of judgment thereon and in any event to the extent permitted by law) on such overdue principal, interest or fees at a rate per annum (the “Default Rate”) equal to:

(a)            for any Base Rate Loan or any Swing Loan bearing interest based on the Alternate Base Rate, the sum of 2.0% plus the Applicable Margin plus the Alternate Base Rate from time to time in effect;

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(b)            for any Eurodollar Loan, the sum of 2.0% plus (x) until the end of the applicable Interest Period in effect immediately prior to such Event of Default, the Eurodollar Rate in effect thereon plus the Applicable Margin and (y) thereafter, the sum of 2.0% plus the Applicable Margin plus the Alternate Base Rate from time to time in effect;

(c)            for any Reimbursement Obligation, the sum of 2.0% plus the Applicable Margin for Revolving Loans plus the Alternate Base Rate from time to time in effect; and

(d)            for any Letter of Credit fee, the sum of 2.0% plus the Letter of Credit fee due under Section 2.1 with respect to such Letter of Credit.

While any such Event of Default has occurred and is continuing or after acceleration of the Obligations, accrued and unpaid interest having accrued at the Default Rate shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

Section 1.11            Evidence of Indebtedness.

(a)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b)            The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)            The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence, absent manifest error, of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)            Any Lender may request through the Administrative Agent that its Loans be evidenced by a promissory note or notes substantially in the forms of Exhibit D-1 (in the case of its Term Loan and referred to herein as a “Term Note”), Exhibit D-2 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”) or Exhibit D-3 (in the case of its Swing Loans and referred to herein as a “Swing Note”), as applicable (the Term Notes, Revolving Notes, and Swing Note being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender in the amount of the relevant Term Loan, Revolving Credit Commitment, or Swing Line Sublimit, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 13.12) be represented by one or more Notes payable to the payee named therein or any assignee pursuant to Section 13.12, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced solely as described in subsections (a) and (b) above.

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Section 1.12            Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender but excluding any loss of anticipated profit) as a result of:

(a)            any payment (including any scheduled payment of principal on Term Loans), continuation, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), or

(b)            any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan, or to convert a Base Rate Loan into a Eurodollar Loan on the date specified in a notice given pursuant to Section 1.6(a) or 1.15, then, upon the demand of such Lender made within thirty (30) days of the occurrence of any such loss, cost or expense, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any loss of profit) and any customary administrative fees charged by the Lender in connection with the foregoing. Such loss, cost or expense to any Lender shall be deemed to be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for U.S. Dollar deposits of a comparable amount and period from other banks in the eurodollar market. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) in accordance with the previous sentence and the amounts shown on such certificate shall be deemed prima facie correct, absent manifest error.

Section 1.13            Commitment Terminations. The Borrower shall have the right at any time and from time to time, upon prior irrevocable (subject to the last sentence of this paragraph) written notice to the Administrative Agent not later than 12:00 noon (New York time) five (5) Business Days prior to the date of termination or reduction, to terminate the Revolving Credit Commitments without premium or penalty and in whole or in part, to reduce such Revolving Credit Commitments, any partial termination to be (i) in an amount not less than $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (ii) allocated ratably among the Lenders in proportion to their respective Revolver Percentages of the relevant Class, as applicable, provided that such Revolving Credit Commitment may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans, Swing Loans, and L/C Obligations then outstanding in respect of such Class, except to the extent of any prepayment of Revolving Loans and Swing Loans or cash collateralization of L/C Obligations in connection therewith. Any termination of the Revolving Credit Commitments below the L/C Sublimit or Swing Line Sublimit then in effect with respect to such Class shall reduce the L/C Sublimit and Swing Line Sublimit, as applicable, to such amount. The Administrative Agent shall give prompt notice to each applicable Lender of any such termination of the relevant Revolving Credit Commitments. Any termination of the Commitments pursuant to this Section 1.13 may not be reinstated. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Revolving Credit Commitments of any Class if such termination would have resulted from transactions, which transactions shall not be consummated or otherwise shall be delayed.

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Section 1.14            Substitution of Lenders. In the event (a) any Lender fails to fund (i) its Revolver Percentage of a Borrowing of Revolving Loans at a time when all of the conditions precedent under Section 7.1 or 7.2, as applicable, have been satisfied or fails to fund its Revolver Percentage of amounts owed under Section 1.3 or 1.15 or (ii) any portion of its Term Loans pursuant to any outstanding Term Loan Commitment at a time when all conditions precedent applicable thereto have been satisfied, (b) the Borrower receives a claim from any Lender or any governmental authority on account of any Lender for compensation under Section 10.3 or 13.1, (c) the Borrower receives notice from any Lender of any illegality pursuant to Section 10.1, (d) any Lender is a Defaulting Lender or is otherwise in default in any material respect with respect to its obligations under the Loan Documents or (e) a Lender fails to consent to an amendment, waiver or other modification requested under Section 13.13 at a time when the Required Lenders (or the requisite Lenders whose consent is required under Section 13.13) have approved such amendment or waiver (any such Lender referred to in clause (a), (b), (c), (d) or (e) above, an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, (i) solely in the case of clause (a), (d) or (e), prepay the relevant Loans and/or terminate the relevant Commitments of such Affected Lender in respect of the relevant Credit Facility and the relevant Class thereunder, in any case at par plus accrued interest and fees, and additional amounts owed hereunder, but excluding any amount required by Section 1.12, if any or (ii) require, at the Borrower’s expense, any such Affected Lender to assign, at par plus accrued interest and fees, if any, (to be paid by the assignee) without recourse (other than as set forth in the applicable Assignment and Assumption), all of its interest, rights, and obligations hereunder in respect of the relevant Credit Facility and the relevant Class thereunder (including all of its relevant Commitments and the relevant Loans and Participating Interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents in respect of such Credit Facility and the relevant Class thereunder) to a Lender hereunder or an Eligible Assignee specified by the Borrower, provided that (w) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (x) the Borrower shall have received written consent of the Administrative Agent as required by Section 13.12, (y) the Borrower shall have paid to the Affected Lender all amounts (which, for the avoidance of doubt, shall exclude any amounts referred to under Section 1.12) other than such principal owing to such Affected Lender hereunder, and (z) the assignment is entered into in accordance with the other requirements of Section 13.12; provided that any assignment fees and reimbursable expenses due thereunder shall be paid by the assignee Lender, commercial bank or other financial institution, as the case may be. In the event that an Affected Lender does not comply with the requirements of this Section 1.14 within one (1) Business Day after receipt of notice of its status as an Affected Lender, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 13.12 on behalf of an Affected Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 13.12.

Section 1.15            Swing Loans.

(a)            Generally. Subject to the terms and conditions hereof (with determination of satisfaction of the conditions in Section 7.1 to be made by the Swing Line Lender in its sole discretion, unless otherwise directed by the Required Revolving Lenders), as part of the Revolving Credit Facility, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 1.15, will make loans in U.S. Dollars to the Borrower under the Swing Line Facility (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit, notwithstanding the fact that such Swing Loans, when aggregated with the Percentage of the aggregate outstanding principal amount of Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Swing Line Lender’s Commitment. The Swing Loans may be borrowed by the Borrower from time to time before the Revolving Credit Termination Date ~~(but not during the Covenant Suspension Period)~~ and Borrowings thereunder may be repaid and subsequently reborrowed before the Revolving Credit Termination Date ~~(but not during the Covenant Suspension Period)~~; provided that each Swing Loan must be repaid on the last day of the Interest Period applicable thereto. Each Swing Loan shall be in a minimum amount of $100,000 or such greater amount which is an integral multiple of $50,000.

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(b)            Interest on Swing Loans. Subject to Section 1.10, each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Alternate Base Rate plus the Applicable Margin for Base Rate Loans under the Revolving Credit Facility as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise).

(c)            Requests for Swing Loans. The Borrower shall give the Administrative Agent and the Swing Line Lender irrevocable prior notice (A) by telephone, (B) by written notice or (C) by electronic means; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of written notice no later than 1:00 p.m. (New York time) on the date upon which the Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan, and the Interest Period requested therefor. Subject to the terms and conditions hereof, the proceeds of such Swing Loan shall be made available to the Borrower on the date so requested at the offices of the Administrative Agent in New York, New York, by depositing such proceeds to the credit of the Borrower’s operating account maintained with the Administrative Agent or as the Borrower and the Administrative Agent may otherwise agree. Anything contained in the foregoing to the contrary notwithstanding, the undertaking of the Swing Line Lender to make Swing Loans shall be subject to all of the terms and conditions of this Agreement (provided that the Swing Line Lender shall not be obligated to make more than one Swing Loan during any one day and shall be entitled to assume that the conditions precedent to an advance of any Swing Loan have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders).

(d)            Refunding Loans. The Swing Line Lender (i) may, in its sole and absolute discretion (except as set forth in clause (ii) below), and (ii) shall, (x) upon the occurrence and continuation of an Event of Default set forth in Section 9.1(a) or after acceleration of the Obligations, at any time, or (y) if any Swing Loan shall be outstanding for more than five (5) Business Days or if any Swing Loan is or will be outstanding on a date when the Borrower requests that a Revolving Loan of such Class be made, in each case on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to act on its behalf for such purpose) and with notice to the Borrower and the Administrative Agent, request each Revolving Lender of such Class to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Revolver Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the Borrower, regardless of the existence of any other Event of Default, each such Lender shall make the proceeds of its requested Revolving Loan available to the Administrative Agent (for the account of the Swing Line Lender), in immediately available funds, at the Administrative Agent’s principal office in New York, New York, before 1:00 p.m. (New York time) on the Business Day following the day such notice is given. The Administrative Agent shall promptly remit the proceeds of such Borrowing to the Swing Line Lender to repay the outstanding Swing Loans.

(e)            Participations. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Swing Line Lender pursuant to Section 1.15(d) (because an Event of Default described in Section 9.1(j) or 9.1(k) exists with respect to the Borrower or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Administrative Agent, purchase from the Administrative Agent an undivided participating interest in the outstanding Swing Loans in an amount equal to its Revolver Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Revolver Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Swing Line Lender its participation in such Loan. The several obligations of the Lenders under this Section 1.15 shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against the Borrower, any other Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Commitments of any Lender, and each payment made by a Lender under this Section 1.15 shall be made without any offset, abatement, withholding or reduction whatsoever.

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(f)            Provisions Related to New Revolving Credit Commitments and Extended Revolving Credit Commitments. If the maturity date shall have occurred in respect of any Class of Revolving Credit Commitments at a time when another Class or Classes of Revolving Credit Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swing Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swing Loans as a result of the occurrence of such maturity date).

Section 1.16            Incremental Facilities.

(a)            ~~Other than during the Basket Suspension Period, the~~The Borrower may (A) prior to the Revolving Credit Termination Date of any Class, increase the aggregate outstanding amount of the existing Revolving Credit Commitments of such Class (any such increase, the “New Revolving Credit Commitments” and the revolving loans made thereunder, the “New Revolving Loans”) and/or (B) increase the aggregate outstanding principal amount of the Term Loans of any Class and/or establish one or more Classes of new term loan commitments (any such increase or new term loan commitment, the “New Term Loan Commitments” and the term loans made thereunder, the “New Term Loans”), in each case by delivering a Commitment Amount Increase Notice (a “Commitment Amount Increase Notice”) substantially in the form attached hereto as Exhibit H or in such other form reasonably acceptable to the Administrative Agent at least three (3) Business Days prior to the stated effective date, unless the Administrative Agent shall have determined in its sole discretion to accept such Commitment Amount Increase Notice on such effective date (the “Increased Amount Date”) such increase or new commitment (the “Commitment Amount Increase”) identifying (i) any existing Lenders and/or any new lender(s) (each, a “New Revolving Lender” or “New Term Lender,” as applicable), subject, in the case of New Revolving Lenders and New Term Lenders, to the reasonable consent of the Administrative Agent (and in the case of any New Revolving Lenders, the Swing Line Lender and L/C Issuer) to the extent such consent would be required under Section 13.12 in respect of an assignment hereunder and (ii) the amount of such Lender’s New Revolving Credit Commitment or New Term Loan Commitments and in the case of New Term Loans that are part of an existing Class of Term Loans, identifying such existing Class of Term Loans; provided, however, that:

(i)            any Commitment Amount Increase shall be in an amount not less than $5,000,000 (or such lesser amount which shall be approved by the Administrative Agent or represents all remaining availability under the limit set forth in this clause (i)) and in the aggregate for all such increases not greater than (A) $~~150,000,000~~50,000,000 (less the aggregate amount outstanding of Incremental Equivalent Debt incurred pursuant to clause (~~i~~A)(x) of the proviso to Section 8.7(o)), but any Commitment Amount Increase pursuant to this clause (A) shall only be permitted if, after giving effect thereto, the Secured Leverage Ratio (assuming, for this purpose, that all Revolving Credit Commitments are fully drawn) does not exceed 3.50:1.00, calculated on a Pro Forma Basis (which (i) if in connection with an Acquisition, shall be calculated as of the last day of the most recent fiscal quarter for which financial statements are available on or prior to the date of the definitive documentation for such Acquisition (or, if earlier, the applicable Increased Amount Date), (ii) shall assume that all debt incurred pursuant to this Section 1.16 and clause (A)(y) of the proviso to Section 8.7(o) is secured on a pari passu basis with the Credit Facilities and, if consisting of revolving commitments, is fully drawn, and (iii) shall exclude from the “net debt” portion of such pro forma calculation the cash proceeds from the borrowing of the Commitment Amount Increase), plus (B) in the case of any Commitment Amount Increase that effectively extends the Revolving Credit Termination Date or any maturity date with respect to any Class of Loans or commitments hereunder, an amount equal to the prepayment to be made with respect to any Term Loans and/or the permanent commitment reduction to be made with respect to the Revolving Credit Facility, in each case to be replaced with such Commitment Amount Increase, plus (C) additional amounts in U.S. Dollars so long as, after giving effect to such additional amounts, the Secured Leverage Ratio (assuming, for this purpose, that all Revolving Credit Commitments are fully drawn) does not exceed 2.75:1.00, calculated on a Pro Forma Basis (which (i) if in connection with an Acquisition, shall be calculated as of the last day of the most recent fiscal quarter for which financial statements are available on or prior to the date of the definitive documentation for such Acquisition (or, if earlier, the applicable Increased Amount Date), (ii) shall assume that all debt incurred pursuant to this Section 1.16 and clause (~~i~~A)(y) of the proviso to Section 8.7(o) is secured on a pari passu basis with the Credit Facilities and, if consisting of revolving commitments, is fully drawn, and (iii) shall exclude from the “net debt” portion of such pro forma calculation the cash proceeds from the borrowing of the Commitment Amount Increase) (with the Borrower to select, on the date such Commitment Amount Increase is obtained, utilization under clauses (A), (B) or (C) in its sole discretion),

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(ii)            except in connection with an Acquisition or other investment permitted hereunder on the applicable Increased Amount Date (in which case, Section 1.16(g) shall be applicable), (x) no Default or Event of Default shall have occurred and be continuing on the Increased Amount Date (both prior to and after giving effect to such Commitment Amount Increase) and (y) each of the representations and warranties set forth herein and in the other Loan Documents shall be true and correct in all material respects (or in all respects if otherwise qualified by “material” or “material adverse effect”) as of said time, except to the extent the same expressly relate to an earlier date (in which case, such representation and warranty shall be true and correct in all material respects as of such earlier date),

(iii)            with respect to any Commitment Amount Increase in respect of New Revolving Credit Commitments, the New Revolving Credit Commitments material terms shall have all of the same terms and conditions as such existing Revolving Credit Commitments,

(iv)            New Term Loans borrowed hereunder may be part of an existing Class of Term Loans, in which case such New Term Loans shall have all of the same terms and conditions as such existing Term Loans, or may constitute a new Class of Term Loans, in which case such New Term Loans shall have such terms and conditions as the Borrower and the applicable New Term Lenders shall agree (and which are satisfactory to the Administrative Agent (it being understood that terms not substantially consistent with the then-existing applicable Class of Term Loans which are applicable only after the maturity and payment in full of such Term Loans are acceptable to the Administrative Agent)); provided that:

(A)         the applicable maturity date of any such New Term Loans shall be no earlier than the final maturity date of the then outstanding Term Loans,

(B)          the Weighted Average Life to Maturity of all New Term Loans shall be no shorter than the Weighted Average Life to Maturity of the existing Term Loans,

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(C)          the interest rate applicable to the New Term Loans shall be determined by the Borrower and the applicable New Term Lenders; provided, however, that the interest rate (as determined by the Administrative Agent in accordance with this clause (C) and in consultation with the Borrower) applicable to any such New Term Loans shall not be greater than 50 basis points above the applicable interest rate (including the Applicable Margin) payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to any existing Term Loans unless the interest rate applicable to the existing Term Loans is increased (which increase shall not require the consent of any Lender or the Borrower) to the extent necessary so that the interest rate applicable to such New Term Loans is no greater than 50 basis points above the interest rates of the existing Term Loans; provided that in determining the applicable interest rate: (x) margins as well as all upfront and similar fees and original issue discount paid in the primary syndication of the Commitment Amount Increase or the existing Term Loans (based on an assumed four year average life to maturity for the applicable facilities), and any amendments to the Applicable Margin under this Agreement that became effective subsequent to the Closing Date but prior to the time of such Commitment Amount Increase shall be included in such calculation, (y) arrangement, commitment, structuring and underwriting fees and any amendment fees paid or payable to the Arrangers (or their affiliates) in its capacity as such in connection with any of the existing Term Loans or to one or more arrangers (or their affiliates) in their capacities as applicable to any Commitment Amount Increase shall be excluded from such calculation and (z) if the New Term Loans include an interest rate floor greater than that applicable to the existing Term Loans or Revolving Credit Commitments, such excess amount shall be equated to interest margin for determining the increase, and

(D)          the New Term Loans shall share ratably in any prepayments of the existing Term Loans unless the Borrower and the Lenders in respect of the New Term Loans elect lesser payments; and

(v)            the New Revolving Credit Commitments and/or New Term Loan Commitments will rank pari passu in right of payment and pari passu with respect to Liens on any Collateral with the existing Revolving Credit Commitments or existing Term Loans.

(b)           Any New Term Loans effected through the establishment of one or more new series of Term Loans on an Increased Amount Date shall be designated a separate Class of Term Loans for all purposes of this Agreement.

(c)            On any Increased Amount Date on which New Term Loans are made that constitute an increase to an existing Class of Term Loans (with all of the same terms and conditions as such existing Class of Term Loans), subject to the satisfaction of the foregoing terms and conditions, (i) each applicable existing Term Loan Lender and New Term Lender of such Class shall make a New Term Loan to the Borrower in an amount equal to its New Term Loan Commitment of such Class (it being understood that any New Term Loan Facility may provide for delayed draw term loans to be made on a date after the Increased Amount Date), (ii) any New Term Loan made by an existing Term Loan Lender and/or a New Term Lender pursuant to a Commitment Amount Increase shall be deemed a “Term Loan” for all purposes of this Agreement and (iii) each New Term Lender with a New Term Loan shall become a Lender with respect to such Class of New Term Loans and New Term Loan Facility and all matters relating thereto.

(d)            On any Increased Amount Date (or such later date as shall be applicable to any delayed draw Term Loan) on which any New Term Loans are made that constitute a new Class of Term Loans, subject to the satisfaction of the foregoing terms and conditions, (i) each applicable existing Term Loan Lender and New Term Lender of such Class shall make a New Term Loan to the Borrower in an amount equal to its New Term Loan Commitment (or, in the case of any delayed draw Term Loan, relevant portion thereof) of such Class, (ii) any New Term Loan of such Class made by an existing Term Loan Lender and/or a New Term Lender pursuant to a Commitment Amount Increase shall be deemed a “Term Loan” made pursuant to a separate Class of Term Credit Facility for all purposes of this Agreement and (iii) each New Term Lender with a New Term Loan shall become a Lender with respect to such Class of New Term Loans and New Term Loan Facility and all matters relating thereto.

(e)           On any Increased Amount Date on which any New Revolving Credit Commitments are effected as an increase to one or more existing Classes of Revolving Credit Commitments, subject to the satisfaction of the foregoing terms and conditions, (i) at such time and in such manner as the Borrower and the Administrative Agent shall agree, each of the existing Revolving Lender’s shall assign to each New Revolving Lender, and each New Revolving Lender shall purchase from each of the existing Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans of such Class outstanding on the date of such Increased Amount Date as shall be necessary such that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Lenders and New Revolving Lenders ratably in accordance with their Revolving Credit Commitments of such Class after giving effect to such Commitment Amount Increase, (ii) each New Revolving Credit Commitment obtained by a Revolving Lender pursuant to a Commitment Amount Increase shall be deemed for all purposes a Revolving Credit Commitment of such Class and each Loan made thereunder shall be deemed, for all purposes of this Agreement, a “Revolving Loan” and (iii) each Lender with a New Revolving Credit Commitment shall become a Lender with respect to such Class of New Revolving Credit Commitment and all matters relating thereto.

(f)           The Borrower agrees to pay the reasonable documented out-of-pocket expenses of the Administrative Agent relating to any Commitment Amount Increase. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to increase its Revolving Credit Commitment or advance New Term Loans and no Lender’s Revolving Credit Commitment shall be increased without its consent thereto, and each Lender may at its option, unconditionally and without cause, decline to increase its Revolving Credit Commitment or advance New Term Loans. Each Commitment Amount Increase Notice entered into in connection with any Commitment Amount Increase may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 1.16 and, for the avoidance of doubt, this Section 1.16 shall supersede any provisions of this Agreement (including, without limitation, Section 1.3, Section 1.9, Section 1.15, Section 3, Section 13.7 and Section 13.13) or any other Loan Document that may otherwise prohibit or conflict with any New Revolving Credit Commitment, New Term Loan Commitments or other increases in Term Loans or Revolving Credit Commitments as contemplated by this Section.

(g)            Notwithstanding anything to the contrary in this Agreement or any other provision of any Loan Document, if the proceeds of any New Term Loans are intended to be applied to finance an Acquisition or other investment permitted hereunder (x) with the consent of the Lenders providing such New Term Loans, the availability thereof may be subject to customary “SunGard” or “certain funds” conditionality, (y) the availability thereof may be subject to the existence of no Event of Default under Section 9.1(a), (j) or (k) and (z) compliance with the Secured Leverage Ratio will be determined as of the date of the execution of the definitive agreement with respect thereto.

Section 1.17 Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender then:

(a)            such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”, “Required Revolving Lenders” and “Required Term Lenders”;

(b)            all obligations of any such Defaulting Revolving Lender to purchase participations in or otherwise refinance or support such Swing Loans and Letters of Credit shall be reallocated among the non-Defaulting Revolving Lenders in accordance with their respective Revolver Percentages thereof, but only to the extent (i) the sum of the non-Defaulting Revolving Lenders’ Revolver Percentages of the aggregate outstanding amount of all Revolving Loans and all L/C Obligations do not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments and (ii) no non-Defaulting Revolving Lender’s Revolving Loans and L/C Obligations exceeds such Revolving Lender’s Revolving Credit Commitments; provided that no reallocation under this clause (b) shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation;

(c)            if the reallocation described in clause (b) above cannot, or can only partially, be effected, and the Administrative Agent shall not have sufficient cash collateral pursuant to Section 1.17(e) to secure the obligations of such Lender the Borrower shall, within three (3) Business Days following written notice by the Administrative Agent, at the Borrower’s option, (i) in the case of any Swing Loans, prepay any outstanding Swing Loans to the extent the obligations of the applicable Defaulting Lender to purchase participations in or otherwise refinance or support Swing Loans have not been reallocated pursuant to clause (b) above, (ii) cash collateralize such Defaulting Lender’s pro rata share of the obligations to purchase participations in or otherwise refinance or support Letters of Credit (after giving effect to any partial reallocation pursuant to clause (b) above) for so long as such obligations are outstanding or (iii) make other arrangements reasonably satisfactory to the Administrative Agent to protect the L/C Issuer or the Swing Line Lender, as the case may be, from the risk of non-payment by such Defaulting Lender;

(d)            if the obligations of the applicable Defaulting Revolving Lender to purchase Participating Interests in or otherwise refinance or support Letters of Credit are reallocated among the Non-Defaulting Lenders pursuant to clause (b) above, then the fees payable to the Lenders pursuant to Section 2.1(b) shall be adjusted in accordance with such non-Defaulting Revolving Lender’s Revolver Percentages;

(e)             any payment of principal, interest, fees, indemnity payments or other amounts received by the Administrative Agent for the account of such Defaulting Lender under the Loan Documents (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.16 shall be applied as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment, on a pro rata basis, of any amounts owing by such Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, to cash collateralize the L/C Issuer’s exposure and Swing Line Lender’s exposure with respect to such Defaulting Lender in accordance with Section 1.17(c); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the L/C Issuer’s and the Swing Line Lender’s future exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued and Swing Loans, as applicable, under this Agreement; sixth, to the payment of any amounts owing to the Lenders, any L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Reimbursement Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.1 were satisfied and waived, such payment shall be applied solely to pay the Loans of, and Reimbursement Obligations with respect to Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded Participating Interests in Letters of Credit and Swing Loans are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 1.17(b);

(f)            any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 1.17 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(g)            no such Defaulting Lender shall be entitled to receive any fee pursuant to Section 2 for any period during which that Lender is a Defaulting Lender (and no fees shall accrue for the account of such Defaulting Lender during the period that such Lender is a Defaulting Lender); provided that such Defaulting Lender shall be entitled to receive fees pursuant to Section 2.1(a) and (b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolver Percentage of the stated amount of Letters of Credit for which it has provided cash collateral in respect thereof; and

(h)            if the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their Revolver Percentages (without giving effect to Section 1.17(b)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lenders’ having been a Defaulting Lender.

Section 1.18           Term Loan Maturity Extensions.

(a)            Other than during the Basket Suspension Period, the Borrower may from time to time on any Business Day at least thirty (30) days before the final maturity date of the Term Loans of any Term Credit Facility request that all or a portion of the Term Loans of any such Term Credit Facility (the Term Loans of such Term Credit Facility that are requested to be converted, the “Existing Term Loans”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Existing Term Loans (any such Existing Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 1.18; provided that (i) the Borrower shall make such request for conversion and extension to all Lenders holding the Existing Term Loans and (ii) any such extension of a maturity date shall be for a minimum period of one (1) year. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (which shall provide a copy of such notice to each of the Lenders holding the Existing Term Loans) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established which shall be identical to the Existing Term Loans from which they are to be converted (unless (A) such terms are not less favorable to the Lenders of the Existing Term Loans or (B) such terms are only applicable to periods after the latest maturity date of the Existing Term Loans prior to the establishment of such Extended Term Loans) except (i) all or any of the principal installment payment dates of the Extended Term Loans may be delayed to later dates than (which, for the avoidance of doubt, shall be no earlier than) the corresponding scheduled principal installment payment dates of the Existing Term Loans from which they are to be converted (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 1.8 or in the Term Loan Extension Amendment, as the case may be, with respect to the Existing Term Loans from which such Extended Term Loans were converted), (ii) the interest rate applicable to the Extended Term Loans shall be determined by the Borrower and the applicable Lenders (iii) the Weighted Average Life to Maturity of the Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Existing Term Loans from which they are to be converted, and (iv) the Extended Term Loans shall share ratably in any prepayments (whether voluntary or mandatory) of the Existing Term Loans for which they are to be converted, unless the Borrower and the Lenders in respect of the Extended Term Loans elect lesser payments. No Lender shall have any obligation to agree to have any of its Existing Term Loans converted into Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans shall constitute a separate Class of Term Loans and Term Credit Facility from the Existing Term Loans and Term Credit Facility from which they were converted. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 1.18 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Term Loan Extension Request) and hereby acknowledge and agree that this Section 1.18 shall supersede any provisions of this Agreement (including, without limitation, Section 1.9, Section 3, Section 13.7 and Section 13.13) or any other Loan Document that may otherwise prohibit or conflict with any such Extended Term Loans or any other transaction contemplated by this Section.

(b)            The Borrower shall provide the applicable Term Loan Extension Request to the Administrative Agent at least ten (10) Business Days (or such shorter period as may be reasonably agreed to by the Administrative Agent) prior to the date on which Lenders holding the Existing Term Loans are requested to respond and the applicable Term Loan Extension Request shall be provided to the Lenders no later than twenty (20) days before the final maturity date of the Term Loans being extended. Any Lender (an “Extending Term Loan Lender”) wishing to have all or a portion of its Existing Term Loans subject to such Term Loan Extension Request converted into Extended Term Loans shall notify the Administrative Agent (a “Term Loan Extension Election”) on or prior to the date specified in such Term Loan Extension Request (which date shall be no later than fifteen (15) days before the final maturity date of the Term Loans being extended) of the amount of its Existing Term Loans which it has elected to convert into Extended Term Loans. In the event that the aggregate amount of Existing Term Loans subject to Term Loan Extension Elections exceeds the amount of Extended Term Loans requested pursuant to the Term Loan Extension Request, Existing Term Loans subject to Term Loan Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Existing Term Loans included in each such Term Loan Extension Election. Such extensions of Term Loans shall not be deemed to be voluntary prepayments pursuant to Section 1.9(a).

(c)            Extended Term Loans shall be established pursuant to an amendment (a “Term Loan Extension Amendment”) to this Agreement and the other Loan Documents as may be necessary or appropriate to effect the provisions of this Section 1.18 executed by the Loan Parties, the Administrative Agent and the Extending Term Loan Lenders (which, notwithstanding anything to the contrary set forth in Section 13.13, shall not require the consent of any Lender other than the Extending Term Loan Lenders with respect to the Extended Term Loans established thereby); provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of the effective date of the Term Loan Extension Amendment and the Borrower shall be in compliance with the financial covenants in Section 8.22 on a Pro Forma Basis after giving effect to the conversion of the applicable Extended Term Loans (as though such applicable Extended Term Loans had been incurred on the first day of such calculation period and remained outstanding through the calculation date); (ii) the aggregate principal amount of Existing Term Loans which the Borrower seeks to convert into Extended Term Loans shall not be less than $5,000,000 and the maturity date of such Extended Term Loans shall be no less than twelve months after the maturity date of the Existing Term Loans from which such Extended Term Loans were converted; (iii) the Borrower at its election may specify in its Term Loan Extension Request as a condition to consummating any such Term Loan Extension Amendment that a minimum amount of Existing Term Loans be converted to Extended Term Loans and (iv) the Borrower shall deliver or cause to be delivered any legal opinions or other customary closing documents reasonably requested by Administrative Agent in connection with any such transaction. All Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Borrower agrees to pay the reasonable documented out-of-pocket expenses of the Administrative Agent relating to any Term Loan Extension Amendment and the transactions contemplated thereby. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Term Loan Extension Amendment. Any Extended Term Loan made by a Term Loan Lender pursuant to a Term Loan Extension Amendment shall be deemed a “Term Loan” made pursuant to a separate Class of Term Credit Facility for all purposes of this Agreement (provided that any Extended Term Loan may be provided as an increase to any prior Class of Term Credit Facility) and each Lender with an Extended Term Loan shall become a Lender with respect to such Extended Term Loans and all matters relating thereto. Notwithstanding anything to the contrary herein, at no time shall there be Term Loans (including Extended Term Loans, Refinancing Term Loans and New Term Loans) which have more than five different scheduled final maturity dates or shall there be more than five different “Term Credit Facilities”.

Section 1.19           Revolving Credit Termination Date Extensions.

(a)            Other than during the Basket Suspension Period (except as set forth in the Second Amendment), the Borrower may from time to time on any Business Day at least thirty (30) days before the Revolving Credit Termination Date request that all or a portion of the Revolving Credit Commitments (and the Revolving Loans made thereunder) of any such Revolving Credit Facility (the Revolving Credit Commitments of such Revolving Credit Facility that are requested to be converted, the “Existing Revolving Credit Commitments” and the Revolving Loans made thereunder, the “Existing Revolving Loans”) be converted to extend the scheduled maturity date of all or a portion of such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so converted, “Extended Revolving Credit Commitments” (and the Revolving Loans made thereunder, the “Extended Revolving Loans”)) and to provide for other terms consistent with this Section 1.19; provided that (i) the Borrower shall make such request for conversion and extension to all Lenders holding the Existing Revolving Credit Commitments and (ii) any such extension of a maturity date shall be for a minimum period of one (1) year. In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (which shall provide a copy of such notice to each of the Lenders holding the Existing Revolving Credit Commitments or Existing Revolving Loans) (a “Revolving Credit Commitment Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments and Extended Revolving Loans to be established, which shall be identical to the Existing Revolving Loans and Revolving Credit Commitments from which they are to be converted (unless (A) such terms are not less favorable to the Lenders of the Existing Revolving Loans and Revolving Credit Commitments or (B) such terms are only applicable to periods after the latest maturity of the Existing Revolving Loans or the latest Revolving Credit Termination Date prior to the establishment of such Extended Revolving Credit Commitments) except (i) all or any dates the Extended Revolving Credit Commitments are required to be permanently reduced may be delayed to later dates than (which, for the avoidance of doubt, shall be no earlier than) the corresponding required commitment reduction dates of the Existing Revolving Loans from which they are to be converted, (ii) the termination date of the Extended Revolving Credit Commitments may be delayed to later dates than (which, for the avoidance of doubt, shall be no earlier than) the Revolving Credit Termination Date of the Existing Revolving Credit Commitments and (iii) the interest rate applicable to the Extended Revolving Credit Commitments shall be determined by the Borrower and the applicable Lenders. No Lender shall have any obligation to agree to have any of its Existing Revolving Loans or Existing Revolving Credit Commitments converted into Extended Revolving Loans or Extended Revolving Credit Commitments, as the case may be, pursuant to any Revolving Credit Commitment Extension Request. Any Extended Revolving Loans and Extended Revolving Credit Commitments with respect thereto shall constitute a separate Class of Revolving Credit Commitments and Revolving Loans from the Existing Revolving Credit Commitments and Existing Revolving Loans from which they were converted. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 1.19 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolving Credit Commitments) on such terms as may be set forth in the relevant Revolving Credit Commitment Extension Request and hereby acknowledge and agree that this Section 1.19 shall supersede any provisions of this Agreement (including, without limitation Section 1.3, Section 1.9, Section 1.15, Section 3, Section 13.7 and Section 13.13) or any other Loan Document that may otherwise prohibit or conflict with any such Extended Revolving Credit Commitments or any other transaction contemplated by this Section.

(b)            The Borrower shall provide the applicable Revolving Credit Commitment Extension Request to the Administrative Agent at least ten (10) Business Days (or such shorter period as may be reasonably agreed to by the Administrative Agent) prior to the date on which Lenders holding the Existing Revolving Loans or Existing Revolving Credit Commitments are requested to respond and the applicable Term Loan Extension Request shall be provided to the Lenders no later than twenty (20) days before the final maturity date of the Revolving Credit Commitments being extended. Any Lender (an “Extending Revolving Lender”) wishing to have all or a portion of its Existing Revolving Loans and Existing Revolving Credit Commitments subject to such Revolving Credit Commitment Extension Request converted into Extended Revolving Loans and Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (a “Revolving Credit Commitment Extension Election”) on or prior to the date specified in such Revolving Credit Commitment Extension Request (which date shall be no later than fifteen (15) days before the final maturity date of the Revolving Credit Commitments being extended) of the amount of its Existing Revolving Loans and Existing Revolving Credit Commitments which it has elected to convert into Extended Revolving Loans and Extended Revolving Credit Commitments. In the event that the aggregate amount of Existing Revolving Loans and/or Existing Revolving Credit Commitments subject to Revolving Credit Commitment Extension Elections exceeds the amount of Extended Revolving Loans or Extended Revolving Credit Commitments requested pursuant to the Revolving Credit Commitment Extension Request, Existing Revolving Loans and Existing Revolving Credit Commitments subject to Revolving Credit Commitment Extension Elections shall be converted to Extended Revolving Loans or Extended Revolving Credit Commitments, as the case may be, on a pro rata basis based on the amount of Existing Revolving Loans or Extended Revolving Credit Commitments, as the case may be, included in each such Revolving Credit Commitment Extension Election. Such extensions of Revolving Credit Commitments and Revolving Loans shall not be deemed to be permanent commitment reductions pursuant to Section 1.13 or voluntary prepayments pursuant to Section 1.9(a).

(c)            Extended Revolving Loans and Extended Revolving Credit Commitments shall be established pursuant to an amendment (a “Revolving Credit Commitment Extension Amendment”) to this Agreement and the other Loan Documents as may be necessary or appropriate to effect the provisions of this Section 1.19 executed by the Loan Parties, the Administrative Agent and the Extending Revolving Lenders (which, notwithstanding anything to the contrary set forth in Section 13.13, shall not require the consent of any Lender other than the Extending Revolving Lenders with respect to the Extended Revolving Loans and Extended Revolving Credit Commitments established thereby); provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of the effective date of the Revolving Credit Commitment Extension Amendment and the Borrower shall be in compliance with the financial covenants in Section 8.22 on a Pro Forma Basis after giving effect to the conversion of the applicable Extended Revolving Loans and Extended Revolving Credit Commitments (as though such applicable Extended Revolving Loans had been incurred and the entire amount of all Extended Revolving Credit Commitments is fully drawn on the first day of such calculation period and remained outstanding through the calculation date); (ii) the aggregate principal amount of Existing Revolving Loans and/or Revolving Credit Commitments, as the case may be, which the Borrower seeks to convert into Extended Revolving Loans or Extended Revolving Credit Commitments, as applicable shall not be less than $5,000,000 and the termination date of such Extended Revolving Loans and Extended Revolving Credit Commitments shall be no less than twelve months after the termination date of the Existing Revolving Loans and Extended Revolving Credit Commitments from which such Extended Revolving Loans and Extended Revolving Credit Commitments were converted; (iii) the Borrower at its election may specify in its Revolving Credit Commitment Extension Request as a condition to consummating any such Revolving Credit Commitment Extension Amendment that a minimum amount of Existing Revolving Credit Commitments or Existing Revolving Loans be converted to Extended Revolving Credit Commitments or Extended Revolving Loans and (iv) the Borrower shall deliver or cause to be delivered any legal opinions or other customary closing documents reasonably requested by Administrative Agent in connection with any such transaction. All Extended Revolving Credit Commitments and Extended Revolving Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Borrower agrees to pay the reasonable documented out-of-pocket expenses of the Administrative Agent relating to any Revolving Credit Commitment Extension Amendment and the transactions contemplated thereby. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Revolving Credit Commitment Extension Amendment. Any Extended Revolving Credit Commitment (and the Loans made thereunder) made by a Revolving Lender pursuant to a Revolving Credit Commitment Extension Amendment shall be deemed a “Revolving Credit Commitment” and “Revolving Loan,” as applicable, made pursuant to a separate Class of Revolving Credit Facility for all purposes of this Agreement (provided that any Extended Revolving Credit Commitment may be provided as an increase to any other exiting Class of Revolving Credit Facility) and each Lender with an Extended Revolving Loan shall become a Lender with respect to such Extended Revolving Loans and all matters relating thereto. Notwithstanding anything to the contrary herein, at no time shall there be Revolving Loans or Revolving Credit Commitments (including Extended Revolving Loans, Extended Revolving Credit Commitments, Replacement Revolving Loans, Replacement Revolving Credit Commitments, New Revolving Loans and New Revolving Credit Commitments) which have more than five different scheduled final maturity dates or shall there be more than five different “Revolving Credit Facilities.”

(d)            Notwithstanding anything contained herein to the contrary, (i) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments and Extended Revolving Loans, (B) repayments required upon the maturity date of the non-extended Revolving Credit Commitments and (C) repayments made in connection with the permanent repayment and termination of Commitments) of Extended Revolving Loans made pursuant Extended Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments; provided that the repayment of a Class of Extended Revolving Loans made pursuant to the applicable Class of Extended Revolving Credit Commitments may be made on a less than pro rata basis (but not greater than pro rata basis) with other Revolving Loans made pursuant to Revolving Credit Commitments established prior to such Class of Extended Revolving Credit Commitments; (ii) all Letters of Credit and Swing Loans shall be participated on a pro rata basis by all Lenders with Revolving Credit Commitments in accordance with their percentage of the Revolving Credit Commitments; (iii) the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolving Credit Commitments after the effectiveness of the contemplated maturity extension shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrower shall be permitted to elect to permanently repay (and terminate the commitments in respect of) any Class or Classes of Revolving Credit Commitments (and Loans made thereunder) that have earlier termination dates than any Class or Classes that have a later maturity date; (iv) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Loans and (v) except as the Swing Line Lender may otherwise agree, Swing Loans shall be required to be paid in full on the maturity date of the non-extended Revolving Credit Commitments (and may be re-borrowed pursuant to the terms hereof after such maturity date only if the Administrative Agent or an Extending Revolving Lender has assumed the role of continuing Swing Line Lender). In addition, in accordance with Section 1.3(h), (i) with respect to any Letter of Credit the expiration date for which extends beyond the maturity date for a Class of non-extended Revolving Credit Commitments, Participating Interests in such Letters of Credit on such maturity date shall be reallocated from Lenders holding Revolving Credit Commitments of such Class to Lenders holding Extended Revolving Credit Commitments in accordance with Section 1.3(h) and the terms of such Revolving Credit Commitment Extension Amendment (provided that such Participating Interests shall, upon receipt thereof by the relevant Lenders holding Extended Revolving Credit Commitments, be deemed to be Participating Interests in respect of such Extended Revolving Credit Commitments and the terms of such Participating Interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly) and (ii) limitations on drawings of Revolving Loans and issuances, extensions and amendments to Letters of Credit shall be implemented giving effect to the foregoing reallocation prior to such reallocation actually occurring to ensure that sufficient Extended Revolving Credit Commitments are available to participate in any such Letters of Credit.

(e)            The Extended Revolving Credit Commitments and Extended Revolving Loans established pursuant to the Second Amendment shall be permitted notwithstanding the Basket Suspension Period, and the Second Amendment shall constitute a Revolving Credit Commitment Extension Amendment for all purposes hereunder.

Section 1.20            Refinancing/Replacement Facilities.

(a)            Refinancing Term Loans.

(i)            Other than during the Basket Suspension Period, the Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more additional Classes of term loans under this Agreement (“Refinancing Term Loans”), which refinances, renews, replaces, defeases or refunds (collectively, “Refinance”) one or more Classes of Term Loans and/or Revolving Credit Commitments (and Revolving Loans thereunder) under this Agreement; provided that such Refinancing Term Loans may not be in an amount greater than the Term Loans and/or Revolving Credit Commitments being Refinanced plus unpaid accrued interest, fees, expenses and premium (if any) thereon and underwriting discounts, fees, commissions and expenses incurred in connection with the Refinancing Term Loans. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not less than three (3) Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(A)          the Weighted Average Life to Maturity of such Refinancing Term Loans shall not be shorter than the then remaining Weighted Average Life to Maturity of the Class or Classes of Term Loans being Refinanced and the Refinancing Term Loans shall not have a final maturity before the maturity date of the Term Loans and/or the Revolving Credit Termination Date of the Revolving Credit Commitments being Refinanced;

(B)          the Refinancing Term Loans shall have such interest rates, fees, discounts, premiums, optional prepayments and redemption terms as may be agreed among the Borrower and the Lenders providing such Refinancing Term Loans;

(C)           other than as provided for in clause (B) above, such Refinancing Term Loans shall have terms and conditions agreed to by the Borrower and the lenders providing such Refinancing Term Loans, but shall be substantially the same as (or, taken as a whole, no more favorable to, the lenders providing such Refinancing Term Loans than) those applicable to the then outstanding Term Loans and/or Revolving Credit Commitments, except to the extent such covenants and other terms apply solely to any period after the final maturity of the Term Loans and/or Revolving Credit Commitments being Refinanced or such terms are on current market terms for such type of indebtedness;

(D)           the proceeds of any Refinancing Term Loans shall be applied substantially concurrently with the incurrence thereof, to the pro rata prepayment the Class or Classes of Term Loans and/or Revolving Credit Commitments being Refinanced hereunder;

(E)            the Refinancing Term Loan Amendment shall set forth the principal installment payment dates of the Refinancing Term Loans, which dates may be delayed to later dates than the corresponding scheduled principal installment payment dates of the Term Loans being refinanced (with any such Refinancing of Term Loans resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 1.8); and

(F)             the Loan Parties and the Collateral Agent shall (i) enter into such amendments to the Collateral Documents as may be reasonably requested by the Collateral Agent (which shall not require any consent from any Lender) in order to ensure that the Refinancing Term Loans are provided with the benefit of the applicable Collateral Documents on a pari passu basis with the other Obligations (or, to the extent applicable, the Loan Parties and the Collateral Agent (to the extent that it is acting in the capacity of collateral agent with respect to such Refinancing Term Loans) will enter into junior lien collateral documents without the consent of the Lenders so long as the Administrative Agent has been provided reasonably requested assurances that such documentation is not more restrictive than the Collateral Documents in any material respect) and (ii) deliver such other documents and certificates as may be reasonably requested by the Collateral Agent (including an intercreditor agreement reasonably satisfactory to the Administrative Agent to the extent reasonably necessary).

(ii)            The Borrower may approach any Lender or any other Person that would be an Eligible Assignee to provide all or a portion of the Refinancing Term Loans (a “Refinancing Term Lender”); provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated a series (a “Refinancing Term Loan Series”) of Refinancing Term Loans for all purposes of this Agreement and the selection of Refinancing Term Lenders shall be subject to any consent that would be required pursuant to Section 13.12(~~b~~a)(iii); provided that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Term Loan Amendment, be designated as an increase in any previously established Refinancing Term Loan Series of Refinancing Term Loans made to the Borrower.

(iii)           The Refinancing Term Loans shall be established pursuant to an amendment to this Agreement among Holdings, the Borrower and the Refinancing Term Lenders providing such Refinancing Term Loans (a “Refinancing Term Loan Amendment”) which shall be consistent with the provisions set forth in paragraph (i) above. Each Refinancing Term Loan Amendment shall be binding on the Lenders, the Administrative Agent, the Loan Parties party thereto and the other parties hereto. Each of the Administrative Agent and the Collateral Agent shall be permitted, and each is hereby authorized, to enter into such amendments with the Borrower to effect the foregoing. Any Refinancing Term Loan made by a Term Loan Lender pursuant to a Refinancing Term Loan Amendment shall be deemed a “Term Loan” for all purposes of this Agreement and each Lender with a Refinancing Term Loan shall become a Lender with respect to such Refinancing Term Loans and all matters relating thereto. Notwithstanding anything to the contrary herein, at no time shall there be Term Loans (including Refinancing Term Loans, Extended Term Loans and New Term Loans) which have more than five different scheduled final maturity dates or shall there be more than five different “Term Credit Facilities”.

(b)            Replacement Revolving Credit Commitments.

(i)            Other than during the Basket Suspension Period, the Borrower may by written notice to Administrative Agent elect to request the establishment of one or more additional revolving facilities providing for revolving commitments (“Replacement Revolving Credit Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”) which Refinances one or more Classes of Revolving Credit Commitments and/or Term Loans under this Agreement; provided that any such Replacement Revolving Credit Commitments may not be in an aggregate principal amount greater than the Revolving Credit Commitments and/or Term Loans being Refinanced plus unpaid accrued interest, fees, expenses and premium (if any) thereon and underwriting discounts, fees, commissions and expenses in connection with the Replacement Revolving Credit Commitments and/or Replacement Revolving Loans. Each such notice shall specify the date (each, a “Replacement Revolving Credit Effective Date”) on which the Borrower proposes that the Replacement Revolving Credit Commitments shall become effective, which shall be a date not less than three (3) Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(A)           no Replacement Revolving Credit Commitment shall have a scheduled termination date prior to the Revolving Credit Termination Date for the Revolving Credit Commitments being Refinanced or the maturity date for such Term Loans being Refinanced, as the case may be;

(B)            the Replacement Revolving Credit Commitments shall have such interest rates, fees, discounts, premiums, optional prepayments and redemption terms as may be agreed among the Borrower and the Lenders providing such Replacement Revolving Credit Commitments;

(C)            other than as provided in clause (B) above applicable to such Replacement Revolving Credit Commitments shall have terms and conditions agreed to by the Borrower and the lenders providing such Replacement Revolving Credit Commitments, but shall be substantially the same as (or, taken as a whole, no more favorable to, the lenders providing such Replacement Revolving Credit Commitments than) those applicable to the Class of Revolving Credit Commitments and/or Term Loans being so replaced, except to the extent such covenants and other terms apply solely to any period after the final maturity of the Revolving Credit Commitments and/or Term Loans being Refinanced or such terms are on current market terms for such type of indebtedness; and

(D)            the Loan Parties and the Collateral Agent shall (i) enter into such amendments to the Collateral Documents as may be reasonably requested by the Collateral Agent (which shall not require any consent from any Lender) in order to ensure that the Replacement Revolving Credit Commitments and the Replacement Revolving Loans are provided with the benefit of the applicable Collateral Documents on a pari passu basis with the other Obligations (or, to the extent applicable, the Loan Parties and the Collateral Agent (to the extent that it is acting in the capacity of collateral agent with respect to such Replacement Revolving Loans) will enter into junior lien collateral documents without the consent of the Lenders so long as the Administrative Agent has been provided reasonably requested assurances that such documentation is not more restrictive than the Collateral Documents in any material respect) and (ii) deliver such other documents and certificates as may be reasonably requested by the Collateral Agent (including an intercreditor agreement reasonably acceptable to the Administrative Agent to the extent reasonably necessary).

(ii)           The Borrower may approach any Lender or any other Person that would be an Eligible Assignee to provide all or a portion of the Replacement Revolving Credit Commitments (a “Replacement Revolving Lender”); provided that any Lender offered or approached to provide all or a portion of the Replacement Revolving Credit Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Credit Commitment and the selection of Replacement Revolving Lenders shall be subject to any consent that would be required pursuant to Section 13.12(~~b~~a)(iii). Any Replacement Revolving Credit Commitment made on any Replacement Revolving Credit Effective Date shall be designated a series (a “Replacement Revolving Commitment Series”) of Replacement Revolving Credit Commitments for all purposes of this Agreement; provided that any Replacement Revolving Credit Commitments may, to the extent provided in the applicable Replacement Revolving Credit Amendment, be designated as an increase in any previously established Replacement Revolving Commitment Series.

(iii)            The Replacement Revolving Credit Commitments shall be established pursuant to an amendment to this Agreement among Holdings, the Borrower, the Replacement Revolving Lenders providing such Replacement Revolving Loans and any Replacement L/C Issuer and/or Replacement Swing Line Lender thereunder (a “Replacement Revolving Credit Amendment”) which shall be consistent with the provisions set forth in paragraph (i) above. Each Replacement Revolving Credit Amendment shall be binding on the Lenders, the Administrative Agent, the Loan Parties party thereto and the other parties hereto. Each of the Administrative Agent and the Collateral Agent shall be permitted, and each is hereby authorized to enter into such amendments with the Borrower to effect the foregoing. Any Replacement Revolving Credit Commitment (and the Loans made thereunder) made by a Replacement Revolving Lender pursuant to a Replacement Revolving Credit Amendment shall be deemed a “Revolving Credit Commitment” and “Revolving Loan,” as applicable, for all purposes of this Agreement and each Lender with a Replacement Revolving Loan shall become a Lender with respect to such Replacement Revolving Loans and all matters relating thereto. Notwithstanding anything to the contrary herein, at no time shall there be Revolving Loans or Revolving Credit Commitments (including Extended Revolving Loans, Extended Revolving Credit Commitments, Replacement Revolving Loans, Replacement Revolving Credit Commitments, New Revolving Loans and New Revolving Credit Commitments) which have more than five different scheduled final maturity dates or shall there be more than five different “Revolving Credit Facilities.”

(iv)            On any Replacement Revolving Credit Effective Date, subject to the satisfaction of the foregoing terms and conditions, each of the Replacement Revolving Lenders with Replacement Revolving Credit Commitments of the same Class shall purchase from each of the other Lenders with Replacement Revolving Credit Commitments of such Class, at the principal amount thereof and in the applicable currencies, such interests in the Revolving Loans under such Replacement Revolving Credit Commitments outstanding immediately prior to such Refinancing as shall be necessary in order that, after giving effect to all such assignments and purchases, the Replacement Revolving Loans of such Class will be held by Replacement Revolving Lenders thereunder ratably in accordance with their Replacement Revolving Credit Percentages. Subject to the provisions of Section 1.3(h) to the extent relating to Letters of Credit which mature or expire after a maturity date when there exists Revolving Credit Commitments with a longer maturity date, all Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Credit Commitments in accordance with their percentage of the Revolving Credit Commitments (and except as provided in Section 1.3(h), without giving effect to changes thereto on an earlier maturity date with respect to Letters of Credit theretofore incurred or issued).

Section 1.21           Certain Permitted Term Loan Repurchases. Notwithstanding anything to the contrary contained in this Agreement, other than during the Basket Suspension Period, so long as (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) the Borrower shall be in compliance with the financial covenants set forth in Section 8.22 on a Pro Forma Basis, Holdings or any of its Restricted Subsidiaries (the foregoing, the “Buyback Parties” and each, a “Buyback Party”) may repurchase outstanding Term Loans on the following basis:

(a)            A Buyback Party may conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase a portion of Term Loans of Lenders in accordance with the auction procedures established for each such purchase.

(b)            With respect to all repurchases made by a Buyback Party pursuant to this Section 1.21, (A) such Buyback Party shall pay to the applicable assigning Lender all accrued and unpaid interest, if any, on the repurchased Term Loans through and including the date of repurchase of such Term Loans at the time of such purchase, (B) no Buyback Party shall be permitted to use the proceeds of a Borrowing of the Revolving Loans for the purpose of such repurchase and (C) such repurchases shall not be deemed to be voluntary prepayments pursuant to Section 1.9(a), except that the principal amount of any Term Loans so cancelled shall be applied as directed by the Borrower (or, in the absence of such direction, in direct order of maturity).

(c)             Following repurchase in an Auction pursuant to this Section 1.21 by (x) the Borrower, the Term Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by any Buyback Party), for all purposes of this Agreement and all other Loan Documents and (y) Holdings or any of its Restricted Subsidiaries, shall be contributed (or deemed contributed) to the Borrower for purposes of cancellation and may in return receive Equity Interests of the Borrower (to the extent not constituting a Change of Control). Any Term Loans so contributed pursuant to this clause (c) shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by the Borrower), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (i) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (ii) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (iii) the determination of Required Lenders of one or more pertinent Classes, or for any similar or related purpose, under this Agreement or any other Loan Document, in each case in its capacity as a Lender. In connection with any Term Loans repurchased and cancelled pursuant to this Section 1.21, the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation. Any payment made by any Buyback Party in connection with a repurchase permitted by this Section 1.21 shall not be subject to the provisions of Section 3;

(d)            Each Lender that sells its Term Loans pursuant to this Section 1.21 acknowledges and agrees that (i) the Buyback Parties may come into possession of additional information regarding the Loans or the Loan Parties at any time after a repurchase has been consummated pursuant to an Auction hereunder that was not known to such Lender or the Buyback Parties at the time such repurchase was consummated and that, when taken together with information that was known to the Buyback Parties at the time such repurchase was consummated, may be information that would have been material to such Lender’s decision to enter into an assignment of such Term Loans hereunder (“Excluded Information”), (ii) such Lender will independently make its own analysis and determination to enter into an assignment of its Loans and to consummate the transactions contemplated by an Auction notwithstanding such Lender’s lack of knowledge of Excluded Information and (iii) none of the Buyback Parties or any other Person shall have any liability to such Lender with respect to the nondisclosure of the Excluded Information. Each Lender that tenders Term Loans pursuant to an Auction agrees to the foregoing provisions of this clause (d). The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 1.21 and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment requirements) (it being understood and acknowledged that purchases of the Loans by a Buyback Party contemplated by this Section 1.21 shall not constitute investments by such Buyback Party) or any other Loan Document that may otherwise prohibit any Auction or any other transaction contemplated by this Section 1.21.

(e)            Any repurchase of Term Loans pursuant to this Section 1.21 shall be effective upon recordation in the Register (in the manner set forth below) by the Administrative Agent (it being understood that such recordation by the Administrative Agent shall only occur following receipt by the Administrative Agent of a fully executed and completed Assignment and Assumption effecting the assignment thereof (as provided in Section 13.12(~~b~~a)(iv))). Each assignment shall be recorded in the Register following the completion of the relevant Auction conducted pursuant to the auction procedures set forth on Exhibit I on the Business Day that the Administrative Agent has received the executed Assignment and Assumption if received by 3:00 pm (New York time), and on the following Business Day if received after such time. Prompt notice of such recordation shall be provided to the applicable Buyback Party and a copy of such Assignment and Assumption shall be maintained by the Administrative Agent.

SECTION 2.          FEES.

Section 2.1             Fees.

(a)            Revolving Credit Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Revolving Lenders (other than Defaulting Lenders) in accordance with their Revolver Percentages a commitment fee at the rate per annum equal to the Commitment Fee Rate (computed on the basis of a year of 360 days and the actual number of days elapsed) of the ~~average~~actual daily Unused Revolving Credit Commitments. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on September 30, 2017) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination. For purposes of determining the commitment fee under this Section 2.1(a), Swing Loans shall not be deemed to be a utilization of the Revolving Credit Commitments.

(b)            Letter of Credit Fees. Quarterly in arrears, on the last day of each March, June, September and December, commencing on the first such date occurring after the issuance of any Letter of Credit pursuant to Section 1.3, the Borrower shall pay to the applicable L/C Issuer for its own account a fronting fee equal to 0.125% per annum of the daily ~~average~~actual U.S. Dollar Equivalent of the undrawn face amount of such Letter of Credit (computed on the basis of a year of 360 days and the actual number of days elapsed). Quarterly in arrears, on the last day of each March, June, September, and December, commencing on September 30, 2017, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders in accordance with their Revolver Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin for Revolving Loans that are Eurodollar Loans (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily ~~average~~actual U.S. Dollar Equivalent of the undrawn face amount of Letters of Credit outstanding during such quarter. In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, assignment, and other administrative fees for each Letter of Credit as established by the L/C Issuer and disclosed to the Borrower from time to time.

(c)            Utilization Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Revolving Lenders in accordance with their Revolver Percentages a utilization fee at a rate of 1.00% per annum (computed on the basis of a year of 360 days and the actual number of days elapsed) of the actual daily outstanding principal amount of Revolving Loans, Swing Loans and the U.S. Dollar Equivalent of L/C Obligations during the Financial Covenant Suspension Increased Pricing Period. Such utilization fee shall be due and payable on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the utilization fee shall be paid on the date of such termination.

(d)            First Amendment Fee. The Borrower shall pay the Amendment Fee (as defined in the First Amendment) on the Second Amendment Effective Date.

(e)            ~~(c)~~ Other Fees. The Borrower shall pay all fees on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, to the Lenders ratably in accordance with the written agreements therefor.

SECTION 3.          Place and Application of Payments.

Section 3.1             Place and Application of Payments. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent for the account of the respective Lenders to which such payments is owed, by no later than 2:00 p.m. (New York time) on the due date thereof at the office of the Administrative Agent in New York, New York (or such other location as the Administrative Agent may designate to the Borrower) for the benefit of the Lender(s) or L/C Issuer entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day for purposes of calculating interest under Section 1.4 (but not for purposes of determining Events of Default). All such payments shall be made in U.S. Dollars (or, as to any Letter of Credit payable in an Eligible Foreign Currency, the Reimbursement Obligation shall be payable in either (x) the U.S. Dollar Equivalent of the relevant amount of such Eligible Foreign Currency at the rate of exchange then current in New York, New York for transfers of such Eligible Foreign Currency to the place of payment or (y) such Eligible Foreign Currency), in immediately available funds at the place of payment, in each case without set off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders entitled to such amounts and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. If the Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that the Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Effective Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Alternate Base Rate in effect for each such day.

Anything contained herein to the contrary notwithstanding (including, without limitation, Section 1.9(b)), all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Commitments as a result of an Event of Default shall be, remitted to the Administrative Agent and distributed as follows:

(a)          first, to the payment of all costs and expenses which the Borrower has agreed to pay the Administrative Agent and the Lenders under Section 13.15 (such funds, if applicable, to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b)          second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(c)           third, to the payment of principal on the Loans, unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 9.4 (until the Administrative Agent is holding an amount of cash equal to 103% of the then outstanding amount of all such L/C Obligations), and Hedging Liability, Funds Transfer, Deposit Account Liability and Foreign LCs, with the aggregate amount paid to, or held as collateral security for, the Lenders and L/C Issuer and, in the case of Hedging Liability, Funds Transfer, Deposit Account Liability and Foreign LCs, the Administrative Agent, the Lenders or their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof (with such pro rata allocation to be adjusted such that no payment made by a Guarantor who is not a Qualified ECP Guarantor, and no proceeds derived from Collateral in which a security interest is granted by a Person who is not a Qualified ECP Guarantor, shall be applied to any amounts owing in respect of any Hedging Liability that is an Excluded Swap Obligation);

(d)            fourth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of Holdings and its Subsidiaries secured by the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(e)             finally, to the Borrower, or whoever else may be lawfully entitled thereto.

SECTION 4.           Joint and Several Obligors, Guarantees and Collateral.

Section 4.1             Guarantees. Subject to the time periods set forth in Section 8.17, the payment and performance of the Obligations, Hedging Liability, and Funds Transfer, Deposit Account Liability and Foreign LCs shall at all times be guaranteed by Holdings and each direct and indirect Domestic Wholly-owned Subsidiary of the Borrower and, with respect to Hedging Liability or Funds Transfer, Deposit Account Liabilities and Foreign LCs of Holdings or any other Guarantor permitted to be incurred by Holdings or such other Guarantor hereunder, the Borrower (individually a “Guarantor” and collectively the “Guarantors”) pursuant to Section 12 (individually a “Guarantee” and collectively the “Guarantees”); provided that, (i) no Subsidiary shall be required to be a Guarantor hereunder if providing such Guarantee would result in material adverse tax consequences as reasonably determined by the Borrower, (ii) Immaterial Subsidiaries and Unrestricted Subsidiaries shall not be required to be a Guarantor hereunder, (iii) no Subsidiary that is prohibited by law, regulation or contractual obligation (in the case of any contractual obligation, to the extent (x) existing on the Closing Date or, if such Subsidiary was acquired by the Borrower or another Loan Party after the Closing Date, on the date on which such Restricted Subsidiary was acquired and (y) such prohibition was not agreed in contemplation hereof) from providing such Guarantee or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such Guarantee shall be required to be a Guarantor hereunder, (iv) no CFC Holdco nor any Domestic Subsidiary that is a direct or indirect Subsidiary of a CFC shall be required to be a Guarantor hereunder, (v) no Subsidiary to the extent the burden or cost of providing such Guarantee outweighs the benefit to the Lenders afforded thereby, as reasonably determined by the Administrative Agent and the Borrower, shall be required to be a Guarantor hereunder and (vi) the enforcement of the Guarantee of any Restricted Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes, solely with respect to any of its Subsidiaries that are CFCs, shall be limited to 65% of the Voting Stock (and 100% of the non-Voting Stock) of such CFCs.

Section 4.2             Collateral. Subject to the time periods set forth in Section 8.17 and the Collateral Documents, the Obligations, Hedging Liability, and Funds Transfer, Deposit Account Liability and Foreign LCs shall (in the case of any Hedging Liability or Funds Transfer, Deposit Account Liability and Foreign LCs, unless otherwise notified by the Borrower to the Administrative Agent) be secured by valid, perfected, and enforceable Liens on and security interests in (subject to Permitted Liens) all right, title, and interest of the Borrower and each Guarantor in substantially all of their respective accounts, chattel paper, instruments, documents, contracts, general intangibles, letter of credit rights, supporting obligations, deposit accounts, investment property, inventory, equipment, fixtures, Intellectual Property, money, cash and Cash Equivalents, commercial tort claims, real estate and certain other Property, whether now owned or hereafter acquired or arising, and all proceeds thereof, in each case subject to the terms and conditions of the Collateral Documents; provided, however, that: (i) Liens on the Voting Stock of a Foreign Subsidiary or a Disregarded Domestic Person shall be limited to 65% of the total outstanding Voting Stock (and 100% of non-Voting Stock) of any Foreign Subsidiary or any Disregarded Domestic Person owned directly by the Borrower or one of its Domestic Subsidiaries; and provided, further, that no stock of any Foreign Subsidiary or any Disregarded Domestic Person not owned directly by the Borrower or one of its Domestic Subsidiaries shall be pledged hereunder; (ii) no Lien shall be granted with respect to any leasehold real property; (iii) no Liens shall be granted with respect to any fee-owned real property; (iv) no Liens shall be granted with respect to any (x) Equity Interests in partnerships, joint ventures and any other Subsidiary that is not a Wholly-owned Subsidiary if such Equity Interests cannot be pledged without the consent of one or more Persons that is not a Loan Party or an Affiliate thereof, but only to the extent that any such prohibition is not rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions thereof) or any other applicable law, (y) the assets of a Foreign Subsidiary or a Disregarded Domestic Person, and (z) margin stock (within the meaning of Regulation U issued by the Federal Reserve Board); (v) no Lien shall be granted with respect to any Property or assets which are specifically the subject of any permit, lease, license, contract or agreement to which any Loan Party is a party or any of its rights or interests thereunder if and only to the extent that the grant of the lien and security interest under a Collateral Document (x) is prohibited by or a violation of any law, rule or regulation applicable to such Loan Party or (y) shall constitute or result in a breach of a term or provision of, or the termination of or a default under the terms of, such permit, lease, license, contract or agreement (other than to the extent that any such law, rule, regulation, term or provision would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law (including any debtor relief law or principle of equity)); (vi) no Liens shall be granted with respect to any Property or assets the pledge of which under a Collateral Document would require governmental consent, approval, license or authorization, but only to the extent that any such restriction on such pledge is not rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions thereof) or any other applicable law (provided, however, that the Collateral shall include (and such Lien shall attach) immediately at such time as, as applicable, the consent referred to above is obtained or the contractual or legal provisions referred to above shall be obtained or shall no longer be applicable and to the extent severable, and shall attach immediately to any portion of (x) such Equity Interests not subject to such consent specified in preceding clause (iv), (y) such Property and assets not specifically subject to such permit, lease, license, contract or agreement specified in preceding clause (v) and (z) such Property and assets not subject to such consent, approval, license or authorization specified in this clause (vi); and provided, further, that the exclusions referred to in clauses (iv), (v) and (vi) shall not include any Proceeds (as defined in the UCC) of any such Equity Interests, Property or assets); (vii) no Liens shall be granted in any “intent to use” trademark applications filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, a Lien therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law; (viii) no Liens shall be granted (A) with respect to any property or assets to the extent the burden or cost of obtaining such Lien therein outweighs the benefit of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent, or (B) with respect to any other property or assets as shall be excluded from the Collateral pursuant to the Collateral Documents; and (ix) no Liens shall be granted with respect to any Property or assets to the extent that same would result in material adverse tax consequences as reasonably determined by the Borrower; provided, further, that (a) no Lien shall be perfected with respect to any Property or asset with respect to which the Borrower and the Collateral Agent reasonably determine that the burden or cost of perfecting a security interest in such Property or asset outweighs the benefit of perfection afforded thereby to the Secured Creditors, (b) no foreign law governed security or pledge agreement shall be required, (c) no landlord lien waivers, bailee letters or similar agreements shall be required and (d) the security interest granted pursuant the Collateral Documents upon the following Collateral shall not be required to be perfected: (i) cash and Cash Equivalents, deposit, securities and commodities accounts (including securities entitlements and related assets), in each case to the extent a security interest therein cannot be perfected by the filing of a financing statement under the UCC; (ii) other assets the security interest in which requires perfection through control agreements; (iii) vehicles and any other assets subject to certificates of title; (iv) commercial tort claims; and (v) letter of credit rights, in each case, to the extent a security interest therein cannot be perfected by the filing of a financing statement under the UCC. The Borrower acknowledges and agrees that the Liens on the Collateral shall be granted to the Administrative Agent for the benefit of the holders of the Obligations, the Hedging Liability, and the Funds Transfer, Deposit Account Liability and Foreign LCs and shall be valid and perfected first priority Liens subject, however, to the proviso appearing at the end of the preceding sentence and to Permitted Liens, in each case pursuant to one or more Collateral Documents entered into by such Persons, each in form and substance reasonably satisfactory to the Administrative Agent.

Section 4.3             Liens on Real Property. The Collateral shall not include any fee simple title to any real property.

Section 4.4            Further Assurances. The Borrower agrees that it shall, and shall cause each Guarantor to, from time to time at the reasonable request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect the Liens on the Collateral contemplated hereby, in each case subject to the limitations set forth in Sections 4.2 and 4.3 and in the Collateral Documents.

SECTION 5.         Definitions, Interpretations; Accounting Terms.

Section 5.1             Definitions. The following terms when used herein shall have the following meanings:

“Acquired Business” means the entity or assets acquired by the Borrower or a Restricted Subsidiary in an Acquisition.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person (other than a Person that is a Restricted Subsidiary, but, at the Borrower’s option, including acquisitions of Equity Interests increasing the ownership of the Borrower or a Restricted Subsidiary in such Restricted Subsidiary), or otherwise causing any Person to become a Restricted Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is an existing Restricted Subsidiary).

“Adjusted Eurodollar Rate” is defined in Section 1.4(b).

“Adjustment” is defined in Section 10.2.

“Adjustment Date” means the date of delivery of financial statements required to be delivered pursuant to Section 8.5(a) or Section 8.5(b), as applicable.

“Administrative Agent” is defined in the preamble hereto and includes each other person appointed as the successor administrative agent pursuant to Section 11.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance Funding Arrangements” means any arrangements requested by the Borrower and acceptable to the Administrative Agent in its reasonable discretion for the delivery of funds by Lenders to, or for the account of, the Administrative Agent for safekeeping pending their delivery by the Administrative Agent to the Borrower on the date of any Borrowing to fund Loans of such Lenders on such date.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” is defined in Section 1.14.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and each of their respective successors and assigns in such capacities.

“Agreement” means this Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Alternate Base Rate” is defined in Section 1.4(a).

“Applicable Margin” means, for any day, with respect to (i) (x) Term Loans made on the Closing Date that are Eurodollar Loans or Base Rate Loans, the rate per annum set forth below under the caption “Adjusted Eurodollar Spread ~~for Initial Term Loans~~” or “Base Rate Spread ~~for Initial Term Loans~~”, as the case may be, in each case, based upon the Total Leverage Ratio as of last day of the last test period for which financial statements have been delivered pursuant to Section 8.5(a) or (b), as applicable, in each case as such Applicable Margins may be adjusted in accordance with Section 1.16 following the incurrence of New Term Loans, and (y) Revolving Loans made pursuant to the Revolving Credit Commitments in effect on the Closing Date that are Eurodollar Loans or Base Rate Loans, the rate per annum set forth below under the caption “Adjusted Eurodollar Spread ~~for Initial Revolving Loans~~” or “Base Rate Spread ~~for Initial Revolving Loans~~”, as the case may be, in each case, based upon the Total Leverage Ratio as of last day of the last test period for which financial statements have been delivered pursuant to Section 8.5(a) or (b), as applicable; provided that, until the first Adjustment Date following the delivery to the Administrative Agent of the first Compliance Certificate delivered pursuant to Section 8.5 following the Closing Date, the “Applicable Margin” for such Term Loans and such Revolving Loans shall be the applicable rate per annum set forth below in Category ~~3~~5, (ii) New Term Loans or New Revolving Loans, the rates per annum with respect thereto set forth in the Commitment Amount Increase Notice with respect thereto contemplated by, and as otherwise permitted by, Section 1.16, (iii) Extended Term Loans incurred under Section 1.18 or Extended Revolving Loans incurred under Section 1.19, the rates per annum with respect thereto set forth in the Term Loan Extension Request or Revolving Credit Commitment Extensions Request, as the case may be, with respect thereto contemplated by, and as otherwise permitted by Section 1.18 and Section 1.19, respectively, (iv) Refinancing Term Loans incurred under Section 1.20(a), the rates per annum with respect thereto set forth in the Refinancing Term Loan Amendment with respect thereto contemplated by, and as otherwise permitted by, Section 1.20(a), and (v) Replacement Revolving Loans incurred under Section 1.20(b), the rates per annum with respect thereto set forth in the Replacement Revolving Credit Amendment with respect thereto contemplated by, and as otherwise permitted by, Section 1.20(b).

Total Leverage Ratio	Adjusted Eurodollar Spread ~~for Initial Term Loans~~	Base Rate Spread ~~for Initial Term Loans~~
Category 1
~~Equal to or greater than 3.00:1.00~~During the Financial Covenant Suspension Increased Pricing Period	~~2.00%~~4.00%	~~1.00%~~3.00%
Category 2
~~Less than 3.00:1.00 but equal to or greater than 2.25:1.00~~	~~1.75%~~	~~0.75%~~
Equal to or greater than 4.00:1.00	3.00%	2.00%
Category 3
~~Less than 2.25:1.00 but equal to or greater than 1.50:1.00~~	~~1.50%~~	~~0.50%~~
Less than 4.00:1.00 but equal to or greater than 3.00:1.00	2.00%	1.00%
Category 4
Less than 3.00:1.00 but equal to or greater than 2.25:1.00	1.75%	0.75%
Category 5
Less than 2.25:1.00 but equal to or greater than 1.50:1.00	1.50%	0.50%
Category 6
Less than 1.50:1.00	1.25%	0.25%
~~Total Leverage Ratio~~	~~Adjusted Eurodollar Spread for Initial Revolving Loans~~	~~Base Rate Spread for Initial Revolving Loans~~
~~Category 1~~
~~Equal to or greater than 3.00:1.00~~	~~2.00%~~	~~1.00%~~
~~Category 2~~
~~Less than 3.00:1.00 but equal to or greater than 2.25:1.00~~	~~1.75%~~	~~0.75%~~
~~Category 3~~
~~Less than 2.25:1.00 but equal to or greater than 1.50:1.00~~	~~1.50%~~	~~0.50%~~
~~Category 4~~
~~Less than 1.50:1.00~~	~~1.25%~~	~~0.25%~~

In the case of Term Loans made on the Closing Date and Revolving Loans made pursuant to the Revolving Credit Commitments in effect on the Closing Date, the Applicable Margin shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Total Leverage Ratio in accordance with the table above; provided that, if financial statements are not delivered when required pursuant to Section 8.5(a) or (b), as applicable, the Applicable Margin shall be the rate per annum set forth above in Category ~~1~~2 commencing on the date by which such financial statements were to be delivered under Section 8.5(a) or (b), as applicable, until such financial statements are delivered in compliance with Section 8.5(a) or (b), as applicable; provided, further, that ~~during~~(A) from the First Amendment Effective Date until the Second Amendment Effective Date, the Applicable Margin shall be the rate per annum set forth above in Category 3 and (B) from the Second Amendment Effective Date until the end of the Financial Covenant Suspension Increased Pricing Period, the Applicable Margin shall be the rate per annum set forth above in Category 1.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 1.4(d).

“Application” is defined in Section 1.3(b).

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means BofA Securities, Inc., Wells Fargo Securities, LLC, Regions Bank, N.A. and Capital One, N.A. in their capacity as joint bookrunners and joint lead arrangers with respect to the Credit Facilities.

“ASC 2016-02” means FASB Accounting Standards Update 2016-02, Leases (Topic 842) adopted February 25, 2016.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.12), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Authorized Representative” means any person whose specimen signature has been certified in accordance with Section 7.2(f), or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent and, solely for purposes of notices given pursuant to Section 1.6, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by an Authorized Representative of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Authorized Representative shall be conclusively presumed to have acted on behalf of such Loan Party.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means 11. U.S.C. §101 et seq. “Base Rate” is defined in Section 1.4(a).

“Base Rate Loan” means a loan bearing interest at a rate specified in Section 1.4(a).

“Basket Suspension Period” means the period beginning on the First Amendment Effective Date and ending on such date ~~after~~(a) which is the ~~end~~earlier of ~~the Financial Covenant Suspension Period~~ (i) ~~which is~~ the ~~last day of a fiscal quarter or Fiscal Year for~~date on which required financial statements under ~~Sections~~Section 8.5(a) ~~or (b), as applicable,~~ and the related Compliance Certificate for the pertinent period have been delivered pursuant to Section 8.5(f) for the fiscal quarter ending April 30, 2023 demonstrating ~~that the Total Leverage Ratio as of the last day of such period does not exceed 3.50:1.00 and that the Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters ending on the last day of such period is not less than 1.25:1.00 and (ii~~compliance with the financial covenants set forth in Sections 8.22(a) and (b) and (ii) the Financial Covenant Reversion Date and (b) on which no Default or Event of Default has occurred and is continuing.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Bona Fide Debt Fund” means with respect to any Company Competitor, any debt fund, investment vehicle, regulated bank entity or unregulated lending entity (in each case, other than a person that is separately identified under clause (i) of the definition of “Disqualified Institution”) that is (a) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and (b) managed, sponsored or advised by any person that is controlling, controlled by or under common control with such Company Competitor, but only to the extent that no personnel involved with the investment in such Company Competitor, (x) directly or indirectly makes, has the right to make or participates with others in making investment decisions with respect to or otherwise causes the direction of the investment policies of such debt fund, investment vehicle, regulated bank entity or unregulated lending entity or (y) has access to any information (other than information that is publicly available) relating to the Borrower or its Subsidiaries and/or any entity that forms a part of any of its business (including any of its Subsidiaries)

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total amount of Loans of a single type advanced, continued for an additional Interest Period, or converted from one type into another type by the Lenders under a Credit Facility on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders under a Credit Facility according to their Percentages of such Credit Facility. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 1.6. Borrowings of Swing Loans are made by the Swing Line Lender in accordance with the procedures set forth in Section 1.15.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in New York, New York and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, any such day that is also a London Banking Day.

“Canadian Dollars” and “C$” each means the lawful currency of Canada.

“Capital Lease” means, for any Person, any lease of Property by such Person as lessee which in accordance with GAAP is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person (excluding the footnotes thereto) in respect of a Capital Lease determined in accordance with GAAP. For the avoidance of doubt, Capitalized Lease Obligations shall not include any Qualifying Restaurant Lease Obligations and, shall include any Capitalized Restaurant Lease Obligations.

“Capitalized Restaurant Lease Obligations” means, for any Person, the amount of the liability shown on the balance sheet of such Person (excluding the footnotes thereto) in respect of a Restaurant Capital Lease determined in accordance with GAAP. For the avoidance of doubt, Capitalized Restaurant Lease Obligations shall not include any Qualifying Restaurant Lease Obligations.

“Card Programs” means (i) purchasing card programs established to enable the Borrower or any Subsidiary to purchase goods and supplies from vendors and (ii) any travel and entertainment card program established to enable the Borrower or any Subsidiary to make payments for expenses incurred related to travel and entertainment.

“Cash Availability” means the sum of (i) availability under the Revolving Credit Facility plus (ii) ~~unrestricted~~Unrestricted cash and Cash Equivalents on hand of the Borrower and its Restricted Subsidiaries.

“Cash Equivalents” means investments of the type set forth in Sections 8.9(a), (b), (c), (d) and (e).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means a Domestic Subsidiary that has no material assets other than Equity Interests in one or more CFCs or other CFC Holdcos.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) at any time of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Equity Interests representing more than 35% of the outstanding Voting Stock of Holdings on a fully diluted basis and (b) failure of Holdings to own and control 100% of the outstanding capital stock and other Equity Interest of the Borrower.

“Chief Financial Officer” means the chief financial officer (or other officer with reasonably equivalent responsibilities) of the applicable Loan Party as identified in the incumbency certificate of such Loan Party most recently delivered to the Administrative Agent.

“Class” means (a) as applied to Lenders, each of the following classes of Lenders: (i) Lenders with Revolving Credit Commitments or holding Revolving Loans and (ii) Lenders holding Term Loans; (b) as applied to Loans and Commitments, Term Loans existing on the Closing Date, New Term Loans, Extended Term Loans, Refinancing Term Loans, Revolving Credit Commitments as in effect on the Closing Date (and any Loans made thereunder), New Revolving Credit Commitments (and any Loans made thereunder), Extended Revolving Credit Commitments (and any Loans made thereunder) and Replacement Revolving Credit Commitments (and any Loans made thereunder) (each separate series of the foregoing permitted hereunder shall be a separate Class to the extent that such series of Loans or Commitments have different terms applicable thereto); and (c) as applied to Credit Facilities, any Term Credit Facilities and/or any Revolving Credit Facilities. The terms “Initial Class” and “Initial Classes” when used herein mean: (x) the Revolving Credit Facility and the Term Credit Facility as in effect on the Closing Date, (y) any increase in the aggregate amount of Commitments and/or Loans thereunder effected under Section 1.16 on identical terms and conditions (and which are not, and not required to be, treated or designated as a separate “series” or “Class”) and/or (z) any Class of Loan and/or Commitments hereunder effected under Sections 1.16, 1.18, 1.19 or 1.20 as revolving or “term A” credit facilities on substantially the same terms and conditions as the Revolving Credit Facility and Term Credit Facility as in effect on the Closing Date, which has been reasonably designated by the Borrower and the Administrative Agent at the time of the incurrence thereof as part of the “Initial Class” for purposes of this Agreement and which may include, without limitation, a separate “series” or “Class” of Loans and/or Commitments which are reasonably designated as a separate “series” or “Class” by the Borrower and the Administrative Agent at the time of the incurrence thereof solely as a result of differences in interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts, optional prepayment or optional redemption premiums/terms and/or maturity extensions, but, for purposes of this clause (z), excluding any Class of Loans having or requiring scheduled annual amortization of principal less than 2.50% the initial stated aggregate principal amount of such Loans.

“Closing Date” means the date on which all conditions precedent to the effectiveness of the amendment and restatement of the Existing Credit Agreement in the form of this Agreement, as set forth in Section 7.2, have been satisfied or waived.

“CNI Growth Amount” means, at any date of determination, (i) an amount equal to (a) 50% of the consolidated Net Income of Holdings for the period beginning on the first day of the first Fiscal Quarter of 2017 to the last day of the Borrower’s fiscal quarter ending on, or most recently preceding, the date of determination for which financial statements have been delivered as required by Section 8.5(a) or (b) and for which consolidated Net Income is a positive amount, reduced by (ii) 100% of consolidated Net Income of Holdings for each such fiscal quarter ending during such period for which consolidated Net Income is a loss.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Collateral Agent, or any security trustee therefor, by the Collateral Documents.

“Collateral Account” is defined in Section 9.4(b).

“Collateral Agent” means Bank of America, N.A. and includes each other person appointed as the successor administrative agent pursuant to Section 11.

“Collateral Documents” means the Security Agreement, and all other deeds of trust, security agreements, pledge agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Secured Obligations.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Loans, pursuant to Section 1.6, which shall be substantially in the form of Exhibit B or Exhibit C, as applicable, or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by an Authorized Representative of the Borrower.

“Commitment Amount Increase” is defined in Section 1.16(a).

“Commitment Amount Increase Notice” is defined in Section 1.16(a).

“Commitment Fee Rate” means, for each fiscal quarter or portion thereof~~, (i~~ (and with reference to the Total Leverage Ratio as of the last day of and for the period of four consecutive fiscal quarters of the Borrower ending on the last day of such fiscal quarter), (i) 0.50% per annum, during the Financial Covenant Suspension Increased Pricing Period, (ii) 0.40% per annum, if the Total Leverage Ratio is equal to or greater than 4.00:1.00, (iii) 0.35% per annum, if the Total Leverage Ratio is less than 4.00:1.00 but equal to or greater than 3.00:1.00, (~~ii~~iv) 0.30% per annum, if the Total Leverage Ratio is less than 3.00:1.00 but equal to or greater than 2.25:1.00, (~~iii~~v) 0.25% per annum, if the Total Leverage Ratio is less than 2.25:1.00 but equal to or greater than 1.50:1.00, and (~~iv~~vi) 0.20% per annum, if the Total Leverage Ratio is less than 1.50:1.00; provided that, until the first Adjustment Date following the completion of the first full fiscal quarter ended after the Closing Date, the “Commitment Fee Rate” shall be 0.20% per annum. The Commitment Fee Rate shall be adjusted quarterly on a prospective basis, as applicable, on each Adjustment Date based upon the Total Leverage Ratio as of such date; provided that if financial statements are not delivered when required pursuant to Section 8.5(a) or (b), as applicable, the “Commitment Fee Rate” shall be the rate per annum set forth in the foregoing clause (i) commencing on the date by which such financial statements were to be delivered under Section 8.5(a) or (b), as applicable, until such financial statements are delivered in compliance with Section 8.5(a) or (b), as applicable; provided, further, that ~~during~~(A) from the First Amendment Effective Date until the Second Amendment Effective Date, the Commitment Fee Rate shall be the rate per annum set forth in the foregoing clause (iii) and (B) from the Second Amendment Effective Date until the end of the Financial Covenant Suspension Increased Pricing Period, the ~~“~~Commitment Fee Rate~~”~~ shall be the rate per annum set forth in the foregoing clause (i).

“Commitments” means the Revolving Credit Commitments and the Term Loan Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company Competitor” means competitors of the Borrower and its Subsidiaries.

“Compliance Certificate” means a certificate in substantially the form attached hereto as Exhibit E delivered pursuant to Section 8.5(f).

“Consolidated Group” means at any date and for any period, Holdings, the Borrower and the Borrower’s subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Group Company” means at any date and for (or for a pertinent portion of) any period a Person which is a member of the Consolidated Group.

“Consolidated Start-up Costs” means consolidated “start-up costs” (as such term is defined in Accounting Standards Codification No. 720 published by the Financial Accounting Standards Board) of the Restricted Group related to the acquisition, opening and organizing of new Units or conversion of existing Units, including, without limitation, rental payments with respect to any location made prior to the opening of the Unit at such location, the cost of feasibility studies, staff-training and recruiting and travel costs for employees engaged in such start-up activities, in each case net of landlord reimbursements for such costs.

“Consolidated Total Assets” means, for any Person, as of the date of the most recent financial statements delivered pursuant to Section 8.5, the total assets of such Person and its consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of such Person as of such date.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” is defined in Section 13.31.

“COVID-19 Pandemic” means the COVID-19 pandemic and the economic, financial, business, operational and healthcare effects thereof and the response of governmental and healthcare authorities with respect thereto.

“Credit Event” means the advancing of any Loan, or the issuance of, or increase in the amount of, any Letter of Credit.

“Credit Facility” means any of the Revolving Credit Facility, the Swing Line Facility and the Term Credit Facility.

“Cumulative Credit” means, at any date, an amount, determined on a cumulative basis equal to, without duplication:

(a)            (i) the CNI Growth Amount at such time plus (ii) Declined Proceeds after the Closing Date that are not applied to a mandatory prepayment pursuant to Section 1.9(b), plus (iii) an amount not to exceed $30,000,000; plus

(b)            100% of the aggregate amount of proceeds received by the Borrower from sales or issuances of its Equity Interests and/or the aggregate amount of contributions to the capital of the Borrower received in cash or other property (the fair market value of which having been determined in good faith by the Borrower) after the Closing Date, but excluding any such proceeds or contributions received during the Financial Covenant Suspension Period; plus

(c)           [reserved];

(d)           100% of the aggregate amount of any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a disposition or otherwise) and other amounts received or realized in respect of any investment after the Closing Date permitted by Section 8.9; plus

(e)            to the extent not otherwise included in the Net Income used in calculating the CNI Growth Amount added pursuant to clause (a) above, an amount equal to the sum of (i) the aggregate amount received by the Borrower or any Restricted Subsidiary from cash dividends and distributions received from any Unrestricted Subsidiaries and Net Cash Proceeds in connection with any sale, transfer or other disposition permitted by Section 8.10 of its Equity Interests in any Unrestricted Subsidiary, (ii) the amount of any investments by the Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary (in an amount not to exceed the original amount of such investment) that has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated into, the Borrower or any Restricted Subsidiary and (iii) the fair market value (as determined by the Borrower in good faith) of the property or assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed (in an amount not to exceed the original amount of the investment in such Unrestricted Subsidiary) to the Borrower or any Restricted Subsidiary, in each case, during the period from and including the Business Day immediately following the Closing Date through and including any date of determination, in each case to the extent that the investment corresponding to the designation of such Restricted Subsidiary as an Unrestricted Subsidiary or any subsequent investment in such Unrestricted Subsidiary, was made in reliance on the Cumulative Credit pursuant to Section 8.9(n)(ii); minus

(f)            any amounts thereof used to make investments pursuant to Section 8.9(n); minus

(g)           the cumulative amount of dividends paid and distributions made pursuant to Section 8.12(i), minus

(h)           payments or distributions in respect of Subordinated Debt pursuant to Section 8.21(b)(vii).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” is defined in Section 1.9(e).

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Default Rate” is defined in Section 1.10.

“Default Right” is defined in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that, as reasonably determined by the Administrative Agent, has (a) failed to fund any portion of its Revolving Credit Commitment, including the failure to make any payment to the L/C Issuer in respect of an L/C Obligation and/or to the Swing Line Lender in respect of a Swing Loan and/or failed to fund any portion of its Term Loan Commitment (collectively, the “Lender Funding Obligations”) within two (2) Business Days of the date required to be funded by it hereunder (unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied), (b) notified the Borrower, the Administrative Agent or any Lender in writing, or has otherwise indicated through a public statement, that it does not intend to comply with its Lender Funding Obligations or generally under agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after receipt of a written request from the Administrative Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its Lender Funding Obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due or (e) become (or has a Parent Company that has become) (i) the subject of a Bail-In Action or (ii) other than via an Undisclosed Administration the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, examiner, liquidator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or any Lender (or a Parent Company thereof) is determined or adjudicated to be insolvent by a governmental authority, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors; provided that a Lender shall not qualify as a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or its Parent Company, or of the exercise of control over such Lender or any Person controlling such Lender, by a governmental authority or instrumentality thereof so long as such ownership interest or exercise of control does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; provided that if the Borrower, the Administrative Agent and, in the case of a Revolving Lender, the Swing Line Lender and the L/C Issuer, agree in writing in their reasonable discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which, in the case of a Revolving Lender, may include arrangements with respect to any cash collateralization of Letters of Credit and/or Swing Loans), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the relevant Loans (and, in the case of a Revolving Lender, the obligations of the Swing Line Lender and/or the L/C Issuer and the funded and unfunded Participating Interests in Letters of Credit and Swing Loans) to be held on a pro rata basis by the Lenders in accordance with their Revolver Percentages (without giving effect to Section 1.17) or Term Loan Commitments, as the case may be, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Defaulting Revolving Lender” means any Defaulting Lender that is a Revolving Lender.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” means (including with correlative meanings “Dispose” and “Disposed”) the sale, lease, conveyance or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of Property (including any sale of Equity Interests of any Restricted Subsidiary of the Borrower, but excluding any issuance by any such Person of its own Equity Interests), pursuant to clauses (i), (j), (m) and (o) (with respect to Prepayment Sale/Leaseback Transactions for properties other than the Specified Sale/Leaseback Properties) of Section 8.10.

“Disqualified Institution” means any Person that (i) was identified to the Arrangers by the Borrower in writing on or prior to August 17, 2017, (ii) is a Company Competitor that has been specified to the Administrative Agent by the Borrower in writing from time to time and (iii) is an Affiliate of the Persons identified in the foregoing clauses (i) and (ii) that is reasonably identifiable, solely to the extent such Affiliate has the name of the Disqualified Institution identified in clause (i) or (ii) in its legal name (other than in the case of clause (ii), any such Affiliate that is a Bona Fide Debt Fund not otherwise identified pursuant to clause (i)). The specifying of a Company Competitor pursuant to foregoing clause (ii) shall be effective two (2) Business Days after the receipt thereof by the Administrative Agent; provided that such supplement shall not apply to retroactively disqualify any Person that has previously acquired an assignment or participation interest in any Loan in accordance with the provisions of Sections 13.11 and 13.12. With respect to the list referred to in clauses (i) and (ii) hereof, the Administrative Agent shall update the list pursuant to clause (ii) of this definition and post such list (with any updates) to the Lenders.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof, in whole or in part, (iii) provides for scheduled mandatory payments or dividends in cash or (iv) is or becomes convertible into or exchangeable for Indebtedness for Borrowed Money or any other Equity Interests that could constitute Disqualified Stock, in the case of each of clauses (i) through (iv) on or prior to the date that is one hundred eighty (180) days after the latest maturity date of any Loan as of the date of determination; provided, however, that any Equity Interest that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interest is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interest upon the occurrence of a change in control, initial public offering or an asset sale occurring prior to the date that is one hundred eighty (180) days after the latest maturity date of any Loan as of the date of determination shall not constitute Disqualified Stock if such Equity Interest provides that the issuer thereof will not redeem any such Equity Interest pursuant to such provisions prior to the repayment in full of the Obligations; provided, further, that if such Equity Interest is issued pursuant to a plan for the benefit of the employees, directors, officers, managers or consultants of the Borrower (or any direct or indirect parent thereof) or its Restricted Subsidiaries or by any such plan to such Persons such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower (or any such parent) or its Restricted Subsidiaries in order to satisfy applicable regulatory obligations.

“Disregarded Domestic Person” means any direct or indirect Domestic Subsidiary that is treated as a partnership or a disregarded entity for U.S. federal income tax purposes, if substantially all of its assets consist of Equity Interests of one or more direct or indirect Foreign Subsidiaries or other Disregarded Domestic Persons.

“Dividing Person” is defined in the definition of the term “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Domestic Subsidiary” means each Restricted Subsidiary which is not a Foreign Subsidiary.

“Domestic Wholly-owned Subsidiary” means each Wholly-owned Subsidiary which is not a Foreign Subsidiary.

“Earnout Payments” means payment obligations of the Borrower or any Restricted Subsidiary owed in connection with an Acquisition permitted hereunder which are required to be made over a period of time and that are contingent upon the Borrower or any Restricted Subsidiary meeting financial performance objectives or similar payments.

“EBITDA” means, with reference to any period, Net Income for such period plus to the extent reducing Net Income for such period (other than in the case of clauses (j) and (q)), the sum, without duplication, of (in each case for such period):

(a)            Interest Expense,

(b)           foreign, federal, state, and local income, profits or capital taxes,

(c)           depreciation of fixed assets and amortization of intangible assets,

(d)           non-cash compensation expense, or other non-cash expenses or charges, arising from the sale of stock, the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation rights or similar arrangements) (minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of Net Income),

(e)           fees, costs and expenses to the extent that the same have been reimbursed in cash by a third-party during the same period or are reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that in respect of any fee, cost, expense or deduction incurred pursuant to this clause (e), the Borrower in good faith expects to receive reimbursement for such fees, cost, expense or deduction within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in calculating EBITDA for such fiscal quarters),

(f)            fees, costs and expenses paid in cash in connection with equity issuances or offerings, issuances, offerings, incurrences, prepayments, repayments, refinancings, defeasances, extinguishments or exchanges of Indebtedness for Borrowed Money (including any amendments, waivers or other modifications thereto, the Refinancing and any amortization or write off of debt issuance or deferred financing costs, premiums and prepayment penalties), recapitalizations, mergers and consolidations, sales, leases, transfers and other dispositions permitted by Section 8.10 and investments (including Acquisitions permitted hereunder), in each case permitted by this Agreement and whether or not consummated,

(g)           the unamortized fees, costs and expenses relating to the repayment, prepayment, refinancing, defeasance, extinguishment or exchange of Indebtedness for Borrowed Money (including the Refinancing) permitted by this Agreement,

(h)           all non-cash (and, with respect to clause (ii), cash) costs, expenses, losses and charges (other than the write-down of current assets) for such period (including non-cash compensation expenses and amounts representing non-cash adjustments) required by the application of (i) Accounting Standards Codification No. 360 (relating to write-down of long-lived assets), (ii) Accounting Standards Codification No. 805 (including with respect to “earnouts” incurred as deferred consideration in connection with Acquisitions permitted hereunder) and (iii) Accounting Standards Codification No. 350 (relating to changes in accounting for amortization of goodwill and certain intangibles) as established by the Financial Accounting Standards Board (pertaining to acquisition method accounting),

(i)            reimbursable reasonable costs and expenses payable during such period and any board of director fees payable in such period, in each case permitted by Section 8.15,

(j)            the amount of cost savings, operating expense reductions, other operating improvements, synergies and other similar initiatives resulting from Permitted Acquisitions, permitted sales, transfers, leases or other dispositions of property, acquisitions, investments, operating improvements, restructurings, cost saving initiatives and other similar initiatives and the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary pursuant to the terms hereof (each, a “Specified Transaction”), without duplication, which are (A) consistent with Regulation S-X promulgated under the Securities Act, including, without limitation, cost savings resulting from head count reduction, closure of facilities and other similar restructuring charges; (B) projected by the Borrower in good faith to be realized during such period in connection with the applicable Specified Transaction; (C) agreed to by the Administrative Agent in its sole discretion (it being understood and agreed that the Administrative Agent may consult with the Required Lenders prior to making any such decision); or (D) recommended by any due diligence quality of earnings report conducted by financial advisors of recognized national standing selected by the Borrower (it being understood and agreed that each of FTI Consulting, Grant Thornton and RSM and any of the “big four” accounting firms are of recognized national standing); provided that the aggregate amount of additions made pursuant to clauses (j)(B), (j)(C) and (j)(D) and clause (p)(A) below in any four quarter period shall not exceed the greater of (x) $7,500,000 and (y) 5.0% of EBITDA on a Pro Forma Basis for such four quarter period (inclusive of such adjustments); provided that in the case of each of clauses (j)(A), (j)(B), (j)(C) and (j)(D), (x) such cost savings, operating expense reductions, operating improvements, synergies and other similar initiatives shall be given effect as if they had been realized on the first day of such calculation period, (y) no cost savings, operating expense reductions, operating improvements, synergies or other similar initiatives shall be added pursuant to this clause (j) to the extent duplicative of any other amounts otherwise added to or included in Net Income, whether through a pro forma adjustment or otherwise, for such period and (z) any such projected cost savings, operating expense reductions, operating improvements, synergies and other similar initiatives shall be calculated net of actual benefits realized during such period from such actions that are otherwise included in the calculation of EBITDA; provided, further, that in the case of each of clauses (j)(B) and (j)(D), a duly completed certificate signed by an Authorized Representative of the Borrower shall be delivered to the Administrative Agent certifying that such actions have been taken or will be taken within 18 months after the consummation of the applicable Specified Transaction, and that such cost savings, operating expense reductions, operating improvements, synergies and other similar initiatives are reasonably anticipated to be realized within 18 months after the consummation of the applicable Specified Transaction and are reasonably identifiable and factually supportable, in each case as determined in good faith by the Borrower,

(k)           fees, costs and expenses (including, without limitation, any taxes paid in connection therewith), without duplication, in connection with (A) the undertaking of cost savings, operating expense reductions, other operating improvements, synergies and other similar initiatives, integration, transition, opening and pre-opening expenses, business optimization, software development and costs related to closure or consolidation of facilities, curtailments and costs related to entry into new markets, (B)(1) transaction related expenditures consisting of management bonuses or cash stay bonuses paid to employees of any Person, (2) expenses relating to the winding down of a public company acquired in an Acquisition permitted hereunder, and (3) non-recurring costs and expenses incurred in connection with transfer pricing studies and their implementation and the structuring and implementation of intercompany licensing agreements in connection with an Acquisition permitted hereunder, (C) expenditures and charges arising out of restructuring, consolidation, severance or discontinuance of any portion of operations, employees and/or management of any Person in connection with an Acquisition permitted hereunder and (D) non-recurring charges and expenses relating to (i) the exercise of options, (ii) stock issued by the target of an Acquisition permitted hereunder and (iii) change of control and like bonuses incurred in connection with an Acquisition permitted hereunder; provided that the aggregate amount of additions made pursuant to clauses (k)(A), (k)(B), (k)(C) and (k)(D) and clause (p)(B) below shall not exceed the greater of (x) $7,500,000 and (y) 5.0% of EBITDA on a Pro Forma Basis for any four quarter period (inclusive of such adjustments),

(l)            any net cash charges, expenses or losses for litigation, indemnity settlements or unusual or non-recurring charges, expenses or losses for such period (not to exceed the greater of (x) $7,500,000 and (y) 5.0% of EBITDA on a Pro Forma Basis for any four quarter period (inclusive of such adjustments)),

(m)          the fees, costs and expenses incurred by the Borrower or any Restricted Subsidiaries in connection with the negotiation, execution and delivery of this Agreement, the other Loan Documents (including amendments, supplements, waivers and other modifications to the foregoing executed after the Closing Date) and the closing of the Transactions (including for the avoidance of doubt, upfront fees or original issue discount payable in connection therewith),

(n)           other non-cash charges reducing Net Income for such period (including any net change in deferred amusement revenue and ticket liability reserves); provided that if any such non-cash charges represent an accrual or reserve for potential cash charge in any future period, (A) the Borrower may determine not to add back such non-cash charge in the current period and (B) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to the extent of such add back,

(o)           the amount of any expense or deduction associated with any Restricted Subsidiary attributable to non-controlling interests or minority interests of third parties,

(p)           the amount of any restructuring charge or reserve in connection with a single or one-time event, including in connection with (A) any Acquisition permitted hereunder consummated after the Closing Date; provided that the aggregate amount of additions made pursuant to this clause (p)(A) and clauses (j)(B), (j)(C) and (j)(D) above in any four-quarter period shall not exceed the greater of (x) $7,500,000 and (y) 5.0% of EBITDA on a Pro Forma Basis for such four-quarter period (inclusive of such adjustments), and (B) the consolidation or closing of any location or office during such period; provided that the aggregate amount of additions made pursuant to this clause (p)(B) and clauses (k)(A), (k)(B), (k)(C) and (k)(D) above in any four-quarter period shall not exceed the greater of (x) $7,500,000 and (y) 5.0% of EBITDA on a Pro Forma Basis for such four-quarter period (inclusive of such adjustments),

(q)           cash actually received (or any netting arrangements resulting in reduced cash expenditures) during such period, and not included in Net Income in any period, to the extent that the non-cash gain relating to such cash receipt or netting arrangement was deducted in the calculation of EBITDA pursuant to clause (t) below for any previous period and not added back, and

(r)            Consolidated Start-up Costs for such period in an aggregate amount not to exceed the greater of (i) $12,500,000 in any period of four consecutive fiscal quarters and (ii) 7.5% of EBITDA for such period (calculated after giving effect to amounts added back pursuant to this clause (r)), minus

(s)            interest income,

(t)            non-cash income or gains increasing Net Income for such period,

(u)           all cash and non-cash additions required by the application of ASC 805 to be expensed by the Borrower and its Restricted Subsidiaries for the four fiscal quarters then ended, and

(v)           the amount of any income or gain associated with any Restricted Subsidiary attributable to non-controlling interests or minority interests of third parties to the extent taken into account in determining Net Income for such period, and

(w)          any cash payments made during such period on account of non-cash charges increasing Net Income pursuant to clause (n)(B) above in a previous period.

Notwithstanding anything to the contrary in the foregoing, lost food and beverage revenues, amusement revenues and other lost or foregone revenues, including from reduced customer traffic resulting from voluntary or mandated social distancing and store closures (in each case attributable to the COVID-19 Pandemic), will not be an allowed add-back to Net Income in computing EBITDA.

“ECP” is defined in the definition of the term “Excluded Swap Obligation”.

“EEA Financial Institution” means (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (i) or (ii) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having the authority to exercise Write-Down and Conversion Powers.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the L/C Issuer and the Swing Line Lender, and (iii) unless an Event of Default under Section 9.1(a), (j) or (k) has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Disqualified Institution.

“Eligible Foreign Currency” is defined in Section 1.3(b).

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material or Environmental Law or (d) from any actual or alleged damage, injury, threat or harm to natural resources, the environment or health and safety as it relates to Hazardous Material.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of the environment or health and safety as it relates to Hazardous Material, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 1.4(b). “Eurodollar Rate” is defined in Section 1.4(b).

“Event of Default” means any event or condition identified as such in Section 9.1.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excess Interest” is defined in Section 13.20.

“Exchange Act” is defined in the definition of the term “Change of Control”.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (each an “ECP”) at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or the L/C Issuer, (a) income taxes, branch profits taxes, franchise taxes imposed in lieu of income taxes or other taxes imposed on (or measured by) its net income by a jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized, in which its principal office is located, in which it is doing business, or in which it has a present or former connection (other than such a connection resulting solely from such person having executed or delivered, or performed its obligations, or received a payment under, or enforced, any Loan Document), or, in the case of any Lender or the L/C Issuer, in which its applicable lending office is located; (b) any withholding taxes imposed under FATCA; (c) any withholding tax that is imposed on amounts payable to such Person at the time it becomes a party to this Agreement (or acquires a participation in the Loans or Commitments made under this Agreement) or designates a new lending office, except to the extent that such Person was entitled, at the time of designation of a new lending office, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 13.1(a) or is the assignee or Participant of a Person who was entitled to receive such amounts from the Borrower; (d) any taxes attributable to such person’s failure to comply with Section 13.1(b); and (e) any interest, additions to tax or penalties in respect of the foregoing.

“Existing 2015 Loans” means the Existing 2015 Revolving Loans and the Existing 2015 Term Loans.

“Existing 2015 Revolving Loans” is defined in Section 13.29.

“Existing 2015 Term Loans” is defined in Section 13.29.

“Existing Credit Agreement” is defined in the recitals of this Agreement.

“Existing Letters of Credit” is defined in Section 13.29(e).

“Existing Revolving Credit Commitments” is defined in Section 1.19(a).

“Existing Revolving Loans” is defined in Section 1.19(a).

“Existing Term Loans” is defined in Section 1.18(a).

“Extended Revolving Credit Commitments” is defined in Section 1.19(a).

“Extended Revolving Loans” is defined in Section 1.19(a).

“Extended Term Loans” is defined in Section 1.18(a).

“Extending Revolving Lender” is defined in Section 1.19(b).

“Extending Term Loan Lender” is defined in Section 1.18(b).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Covenant Reversion Date” means, at the Borrower’s election upon written notice to the Administrative Agent, the date on which required financial statements under Section 8.5(a) or (b), as applicable, and the related Compliance Certificate for the pertinent period have been delivered pursuant to Section 8.5(f), demonstrating that the Total Leverage Ratio as of the last day of such period does not exceed 3.50:1.00 and that the Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters ending on the last day of such period is not less than 1.25:1.00.

“Financial Covenant Suspension Increased Pricing Period” means the period from the Second Amendment Effective Date until the date the required financial statements and the related Compliance Certificate are delivered for the fiscal quarter of the Borrower ending on or about April 30, 2022 demonstrating compliance with the applicable financial covenants set forth in Sections 8.22(a) and (b).

“Financial Covenant Suspension Period” means the period from the First Amendment Effective Date until the date financial statements are required to be delivered for the fiscal quarter of the Borrower ending ~~January 31, 2021~~the earlier of (a) the last day of the fiscal quarter ending on or about April 30, 2022 and (b) the last day of the fiscal quarter immediately preceding the Financial Covenant Reversion Date.

“First Amendment” means the First Amendment to Amended and Restated Credit Agreement, dated as of the First Amendment Effective Date, by and among the Borrower, each Lender party thereto and the Administrative Agent.

“First Amendment Effective Date” means April 14, 2020.

“Fiscal Year” means the 12-month financial accounting period ending on each Sunday described in Section 8.16.

“Fixed Charge Coverage Ratio” means as of any date of determination, the ratio of (a)(i) EBITDA minus (ii) Maintenance Capital Expenditures (except to the extent financed with the proceeds of long term Indebtedness for Borrowed Money (other than the Revolving Loans)), minus (iii) the aggregate amount of taxes paid or payable in cash during such period minus (iv) the aggregate amount of Restricted Payments actually made in cash during such period (which Restricted Payment deduction shall not apply if (i) the Total Leverage Ratio, as of the last day of and for such period, is less than 2.50:1.00 after giving effect to any Borrowing of Revolving Loans and (ii) the Cash Availability after giving effect to such Restricted Payment is equal to or exceeds $75,000,000) to (b) Fixed Charges of the Restricted Group for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“Fixed Charges” means, with reference to any period, without duplication, the sum of (a) the aggregate amount of Interest Expense paid or payable in cash during such period plus (b) the aggregate amount of scheduled principal payments of Total Funded Debt paid or payable in cash during such period, all calculated for such period for the Borrower and its Restricted Subsidiaries on a consolidated basis.

For purposes of determining the amount of principal allocated to scheduled payments under Capital Leases under this definition, interest in respect of any Capital Lease of any Person shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease in accordance with GAAP.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Borrower organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia (and including a Restricted Subsidiary of such a Subsidiary).

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funds Transfer, Deposit Account Liability and Foreign LCs” means the liability of the Borrower or any Guarantor or any Foreign Subsidiary owing to any Person who, at the time such liability or the agreement in respect thereof arose or was entered into, was the Administrative Agent, a Lender, or an Affiliate of the Administrative Agent or a Lender, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from deposit accounts of the Borrower and/or Guarantor and/or Foreign Subsidiary now or hereafter maintained with any of the Administrative Agent, a Lender or any of their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, (c) any other deposit, disbursement, and cash management services afforded to the Borrower or any Guarantor of any Foreign Subsidiary by any of the Administrative Agent, a Lender or any of their Affiliates, (d) any purchasing card or other type of credit card issued under a separate agreement by the Administrative Agent, a Lender or any of their Affiliates to Holdings, the Borrower or any of its Subsidiaries and (e) the drawing under any letter of credit issued by the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender, for the account of a Foreign Subsidiary, and any fees and expenses incurred in connection therewith.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), subject however, to Section 5.3.

“Guarantee” and “Guarantees” each is defined in Section 4.1.

“Guarantor” and “Guarantors” each is defined in Section 4.1.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Hedging Liability” means the liability of the Borrower or any Guarantor, or any Foreign Subsidiary that is an ECP, or any Foreign Subsidiary that is not an ECP (solely with respect to spot foreign exchange transactions), to any Person who, at the time the agreement giving rise to such liability was entered into, was the Administrative Agent, a Lender, or an Affiliate of the Administrative Agent or a Lender, in respect of any interest rate and/or foreign currency swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate or currency hedging arrangement, in each case not entered into for speculative purposes, as the Borrower or any Guarantor, as the case may be, may from time to time enter into with any such Person, other than (and excluding) all Excluded Swap Obligations.

“Holdings” is defined in the introductory paragraph of this Agreement.

“Hostile Acquisition” means the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, and as to which such approval has not been withdrawn.

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“Immaterial Subordinated Debt” means Subordinated Debt the principal amount of which does not exceed the Threshold Amount.

“Immaterial Subsidiary” means, as of any date of determination, any Domestic Wholly-owned Subsidiary of the Borrower; provided that (i) the total assets of all Immaterial Subsidiaries, determined in accordance with GAAP (without giving effect to the adoption of ASC 2016-02 or any other change in GAAP or the application or interpretation thereof pertaining to the treatment of leases if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on the Closing Date), shall not exceed 5.0% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries and (ii) the EBITDA of all Immaterial Subsidiaries, calculated on a Pro Forma Basis, shall not exceed 5.0% of the EBITDA of the Borrower and its Restricted Subsidiaries. The Immaterial Subsidiaries as of the Closing Date are listed on Schedule 5.1(a).

“Increased Amount Date” is defined in Section 1.16(a).

“Incremental Equivalent Debt” is defined in Section 8.7(o).

“Indebtedness for Borrowed Money” means, for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing borrowed money (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than (i) trade accounts payable and other accrued expenses arising in the ordinary course of business, (ii) amounts owing in respect of employee benefits, (iii) amounts owing in respect of deferred compensation, (iv) Earnout Payments, (v) amounts owing in respect of working capital adjustments or purchase price adjustments in connection with any Acquisitions and (vi) royalty payments made in the ordinary course of business), (c) all indebtedness (excluding prepaid interest thereon) secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person to purchase, redeem, retire or otherwise make a payment with respect to any Disqualified Stock and (f) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money. The amount of Indebtedness for Borrowed Money of any Person at any date shall be without duplication (i) in the case of Indebtedness for Borrowed Money in which the holder of such Indebtedness for Borrowed Money has contractually agreed to limit its repayment to a particular asset or assets, the lesser of the fair market value of such assets or assets as of such date and the aggregate principal amount of such Indebtedness for Borrowed Money and (ii) in the case of Indebtedness for Borrowed Money of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of fair market value at such date of any asset subject to a Lien securing the Indebtedness for Borrowed Money of others and the amount of the Indebtedness for Borrowed Money secured.

“Indemnified Person” is defined in Section 13.15(a).

“Indemnified Taxes” means taxes (including interest and penalties thereon), other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and taxes (including interest and penalties thereon) covered by Section 13.4.

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“Insolvency Laws” means the Bankruptcy Code of the United States, and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar Legal Requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Initial Class” and “Initial Classes” is defined in the definition of the term “Class”.

“Intellectual Property” means patents, trademarks, service marks, trade names, trade styles, trade dress, logos, slogans, copyrights, domain names (and all applications for registration and registrations of all of the foregoing), software, source and object code, trade secrets, know how, and confidential commercial and proprietary information, and all other intellectual property and similar proprietary rights anywhere in the world.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Restricted Group for such period determined on a consolidated basis in accordance with GAAP.

“Interest Period” is defined in Section 1.7.

“Investment Affiliate” means, (i) as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other companies and (ii) as to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, current or former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), estate, heirs, permitted assigns and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuer Documents” means with respect to any Letter of Credit, the Application for such Letter of Credit and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Judgment Currency” is defined in Section 13.30(a).

“Judgment Currency Conversion Date” is defined in Section 13.30(a).

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“L/C Issuer” means, as the context may require, (a) each of Bank of America, N.A. (directly or through its affiliates) and any Lender reasonably acceptable to the Administrative Agent and Borrower which agrees to issue Letters of Credit hereunder, with respect to Letters of Credit issued by it; (b) any other Lender that may become an L/C Issuer pursuant to Section 1.3(g) with respect to Letters of Credit issued by such Lender; (c) any Lender (which is not a Defaulting Lender) appointed by the Borrower (with the consent of such Lender and the Administrative Agent) by notice to the Lenders as a replacement for any L/C Issuer, who at the time of such appointment is a Defaulting Lender and/or (d) collectively, all of the foregoing. Any L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such L/C Issuer (and such Affiliate shall be deemed to be an “L/C Issuer” for all purposes of the Loan Documents). In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations, including all drawings under Letters of Credit. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 5.5. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP (to the extent the ISP applies to such Letter of Credit), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means $35,000,000, as reduced pursuant to the terms hereof.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.

“Lenders” means and includes Bank of America, N.A., Wells Fargo Bank, National Association and the other financial institutions party hereto as lenders as of the Closing Date or otherwise from time to time party to this Agreement, including each assignee Lender pursuant to Section 13.12 hereof, and unless the context otherwise requires, the Swing Line Lender. “Lending Office” is defined in Section 10.4.

“Letter of Credit” means any letter of credit issued hereunder. “LIBOR” is defined in the definition of the term “Eurodollar Rate”.

“LIBOR Replacement Date” has the meaning specified in Section 10.2(c).

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” is defined in Section 10.2(c).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of Business Day, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines~~, in consultation with the Borrower,~~ is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

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“Liquidity Amount” means the sum of (i) the aggregate amount of ~~unrestricted~~Unrestricted cash of Holdings, the Borrower and their Restricted Subsidiaries held in one or more deposit accounts with Bank of America, N.A. that, within thirty (30) days after the First Amendment Effective Date (or such longer period as may be agreed by the Administrative Agent), are subject to deposit account control agreements in favor of the Collateral Agent for the benefit of the Secured Creditors, ~~and~~ (ii) the aggregate amount of ~~unrestricted~~Unrestricted Cash Equivalents of Holdings, the Borrower and their Restricted Subsidiaries credited to one or more securities accounts that, within thirty (30) days after the First Amendment Effective Date (or such longer period as may be agreed by the Administrative Agent), are subject to securities account control agreements in favor of the Collateral Agent for the benefit of the Secured Creditors and (iii) Unused Revolving Credit Commitments.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property in the nature of security, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” means any Revolving Loan, Swing Loan or Term Loan whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the First Amendment, the Second Amendment, the Notes (if any), the Applications, the Collateral Documents, the Guarantees and each other instrument or document required to be executed and delivered by the Borrower or any Guarantor in favor of the Administrative Agent or the Lenders hereunder or thereunder.

“Loan Party” means the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in U.S. Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

~~“Main Street Facility” means the Main Street New Loan Facility and/or Main Street Expanded Loan Facility, in each case, established by the Federal Reserve on April 9, 2020 under the authority of Section 13(3) of the Federal Reserve Act, with approval of the U.S. Secretary of the Treasury.~~

“Maintenance Capital Expenditures” means, for any Restricted Group Company in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person, including expenditures made for the purpose of maintaining the operations of such person (such as expenditures to purchase games (other than in connection with a store/restaurant opening), plumbing, and kitchen equipment or ordinary course carpet replacements); provided that Maintenance Capital Expenditures for the Restricted Group shall not include:

(a)            expenditures to the extent they are made with proceeds of the issuance of equity interests of, or a cash capital contribution to, a Restricted Group Company by any parent company of the Borrower after the Closing Date,

(b)            capital expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such capital expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Restricted Group Companies within 12 months of receipt of such proceeds (or, if not made within such period of 12 months, are committed to be made during such period, and actually made within 18 months following receipt of such proceeds),

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(c)            interest capitalized during such period,

(d)            expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding any Consolidated Group Company) and for which no Consolidated Group Company has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period),

(e)            the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Maintenance Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Maintenance Capital Expenditures when such asset was originally acquired,

(f)             the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business consistent with past or industry practice,

(g)            investments in respect of a Permitted Acquisition, with respect to the portion which is included as additions to property, plant and equipment in accordance with GAAP;

(h)            the purchase of property, plant or equipment made within 12 months of the sale of any asset to the extent purchased with the proceeds of such sale (or, if not made within such period of 12 months, to the extent committed to be made during such period, and actually made within 18 months following receipt of such proceeds),

(i)             any capital expenditures related to the acquisition, opening and construction or furbishing of new Units and/or entertainment centers or conversion or refurbishing of existing Units and/or entertainment centers, and other expenditures associated with acquiring new games or equipment (but only to the extent acquired in connection with the other activities described in this clause (i)), or

(j)             any operating improvement initiative expenditures, project related capital expenditures or other expenditures made with the purpose of generating a return on investment as a result of such expenditures, including, without limitation, expenditures in connection with full scale remodeling, logo changes, purchases of energy management systems and/or purchases of table top ordering technology.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, financial condition or results of operations of the Restricted Group, taken as a whole, (b) a material and adverse effect on the rights and remedies (taken as a whole) of the Administrative Agent under any Loan Document or (c) a material and adverse effect on the ability of the Borrower and the Guarantors (taken as a whole) to perform their payment obligations under any Loan Document; provided that, until the financial statements have been delivered pursuant to Section 8.5(a) for the fiscal quarter ending on or about April 30, 2023, the impacts of the COVID-19 Pandemic on the business, assets, financial condition and/or results of operations of the Borrower and/or any of its Subsidiaries shall be disregarded for purposes of clauses (a) and (c) above.

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“Maximum Rate” is defined in Section 13.20.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and Cash Equivalent proceeds received by or for such Person’s account, net of (i) direct costs to a third party that is not an Affiliate of such Person relating to such Disposition (including, without limitation, any underwriting, brokerage or other customary commissions and legal, advisory and other fees and expenses associated therewith), (ii) any taxes paid or payable by such Person as a direct result of such Disposition, (iii) until released a Restricted Group Company, all amounts that are set aside as a reserve (1) for adjustments in respect of the sale price of such assets, (2) in accordance with GAAP against any liabilities associated with such sale or casualty, (3) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within thirty (30) days after, the date of such sale or other disposition and (4) for the principal amount of any Indebtedness for Borrowed Money that is secured by the applicable asset and that is, or is required to be, repaid in connection with such transaction or which would otherwise be in default (including as a result of any change of control), (b) with respect to any Event of Loss of a Person, cash and Cash Equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of (i) direct costs to a third party incurred in connection with the collection of such proceeds, awards or other payments (including, without limitation, legal, advisory and other fees and expenses associated therewith), (ii) any taxes paid or payable by such Person as a direct result of the collection of such proceeds or awards and (iii) until released a Restricted Group Company, all amounts that are set aside as a reserve for the principal amount of any Indebtedness for Borrowed Money that is secured by the applicable asset and that is, or is required to be, repaid in connection with such transaction or which would otherwise be in default (including as a result of any change of control), and (c) with respect to the incurrence or issuance of any Indebtedness for Borrowed Money, cash and Cash Equivalent proceeds received by or for such Person’s account, net of legal expenses, underwriting commissions and discounts, and other fees and expenses to a third party not an Affiliate of such Person incurred as a direct result thereof.

“Net Income” means, for any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided, however, that the following shall be excluded from Net Income: (a) the income (or loss) of any Person (other than a Restricted Subsidiary) (x) in which any other Person (other than the Borrower or any Restricted Subsidiary) has an Equity Interest or (y) that is an Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any Restricted Subsidiaries by such Person during such period, (b) subject to Section 5.2, the income (or loss) of any Person accrued but not received in cash by the Borrower or any of its Restricted Subsidiaries prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any Restricted Subsidiaries or that Person’s assets are acquired by the Borrower or any Restricted Subsidiaries, (c) any after tax gains or losses attributable to sales, leases or sub-leases, exclusive licenses (as licensor or sublicensor), conveyances, transfers or other dispositions of assets or properties or returned or surplus assets of any employee benefit plan, in each case other than in the ordinary course of business, (d) any after-tax income or loss (including the effect of all fees and expenses or charges relating thereto) attributable to the refinancing, modification of or early extinguishment of indebtedness and the termination of any Hedging Liabilities, (e)(x) any charges or expenses pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (y) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by management of the Borrower and its Restricted Subsidiaries, in each case of clauses (x) and (y) of this clause (e), to the extent that (in the case of any cash charges, costs and expenses) such charges, costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or Net Cash Proceeds of an issuance of Equity Interests (other than Disqualified Stock) of the Borrower, (f) any net gain or loss resulting from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk) and any foreign currency translation gains or losses, (g) any net realized or unrealized gains and losses resulting from obligations under hedging agreements or derivative instruments entered into for the purpose of hedging interest rate risk and the application of GAAP, (h) any write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of indebtedness, and (i) (to the extent not included in clauses (a) through (h) above) any net extraordinary, non-recurring or unusual gains or net extraordinary, non-recurring or unusual losses (including costs of and payments of actual or prospective legal settlements, fines, judgments or orders), but in no event shall any lost food and beverage revenues, amusement revenues and other lost or foregone revenues, including from reduced customer traffic resulting from voluntary or mandated social distancing and store closures (in each case attributable to the COVID-19 Pandemic), be included in Net Income pursuant to this clause (i).

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In addition, to the extent not already included in or reducing the Net Income of the Borrower and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing (but without duplication) Net Income shall include (x) the amount of business interruption insurance, so long as the Borrower has made a determination that there exists reasonable expectation that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such event (with a reversal in the applicable future period for any amount so included to the extent not so reimbursed within such 365-day period) and (y) expenses, charges or losses to the extent covered by indemnification or reimbursement provisions.

“New Revolving Credit Commitments” is defined in Section 1.16(a).

“New Revolving Lender” is defined in Section 1.16(a).

“New Revolving Loans” is defined in Section 1.16(a).

“New Term Lender” is defined in Section 1.16(a).

“New Term Loan Commitments” is defined in Section 1.16(a).

“New Term Loan Facility” means a facility providing for the borrowing of New Term Loans.

“New Term Loans” is defined in Section 1.16(a).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” and “Notes” is defined in Section 1.11(d).

“Obligation Currency” is defined in Section 13.30(a).

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of Holdings, the Borrower or any Restricted Subsidiary arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

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“OFAC” is defined in the definition of the term “Sanctions”.

“Original Closing Date” means May 15, 2015.

“Parent Company” means, with respect to a lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the economic or voting Equity Interests of such Lender.

“Parent” means Dave & Buster’s Entertainment, Inc., a Delaware corporation.

“Participating Interest” is defined in Section 1.3(d).

“Participating Lender” is defined in Section 1.3(d).

“PATRIOT Act” is defined in Section 13.24.

“PBGC”means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means, for any Lender, its Revolver Percentage or Term Loan Percentage, as applicable and, where the term “Percentage” is applied on an aggregate basis, such aggregate percentage shall be calculated by aggregating the separate components of the Revolver Percentage and Term Loan Percentage and expressing such components on a single percentage basis.

“Permitted Acquisition” means any Acquisition (i) that has been approved by the Required Lenders in their sole discretion or (ii) with respect to which all of the following conditions shall have been satisfied:

(a)            after giving effect to such Acquisition, the Borrower will be in compliance with Section 8.18;

(b)            the Acquisition shall not be a Hostile Acquisition;

(c)            if total revenue of the Acquired Business exceeds $30,000,000 for the most recently ended consecutive four fiscal quarter period for which financial statements are available at the time of such Acquisition, the financial statements of the Acquired Business shall have been audited by a nationally recognized accounting firm (which shall include BDO USA, LLP, Grant Thornton LLP and RSM US LLP), or if such financial statements have not been audited by such an accounting firm, such financial statements shall have undergone a review by an accounting firm reasonably acceptable to the Administrative Agent;

(d)            if a new Restricted Subsidiary is formed or acquired as a result of or in connection with the Acquisition, the Borrower shall have complied with the requirements of Section 4 and Section 8.17 in connection therewith;

(e)            as of the date of the definitive documentation for such Acquisition, the Borrower would be in compliance with the financial covenants set forth in Section 8.22, in each case calculated on a Pro Forma Basis as of the last day of the most recent fiscal quarter for which financial statements are available prior to the date of such definitive documentation;

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(f)             as of the date of the definitive documentation for such Acquisition, no Default or Event of Default; and

(g)            the Person so acquired (or the Person owning the assets so acquired) shall become (or be) a Guarantor; provided that this clause (g) shall not restrict Acquisitions of such Person to the extent that such Person becomes a Guarantor, even though such Person owns Equity Interests in Persons that are not otherwise required to become Guarantors.

“Permitted Liens” means Liens permitted under Section 8.8.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension of any indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder and as otherwise permitted to be incurred or issued pursuant to Section 8.7, (b) other than with respect to indebtedness permitted pursuant to Sections 8.7(h)(i) and (l), such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the indebtedness being modified, refinanced, refunded, renewed, exchanged or extended, (c) if the indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is contractually subordinated in right of payment to the Obligations and/or is secured by a Lien that is junior to the Lien securing the Obligations, such modification, refinancing, refunding, renewal, exchange or extension is contractually subordinated in right of payment to the Obligations and/or is secured by a Lien that is junior to the Lien securing the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, taken as a whole, (d) such modification, refinancing, refunding, renewal, replacement, exchange or extension is incurred solely by the Person or Persons who are the obligors on the indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended or would otherwise be permitted to incur such indebtedness (including any guarantors thereof to the extent of any guarantees thereof permitted pursuant to Section 8.7 and Section 8.9), (e) such indebtedness shall be unsecured if the indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is unsecured (other than Permitted Liens), (f) such indebtedness is not secured by any additional property or collateral other than (i) property or collateral securing the indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, (ii) after-acquired property that is affixed or incorporated into the property covered by the Lien securing such indebtedness, (iii) Permitted Liens, (iv) accessions, proceeds and products thereof and (v) to the extent securing assets financed by the same counterparty or its affiliate, (g) if any Liens securing the indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations, the Liens securing such indebtedness shall be secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations on terms that are at least as favorable to the Secured Creditors as those contained in the documentation governing the indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, taken as a whole and (h) at the time of such modification, refinancing, refunding, renewal, replacement, exchange or extension of such indebtedness (other than in respect of Capital Lease Obligations, purchase money indebtedness or other indebtedness of the type permitted to be incurred pursuant to Section 8.7(b)), no Event of Default shall have occurred and be continuing or result therefrom.

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“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Platform” means IntraLinks, SyndTrak, ClearPar or a substantially similar electronic transmission system.

“Pre-Adjustment Successor Rate” has the meaning specified in Section 10.2(c).

“Premises” means the real property owned or leased by the Borrower or any Restricted Subsidiaries.

“Prepayment Sale/Leaseback Transaction” is defined in Section 1.9(b)(iii).

“Principal Owned Properties” means fee interests in real property owned or leased by the Borrower or any of its Restricted Subsidiaries located in the United States and held or used for the development and/or operation of venues combining dining and entertainment for adults and families.

“Principal Owned Property Holdcos” means any stock or other ownership interest owned or held by the Borrower or any of its Restricted Subsidiaries in any corporation or other entity owning Principal Owned Properties.

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Secured Leverage Ratio, the Total Leverage Ratio, the Fixed Charge Coverage Ratio, Consolidated Total Assets or the calculation of any other financial ratio or test hereunder (including, in each case, component definitions thereof) that all Subject Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement (or, in the case of Consolidated Total Assets, as of the last day of such period) with respect to any ratio or test for which such calculation is being made: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction, (i) in the case of a disposition of a Restricted Subsidiary or all or substantially all of the assets of a Restricted Subsidiary (or any business or division of the Borrower or any Restricted Subsidiary) or any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, shall be excluded, and (ii) in the case of a Permitted Acquisition, investment or Subsidiary Redesignation described in the definition of the term “Subject Transaction”, shall be included, (b) any incurrence, retirement or repayment by the Borrower or any of its Restricted Subsidiaries of indebtedness; provided that in the case of this clause (b), (x) if such indebtedness has a floating or formula rate, such indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such indebtedness), (y) interest on any obligations with respect to Capital Leases shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or such Restricted Subsidiary may designate and (c) the acquisition of any Consolidated Total Assets, whether pursuant to any Subject Transaction or any Person becoming a Restricted Subsidiary or merging, amalgamating or consolidating with or into the Borrower or any of its Restricted Subsidiaries; provided that the foregoing pro forma adjustments described in clause (a) above may be applied to any such ratio or test solely to the extent that such adjustments are consistent with the definition of “EBITDA.”

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“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person under GAAP.

“Public Company Costs” means (a) costs, expenses and disbursements associated with, related to or incurred in anticipation of, or preparation for compliance with (x) the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, (y) the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, and (z) the rules of national securities exchange companies with listed equity or debt securities, (b) costs and expenses associated with investor relations, shareholder meetings and reports to shareholders or debtholders and listing fees, and (c) directors’ and officers’ compensation, fees, indemnification, expense reimbursement (including legal and other professional fees, expenses and disbursements), and insurance.

“Public Lenders” means certain of the Lenders who may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” is defined in Section 13.31.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other person as constitutes an ECP under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant.”

“Qualifying Restaurant Lease Obligations” means, for any Person, any lease for a Unit by such Person as lessee which in accordance with GAAP is an operating lease of such Person, it being understood and agreed that, any lease for a Unit which is (or would be) classified and accounted for as operating leases on a basis consistent with the accounting treatment reflected in the audited financial statements for Parent and its Subsidiaries for the fiscal year ended January 29, 2017, which might be capitalized (and recognized as a liability on the balance sheet), shall instead be classified and accounted for as an operating lease for all purposes of the this Agreement (including for purposes of the financial ratios and other financial calculations, the amount and utilization of any “basket” and whether any lease should be treated as a capital lease and the amount of any Capitalized Lease Obligations), regardless of any change in GAAP or the application or interpretation thereof (and disregarding the cumulative effect of changes in accounting principles, including without giving effect to any change to GAAP occurring after the Closing Date as a result of ASC 2016-02 or any other change in GAAP or the application or interpretation thereof pertaining to the treatment of leases if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on the Closing Date).

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“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq.

“Reference Period” means any period of four consecutive fiscal quarters.

“Refinancing” is defined in the definition of the term “Transactions”.

“Refinance” is defined in Section 1.20(a).

“Refinancing Effective Date” is defined in Section 1.20(a).

“Refinancing Term Lender” is defined in Section 1.20(a).

“Refinancing Term Loan Amendment” is defined in Section 1.20(a).

“Refinancing Term Loan Series” is defined in Section 1.20(a).

“Refinancing Term Loans” is defined in Section 1.20(a).

“Register” is defined in Section 13.12(b).

“Reimbursement Obligation” is defined in Section 1.3(c).

“Related Adjustment” means, in determining any LIBOR Successor Rate, the first relevant available alternative set forth in the order below that can be determined by the Administrative Agent applicable to such LIBOR Successor Rate:

(a)            the spread adjustment, or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the relevant Pre-Adjustment Successor Rate (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto) and which adjustment or method (x) is published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion or (y) solely with respect to Term SOFR, if not currently published, which was previously so recommended for Term SOFR and published on an information service acceptable to the Administrative Agent; or

(b)            the spread adjustment that would apply (or has previously been applied) to the fallback rate for a derivative transaction referencing the ISDA Definitions (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto).

“Related Fund” means a fund, money market account, investment account or other account managed by a Lender or an Affiliate of such Lender or its investment manager.

“Related Person” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

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“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York ~~for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement~~.

“Replacement L/C Issuer” means with respect to any Replacement Revolving Facility, one or more Replacement Revolving Lenders thereunder from time to time designated by the Borrower as the Replacement L/C Issuer under such Replacement Revolving Facility with the consent of such Replacement Revolving Lender and the Administrative Agent.

“Replacement L/C Obligations” means at any time with respect to any Replacement Revolving Facility, an amount equal to the U.S. Dollar Equivalent of sum of (a) the then aggregate undrawn and unexpired amount of the then outstanding Replacement Letters of Credit under such Replacement Revolving Facility and (b) the aggregate amount of drawings under the Replacement Letters of Credit under such Replacement Revolving Facility that have not then been reimbursed.

“Replacement Letter of Credit” means any letter of credit issued pursuant to a Replacement Revolving Facility.

“Replacement Revolving Commitment Series” is defined in Section 1.20(b).

“Replacement Revolving Credit Amendment” is defined in Section 1.20(b).

“Replacement Revolving Credit Commitments” is defined in Section 1.20(b).

“Replacement Revolving Credit Effective Date” is defined in Section 1.20(b).

“Replacement Revolving Credit Percentage” means as to any Replacement Revolving Lender at any time under any Replacement Revolving Facility, the percentage which such Lender’s Replacement Revolving Credit Commitment under such Replacement Revolving Facility then constitutes of the aggregate Replacement Revolving Credit Commitments under such Replacement Revolving Facility (or, at any time after such Replacement Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Replacement Revolving Extensions of Credit then outstanding pursuant to such Replacement Revolving Facility constitutes of the amount of the aggregate Replacement Revolving Extensions of Credit then outstanding pursuant to such Replacement Revolving Facility).

“Replacement Revolving Extensions of Credit” means as to any Replacement Revolving Lender at any time under any Replacement Revolving Facility, an amount equal to the sum of (a) the aggregate principal amount of all Replacement Revolving Loans made by such Lender pursuant to such Replacement Revolving Facility then outstanding, (b) such Lender’s Replacement Revolving Credit Percentage of the outstanding Replacement L/C Obligations under any Replacement Letters of Credit under such Replacement Revolving Facility and (c) such Lender’s Replacement Revolving Credit Percentage of the Replacement Swing Loans then outstanding under such Replacement Revolving Facility.

“Replacement Revolving Facility” means each Replacement Revolving Commitment Series of Replacement Revolving Credit Commitments and the Replacement Revolving Extensions of Credit made hereunder.

“Replacement Revolving Lender” is defined Section 1.20(b).

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“Replacement Revolving Loans” is defined in Section 1.20(b).

“Replacement Swing Line Lender” means with respect to any Replacement Revolving Facility, any Replacement Revolving Lender thereunder from time to time designated by the Borrower as the Replacement Swing Line Lender under such Replacement Revolving Facility with the consent of such Replacement Revolving Lender and the Administrative Agent.

“Replacement Swing Loans” means any swing loan made to the Borrower pursuant to a Replacement Revolving Facility.

“Required Initial Class Lenders” means, as of the date of determination thereof, Initial Class Lenders whose outstanding Loans and interests in Letters of Credit, Unused Revolving Credit Commitments and unused Term Loan Commitments under the applicable Initial Classes, if any, constitute more than 50% of the sum of the total outstanding Loans, interests in Letters of Credit, Unused Revolving Credit Commitments and unused Term Loan Commitments, if any, of the Initial Class Lenders under the Initial Classes (voting together as a single Class); provided that, the calculation of “Required Initial Class Lenders” shall not include any Defaulting Lender for any purpose under this Agreement (including, without limitation, Section 13.13 with respect to any amendment or waiver requested by the Borrower); and provided, further, that, the amount of any participation in any Swing Loan and unreimbursed L/C drawings that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Initial Class Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and interests in Letters of Credit and Unused Revolving Credit Commitments and unused Term Loan Commitments, if any, constitute more than 50% of the sum of the total outstanding Loans, interests in Letters of Credit and Unused Revolving Credit Commitments and unused Term Loan Commitments, if any, of the Lenders; provided, however, that the calculation of “Required Lenders” shall not include any Defaulting Lender for any purpose under this Agreement (including, without limitation, Section 13.13 with respect to any amendment or waiver requested by the Borrower); and provided, further, that the amount of any participation in any Swing Loan and unreimbursed L/C drawings that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Required Prepayment Date” is defined in Section 1.9(e).

“Required Revolving Lenders” means, as of the date of determination thereof, Revolving Lenders whose outstanding Revolving Loans and interests in Letters of Credit and Unused Revolving Credit Commitments, if any, constitute more than 50% of the sum of the total outstanding Revolving Loans, interests in Letters of Credit and Unused Revolving Credit Commitments, if any, of the Revolving Lenders; provided, however, that the calculation of “Required Revolving Lenders” shall not include any Defaulting Lender for any purpose under this Agreement (including, without limitation, Section 13.13 with respect to any amendment or waiver requested by the Borrower).

“Required Term Lenders” means, as of the date of determination thereof, Term Loan Lenders whose outstanding Term Loans and interests in unused Term Loan Commitments, if any, constitute more than 50% of the sum of the total outstanding Term Loans and interests in unused Term Loan Commitments, if any, of the Term Loan Lenders; provided, however, that the calculation of “Required Term Lenders” shall not include any Defaulting Lender for any purpose under this Agreement (including, without limitation, Section 13.13 with respect to any amendment or waiver requested by the Borrower).

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“Reserve Regulations” is defined in the definition of the term “Statutory Reserves”.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restaurant Capital Lease” means, for any Person, any lease for a Unit by such Person as lessee which in accordance with GAAP is required to be capitalized on the balance sheet of such Person.

“Restricted” means, when referring to cash or Cash Equivalents of Holdings, the Borrower or any of their Restricted Subsidiaries, that such cash or Cash Equivalents appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or such Restricted Subsidiary (unless such appearance is related to the Loan Documents (or the Liens created thereunder)).

“Restricted Amount” is defined in Section 1.9(d).

“Restricted Group” means, at any date and for (or for a pertinent portion of) any period, the Borrower and its Restricted Subsidiaries.

“Restricted Group Company” means at any date and for (or for a pertinent portion of) any period a Person which is a member of the Restricted Group.

“Restricted Payment” is defined in Section 8.12.

“Restricted Subsidiary” means, at any date and for (or for a pertinent portion of) any period, any Subsidiary of the Borrower which is not an Unrestricted Subsidiary.

“Revaluation Date” means, with respect to any Letter of Credit denominated in an Eligible Foreign Currency, (a) the date of issuance thereof, (b) the date of each amendment thereto having the effect of increasing the amount thereof, (c) the last Business Day of each calendar month, and (d) each additional date as the Administrative Agent shall specify.

“Revolver Percentage” means, for each Lender, the percentage of the total Revolving Credit Commitments represented by such Revolving Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender (including through Participating Interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans and the U.S. Dollar Equivalent of all L/C Obligations then outstanding.

“Revolving Credit Commitment” means, as to any Revolving Lender, the obligation of such Revolving Lender to make Revolving Loans, and to participate in Swing Loans and Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof, and shall include New Revolving Credit Commitments, if any, of such Revolving Lender, and Extended Revolving Credit Commitments, if any, of such Revolving Lender and Replacement Revolving Credit Commitments, if any, of such Revolving Lender and “Revolving Credit Commitments” means such commitments of all Revolving Lenders in the aggregate. The Borrower and the Revolving Lenders acknowledge and agree that the Revolving Credit Commitments of the Revolving Lenders aggregate $500,000,000 on the Closing Date.

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“Revolving Credit Commitment Extension Amendment” is defined in Section 1.19(c).

“Revolving Credit Commitment Extension Election” is defined in Section 1.19(b).

“Revolving Credit Commitment Extension Request” is defined in Section 1.19(a).

“Revolving Credit Facility” means the credit facility for making Revolving Loans, Swing Loans and issuing Letters of Credit described in Sections 1.2, 1.3 and 1.15 and each separate Class of Revolving Credit Commitments established in connection with the making or increase, as applicable, of New Revolving Credit Commitments pursuant to Section 1.16, Extended Revolving Credit Commitments pursuant to a Revolving Credit Extension Amendment as contemplated by Section 1.19 and Replacement Revolving Credit Commitments pursuant a Replacement Revolving Credit Amendment as contemplated by Section 1.20.

“Revolving Credit Termination Date” means August 17, ~~2022~~2024, or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 1.13, 9.2 or 9.3; provided that any reference to Revolving Credit Termination Date with respect to (x) any New Revolving Credit Commitments shall be the final maturity date as specified in the applicable Commitment Amount Increase Notice, (y) Extended Revolving Credit Commitments shall be the final maturity date as specified in the applicable Revolving Credit Commitment Extension Request and (z) any Replacement Revolving Credit Commitments shall be the final maturity date as specified in the Replacement Revolving Credit Amendment.

“Revolving Lender” means any Lender with a Revolving Credit Commitment or holding Revolving Loans or participating in L/C Obligations or Swing Loans.

“Revolving Loan” is defined in Section 1.2 and includes any Revolving Loans advanced pursuant to the Revolving Credit Commitments in effect on the Closing Date, any New Revolving Loans advanced pursuant to Section 1.16, any Extended Revolving Loans established pursuant to Section 1.19 and any Replacement Revolving Loans advanced pursuant to Section 1.20 and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 1.11(d).

“Rollover Lender” means each Lender party to the Existing Credit Agreement immediately prior to the Closing Date which elected to exchange outstanding Existing 2015 Loans for Term Loans or Revolving Loans, as applicable, under and in accordance with this Agreement.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sale/Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to a Restricted Group Company of any property, whether owned by a Restricted Group Company as of the Closing Date or later acquired, which has been or is to be sold or transferred by a Restricted Group Company to such Person or to any other Person from whom funds have been, or are to be, advanced by such Person on the security of such Property.

“Sanction(s)” means sanction administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

“Scheduled Unavailability Date” has the meaning specified in Section 10.2(c).

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“SEC” means the Securities and Exchange Commission, or any governmental authority succeeding to any of its principal functions.

“Second Amendment” means the Second Amendment and Consent and Revolving Credit Commitment Extension Amendment to Amended and Restated Credit Agreement, dated as of October 16, 2020, by and among the Borrower, each Lender party thereto and the Administrative Agent.

“Second Amendment Effective Date” means the date that each of the conditions precedent to effectiveness of the Second Amendment are satisfied.

“Secured Creditor” is defined in the Security Agreement.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (i)(x) Total Funded Debt of the Borrower and its Restricted Subsidiaries as of such date, in each case, that is secured on a pari passu basis with the Credit Facilities, minus (y) ~~unrestricted~~Unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries (or cash and Cash Equivalents restricted in favor of any Lender or any Agent for the benefit of the Lenders) in excess of the Unrestricted Cash Threshold, determined in accordance with GAAP, at such date to (ii) EBITDA of the Borrower and its Restricted Subsidiaries for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“Secured Obligation” is defined in the Security Agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means that certain Security Agreement dated as of the Original Closing Date among the Borrower, the Guarantors and the Collateral Agent.

“Seller Debt” means indebtedness of the Borrower payable to the sellers of any company acquired in any Acquisition permitted hereunder; provided, however, that such debt shall be unsecured.

“SOFR” ~~means,~~ with respect to any ~~day,~~Business Day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day and, in each case, that has been selected or recommended by the Relevant Governmental Body~~.~~

~~“SOFR-Based Rate” means SOFR or Term SOFR~~.

“Solvent” means, with respect to Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, that as of the date of determination, (a) the sum of the debt (including contingent liabilities) of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, does not exceed the present fair value of the assets of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole; (b) the present fair saleable value of the assets of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, on their debts as they become absolute and matured; (c) the capital of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, as contemplated as of such date of determination; and (d) Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Sale/Leaseback Properties” means the properties located at (i) 2644 N. Greenwich Court, Wichita, KS, (ii) 200 Premium Outlets Drive, Blackwood, NJ, (iii) 3023 SW 45th Street, Gainesville, FL, and (iv) I-20 & Riverwatch Parkway, The Village at Riverwatch, Augusta, GA.

“Statutory Reserves” is defined in Section 1.4(b).

“Statutory Subsidiary” means any Subsidiary of the type described in clauses (iii) and (iv) of the proviso to Section 4.1.

“Subject Transaction” means, with respect to any period, (a) the Transactions, (b) any Permitted Acquisition or other acquisition of all or substantially all of the assets of, or of any business or division of a Person, (c) the acquisition of in excess of 50% of the Equity Interests of a Person (including, at the Borrower’s option, acquisitions of Equity Interests increasing the ownership of the Borrower or a Restricted Subsidiary in such Restricted Subsidiary) or otherwise causing any Person to become a Restricted Subsidiary, (d) the merger, consolidation or other combination with any Person (other than a Restricted Subsidiary), (e) any disposition of a Restricted Subsidiary or all or substantially all of the assets of a Restricted Subsidiary (or any business or division of the Borrower or any Restricted Subsidiary) not prohibited by this Agreement, (f) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or any Subsidiary Redesignation or (g) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Subordinated Debt” means Indebtedness for Borrowed Money which is subordinated in right of payment to the prior payment of the Obligations pursuant to subordination provisions approved in writing (which approval shall not be unreasonably delayed or withheld) by the Administrative Agent and is otherwise pursuant to documentation which contains interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are customary for similar subordinated debt of similarly situated companies; provided that during the Basket Suspension Period, “Subordinated Debt” shall also include any Indebtedness for Borrowed Money that is secured on a junior basis to the Secured Obligations or that is unsecured.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

“Subsidiary Guarantor” means any Guarantor other than Holdings.

“Subsidiary Redesignation” is defined in the definition of the term “Unrestricted Subsidiary”.

“Successor Holdings” is defined in Section 8.23.

“Supported QFC” is defined in Section 13.31.

“Swap Obligation” means with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Facility” means the credit facility for making one or more Swing Loans described in Section 1.15.

“Swing Line Lender” means Bank of America, N.A., in its capacity as provider of Swing Loans, or any successor swing line lender hereunder.

“Swing Line Sublimit” means $15,000,000, as reduced pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” each is defined in Section 1.15.

“Swing Loan Notice” means a notice of a Swing Loan Borrowing pursuant to Section 1.15(c), which shall be substantially in the form of Exhibit K or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approve by the Administrative Agent), appropriately completed and signed by an Authorized Representative of the Borrower.

“Swing Note” is defined in Section 1.11(d).

“Term Credit Facility” means the credit facility for Term Loans described in Section 1.1 and each separate Class of Term Loans established in connection with the making or increase, as applicable, of New Term Loans pursuant to Section 1.16, Extended Term Loans pursuant to a Term Loan Extension Amendment as contemplated by Section 1.18 and Refinancing Term Loans pursuant to a Refinancing Term Loan Amendment as contemplated by Section 1.20 (other than any such New Term Loans which, in accordance with Section 1.16, are added to an existing Term Credit Facility).

“Term Loan” is defined in Section 1.1 and includes the Term Loans advanced on the Closing Date, any New Term Loans advanced pursuant to Section 1.16, any Extended Term Loans established pursuant to Section 1.18 and any Refinancing Term Loans advanced pursuant to Section 1.20, and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Term Loan hereunder.

“Term Loan Commitment” means, as to any Term Loan Lender, the obligation of such Term Loan Lender to make its Term Loan on the Closing Date in the principal amount not to exceed the amount set forth opposite such Term Loan Lender’s name on Schedule 1 attached hereto and made a part hereof, New Term Loans, if any, pursuant to Section 1.16, Extended Term Loans, if any, pursuant to Section 1.18 and Refinancing Term Loans, if any, pursuant to Section 1.20 and “Term Loan Commitments” means such commitments of all Term Loan Lenders in the aggregate. The Borrower and the Term Loan Lenders acknowledge and agree that the Term Loan Commitments of the Term Loan Lenders aggregate $300,000,000 on the Closing Date.

“Term Loan Extension Amendment” is defined in Section 1.18(c).

“Term Loan Extension Election” is defined in Section 1.18(b).

“Term Loan Extension Request” is defined in Section 1.18(a).

“Term Loan Lender” means any Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Percentage” means, for each Lender, the percentage of the Term Loan Commitments of any Class represented by such Lender’s Term Loan Commitment of such Class or, if such Term Loan Commitments have been terminated or have expired, the percentage held by such Lender of the aggregate principal amount of all Term Loans of such Class then outstanding.

“Term Note” is defined in Section 1.11(d).

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

“Threshold Amount” means $15,000,000.

“Total Consideration” means, with respect to an Acquisition, the sum (without duplication) of (a) cash paid as consideration by the Borrower and its Restricted Subsidiaries to the seller in connection with such Acquisition, (b) indebtedness payable by the Borrower and its Restricted Subsidiaries to the seller in connection with such Acquisition not constituting Earnout Payments, (c) the present value of future payments which are required to be made by the Borrower and its Restricted Subsidiaries over a period of time and are not contingent upon the Borrower or any of its Restricted Subsidiaries meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Alternate Base Rate), but only to the extent not included in clause (a) or (b) above, (d) the amount of indebtedness assumed by the Borrower and its Restricted Subsidiaries in connection with such Acquisition minus (e) the aggregate proceeds of sales or issuances of Equity Interests and/or the amount of equity contributions made to the Borrower the proceeds of which are used substantially contemporaneously with such contribution to fund all or a portion of the cash purchase price (including deferred payments) of such Acquisition minus (f) any cash and Cash Equivalents on the balance sheet immediately prior to closing of the Acquired Business acquired as part of the applicable Acquisition (except to the extent that such cash and Cash Equivalents were directly or indirectly funded or financed by the Borrower, any Guarantor, any Restricted Subsidiary); provided that Total Consideration shall not include any consideration or payment paid by the Borrower or its Restricted Subsidiaries directly in the form of Equity Interests of the Borrower or any direct or indirect parent company.

“Total Funded Debt” means, at any time the same is to be determined, the sum (but without duplication) of all Indebtedness for Borrowed Money of the Borrower and the Restricted Subsidiaries at such time pursuant to clauses (a), (b) and (d) of the definition thereof. For the avoidance of doubt, Total Funded Debt shall not include any Qualifying Restaurant Lease Obligations.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (i)(x) Total Funded Debt of the Borrower and its Restricted Subsidiaries as of such date, minus (y) ~~unrestricted~~Unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries (or cash and Cash Equivalents restricted in favor of any Lender or any Agent for the benefit of the Lenders) in excess of the Unrestricted Cash Threshold, determined in accordance with GAAP, at such date to (ii) EBITDA of the Borrower and its Restricted Subsidiaries for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“Transaction Costs” is defined in the definition of the term “Transactions”.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder, (b) the conversion of Existing 2015 Loans to Loans under this Agreement, and the amendment and restatement of the Existing Credit Agreement (the “Refinancing”) and (c) the payment of all fees, premiums, expenses and other transaction costs incurred in connection with the foregoing transactions (including to fund any upfront fees or original issue discount or premiums) (the “Transaction Costs”).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undisclosed Administration” means in relation to a Lender or its direct or indirect parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unit” means a particular restaurant and/or entertainment center at a particular location that is owned or operated by the Borrower or one of its Restricted Subsidiaries or that is operated by a franchisee of the Borrower or one of its Restricted Subsidiaries.

“Unrestricted” means, when referring to cash and Cash Equivalents, that such cash and Cash Equivalents are not Restricted. Cash and Cash Equivalents held in accounts which are subject to control agreements in favor of the Collateral Agent, and not otherwise Restricted, shall be Unrestricted for all purposes under this Agreement.

“Unrestricted Cash Threshold” means $20,000,000.

“Unrestricted Subsidiary” means at any date and for (or for a pertinent portion of) any period is (i) any Subsidiary of the Borrower identified on Schedule 5.1(c), (ii) any Subsidiary of the Borrower that is designated by the Borrower as an Unrestricted Subsidiary by written notice to the Administrative Agent and (iii) any Subsidiary of any Person described in clauses (i) and (ii); provided that the Borrower shall not be permitted to designate a new Unrestricted Subsidiary during the Basket Suspension Period and shall otherwise only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date if (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation (as well as all other such designations previously consummated after the first day of such Reference Period ended on or before the date of such designation), the Borrower shall be in compliance with the financial covenants set forth in Section 8.22, calculated on a Pro Forma Basis, giving effect to such designation, (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any Restricted Subsidiary) solely through investments permitted by, and in compliance with, Section 8.9 and (d) without duplication of clause (c), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as investments pursuant to Section 8.9. The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such Subsidiary Redesignation (as well as all other Subsidiary Redesignations previously consummated after the first day of such Reference Period), the Borrower shall be in compliance with the financial covenants set forth in Section 8.22, calculated on a Pro Forma Basis, giving effect to such Subsidiary Redesignation, and (iii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Representative of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iii), inclusive, and containing the calculations and information required by the preceding clause (ii). To the extent prohibited by Section 8, (x) no Unrestricted Subsidiary shall have any Indebtedness for Borrowed Money that is recourse, directly or indirectly, to the Borrower or any Restricted Subsidiary; (y) none of Holdings, the Borrower nor any Restricted Subsidiary shall have any direct or indirect obligation (I) to subscribe for additional Equity Interests of such Unrestricted Subsidiary or its Subsidiaries or (II) to maintain or preserve such Unrestricted Subsidiary’s financial condition or to cause such Unrestricted Subsidiary to achieve any specified levels of operating results; and (z) such Unrestricted Subsidiary shall not guarantee or otherwise provide credit support after the time of such designation for any Indebtedness for Borrowed Money of Holdings, the Borrower or any of its Restricted Subsidiaries. No Unrestricted Subsidiary may be re-designated a Restricted Subsidiary within any period of four consecutive fiscal quarters immediately following the designation of such Restricted Subsidiary as an Unrestricted Subsidiary, and, once re-designated a Restricted Subsidiary, may not again be designated as an Unrestricted Subsidiary and if at any time any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for all purposes of this Agreement.

“Unused Revolving Credit Commitments” means, at any time, the difference between the Revolving Credit Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans, Swing Loans and U.S. Dollar Equivalent of all L/C Obligations.

“U.S. Dollar Equivalent” means (a) the amount of any Letter of Credit denominated in U.S. Dollars, and (b) in relation to any Letter of Credit denominated in Canadian Dollars, the amount of U.S. Dollars which would be realized by converting Canadian Dollars into U.S. Dollars at the exchange rate quoted to the Administrative Agent, at approximately 11:00 a.m. (London time) three (3) Business Days prior (i) to the date on which a computation thereof is required to be made and (ii) to any Revaluation Date, in each case, by major banks in the interbank foreign exchange market for the purchase of U.S. Dollars for Canadian Dollars and (c) in relation to any Letter of Credit denominated in any currency other than U.S. Dollars or Canadian Dollars, the amount of U.S. Dollars that would be realized by converting such other currency into U.S. Dollars at the exchange rate quoted to the Administrative Agent, at approximately 11:00 a.m. (local time) three (3) Business Days prior (i) to the date on which a computation thereof is required to be made and (ii) to any Revaluation Date, in each case, by major banks in the interbank foreign exchange market for the purchase of U.S. Dollars for such other currency.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“U.S. Special Resolution Regimes” is defined in Section 13.31.

“Voting Stock” of any Person means Equity Interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person.

“Waivable Mandatory Prepayment” is defined in Section 1.9(e).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness for Borrowed Money at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness for Borrowed Money.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Subsidiary” means a Restricted Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other Equity Interests are owned by the Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write- down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 5.2             Interpretation.

(a)           The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended or renewed (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein, if any), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, subsections, paragraphs, clauses, Exhibits and Schedules shall be construed to refer to Articles, Sections, subsections, paragraphs and clauses of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.” All references to time of day herein are references to New York, New York time unless otherwise specifically provided.

(b)           Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

(c)           Notwithstanding anything to the contrary herein, financial ratios and tests (including the Secured Leverage Ratio, the Total Leverage Ratio, the Fixed Charge Coverage Ratio and the amount of Consolidated Total Assets) contained in this Agreement that are calculated with respect to any Reference Period during which any Subject Transaction occurs shall be calculated with respect to such Reference Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Reference Period and on or prior to the date of any required calculation of a financial ratio or test (including the Secured Leverage Ratio, the Total Leverage Ratio, the Fixed Charge Coverage Ratio and the amount of Consolidated Total Assets) (x) a Subject Transaction shall have occurred or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Reference Period shall have made any Subject Transaction, then, in each case, any applicable financial ratio or test (including the Secured Leverage Ratio, the Total Leverage Ratio, the Fixed Charge Coverage Ratio and the amount of Consolidated Total Assets) shall be calculated on a Pro Forma Basis for such Reference Period as if such Subject Transaction occurred at the beginning of the applicable Reference Period (it being understood, for the avoidance of doubt, that solely for purposes of calculating quarterly compliance with the financial covenants set forth in Section 8.22, the date of the required calculation shall be the last day of the Reference Period and Subject Transactions occurring thereafter shall not be taken into account).

(d)           For purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Loan Documents requires a calculation of any financial ratio or test (including the Secured Leverage Ratio, the Total Leverage Ratio, the Fixed Charge Coverage Ratio, the amount of EBITDA or the amount of Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred as a result of such action, change, transaction or event solely as a result of a change in the component elements used in calculating such financial ratio or test that occurs after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(e)           Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, Section 8.22, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Fixed Charge Coverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including, without limitation, Section 8.22, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Fixed Charge Coverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the substantially concurrent calculation of the financial ratio or test applicable to the Incurrence-Based Amounts.

(f)           Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 5.3            Accounting Principles. Unless otherwise specified herein and except with respect to the financial statements required to be delivered pursuant to Section 8.5, all accounting terms used herein shall be interpreted and all accounting determinations hereunder (including financial ratios and other financial calculations, including the amount and utilization of any “basket” and whether any lease should be treated as a Capital Lease and the amount of any Capitalized Lease Obligations for purposes of this Agreement) shall be made, in accordance with GAAP and the application thereof as in effect on January 29, 2017 (including disregarding any cumulative effect of any change in accounting principles); provided that, if at any time any change in GAAP or the application thereof would affect the operation thereof on any provision of any Loan Document and the Borrower shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders, not to be unreasonably withheld or delayed); and provided, further that, (i) until so amended, such provision shall continue to be interpreted in accordance with GAAP and the application thereof prior to such change therein regardless of whether any such request is given before or after such change in GAAP or in the application thereof and (ii) it is agreed that such amendment to effectuate such changes shall not require the payment of any amendment or similar fees to the Administrative Agent or the Lenders. For purposes of this Agreement, computations and determinations in respect of Indebtedness for Borrowed Money and Interest Expense shall disregard the effect of Accounting Standards Codification No. 480 as it relates to qualified capital stock other than Disqualified Stock.

Section 5.4             Determination of Compliance with Certain Covenants; Amounts. For purposes of determining compliance with any dollar-denominated restrictions (including indebtedness, Lien, Restricted Payment, payment of obligations under Subordinated Debt, investment or sale, lease, transfer or other disposition of assets), the dollar-equivalent amount of such transaction denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such transaction was entered into (or, in the case of term debt, incurred; or in the case of revolving credit debt, first committed); provided that if such indebtedness is incurred to refinance other indebtedness denominated in a foreign currency and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing indebtedness (or revolving commitments) does not exceed the amount necessary to refinance the principal amount of such indebtedness (or revolving commitments) being refinanced on the date thereof, plus unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses reasonably incurred.

Section 5.5             Letter of Credit Amounts. Unless otherwise specified herein (and for the avoidance of doubt, not for purposes of determining any fees or interest payable hereunder), the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that, with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 5.6             Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any LIBOR Successor Rate) or the effect of any of the foregoing, or of any LIBOR Successor Rate Conforming Changes.

SECTION 6.           Representations and Warranties.

The Borrower represents and warrants to the Administrative Agent, the L/C Issuer and the Lenders (in the case of Holdings, solely to the extent set forth in Sections 6.2, 6.3, 6.11, 6.12, 6.19 and 6.21) at the time of each Credit Event, as follows:

Section 6.1            Organization and Qualification. The Borrower is (a)(i) duly organized, validly existing and (ii) in good standing under the laws of the State of its formation or organization, (b) has full and adequate power to own its Property and conduct its business as now conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except in the case of clauses (a)(ii), (b) and (c) where the failure to do so would not have a Material Adverse Effect.

Section 6.2             Subsidiaries. Holdings and each Restricted Subsidiary is (a)(i) duly organized and validly existing, and (ii) in good standing under the laws of the jurisdiction in which it is formed or organized, (b) has full and adequate corporate, limited liability company or other organizational power to own its Property and conduct its business as now conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except in the case of clauses (a)(ii), (b) and (c) where the failure to do so would not have a Material Adverse Effect. Schedule 6.2 hereto (updated from time to time pursuant to Section 8.17) identifies as of the Closing Date and after the date of the most recent update of Schedule 6.2, as of the date of such update, each Restricted Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its Equity Interests owned by Holdings, the Borrower and the Restricted Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized Equity Interests and the number of shares of each class issued and outstanding. All of the outstanding shares of Equity Interests of the Borrower and each Restricted Subsidiary are validly issued and outstanding and, to the extent applicable, fully paid and nonassessable and all such shares and other Equity Interests indicated on Schedule 6.2 as of the Closing Date and after the Closing Date, as of the date of the most recent financial statements delivered by the Borrower pursuant to Section 8.5(a) or Section 8.5(b) as owned by Holdings, the Borrower or any Restricted Subsidiary are owned, beneficially and of record, by Holdings, the Borrower or such Restricted Subsidiary free and clear of all Liens other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents, non-consensual Permitted Liens, and in the case of Equity Interests of a Restricted Subsidiary that is not a Loan Party, all Permitted Liens. As of the Closing Date, there are no outstanding commitments or other obligations of the Borrower or any Restricted Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other Equity Interests of any Restricted Subsidiary.

Section 6.3             Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the Borrowings herein provided for, to issue its Notes as evidence thereof, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by the Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Guarantor has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, Hedging Liability, and Funds Transfer, Deposit Account Liability and Foreign LCs, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Borrower and the Guarantors have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of the Borrower and the Guarantors enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law). This Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Guarantor of any of the matters contemplated hereby or thereby, (a) contravene or constitute a default under (i) any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Guarantor which would reasonably be expected to have a Material Adverse Effect or (ii) any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of the Borrower or any Guarantor, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Borrower or any Guarantor or any of their Property, in each case where such contravention or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of the Borrower or any Guarantor other than the Liens granted in favor of the Administrative Agent or the Collateral Agent pursuant to the Collateral Documents and Permitted Liens.

Section 6.4            Margin Stock; Federal Reserve Regulations; Use of Proceeds. Neither the Borrower nor any of its Restricted Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or otherwise in violation of the provisions of Regulation T, U or X.

Section 6.5             Financial Reports.

(a)           The consolidated audited financial statements furnished to the Administrative Agent and the Lenders ~~referred to in Section 7.2(o)~~for the fiscal year ended on or about January 31, 2017 fairly present in all material respects the consolidated financial condition of the Consolidated Group as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP (except for the absence of footnotes and year-end adjustments in the case of unaudited financial statements) applied on a consistent basis throughout the period covered thereby.

(b)           From and after the date the Borrower first delivers its consolidated audited financial statements pursuant to Section 8.5, such financial statements furnished to the Administrative Agent and the Lenders fairly present in all material respects the consolidated financial condition of the Consolidated Group as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP (except for the absence of footnotes and year-end adjustments in the case of unaudited financial statements) applied on a consistent basis throughout the period covered thereby.

Section 6.6            No Material Adverse Effect. Since January 29, 2017, there has been no Material Adverse Effect.

Section 6.7            Full Disclosure. All written information (other than any projections, other forward looking statements and information of a general economic or industry specific nature) furnished and prepared by or on behalf of Holdings, the Borrower and the Restricted Subsidiaries furnished to the Administrative Agent and the Lenders for use in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not, taken as a whole, when furnished, contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and as to any projections concerning the Borrower furnished to the Administrative Agent and the Lenders by the Borrower or its respective representatives, the Borrower represents that the same were prepared in good faith based on assumptions believed by the Borrower to be reasonable at the time made. Notwithstanding anything contained herein to the contrary, it is hereby acknowledged and agreed by the Administrative Agent and each Lender, that (a) any financial or business projections furnished to the Administrative Agent or any Lender by the Borrower or any of the Restricted Subsidiaries or their respective representatives should not be viewed as facts and are subject to significant uncertainties and contingencies, which may be beyond the Borrower or any Restricted Subsidiary’s control, (b) no assurance is given by any of the Borrower or any Restricted Subsidiary that the results forecast in any such projections will be realized and (c) the actual results may differ from the forecasted results set forth in such projections and such differences may be material.

Section 6.8             Intellectual Property. Except to the extent the same would not reasonably be expected to have a Material Adverse Effect or except as set forth in Schedule 6.8, (a) subject to the following clauses (b), (c) and (d) covering infringement or other violation of third party rights, which are the only representations and warranties in this Section 6.8 with respect to infringement or other violation of third party Intellectual Property rights, the Borrower and the Restricted Subsidiaries own, possess, or have the right to use all Intellectual Property necessary to conduct their businesses as now conducted, (b) the operation of the respective businesses of the Borrower and the Restricted Subsidiaries as currently conducted does not infringe, misappropriate, dilute, or otherwise violate the Intellectual Property of any other Person, (c) as of the Closing Date no claim against the Borrower or any Restricted Subsidiary is pending or, to the knowledge of the Borrower, threatened in writing asserting any infringement, misappropriation, dilution, or other violation of the Intellectual Property of any other Person and (d) to the knowledge of the Borrower, no other Person is infringing, misappropriating, diluting or otherwise violating the Intellectual Property of the Borrower or any Restricted Subsidiary.

Section 6.9            Governmental Authority and Licensing. The Borrower and the Restricted Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same would reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which would reasonably be expected to result in a Material Adverse Effect is pending or, to the knowledge of the Borrower, threatened in writing.

Section 6.10          Good Title; Ownership of Property. The Borrower and each of its Restricted Subsidiaries have good and marketable fee simple title to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in, all of their respective real estate assets and have good title to their personal property and assets, in each case, except (i) for defects in title that do not materially interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes or (ii) where the failure to have such title would not reasonably be expected to have a Material Adverse Effect.

Section 6.11           Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of Holdings or the Borrower threatened in writing, against Holdings, the Borrower or any Restricted Subsidiary or any of their Property which would reasonably be expected to have a Material Adverse Effect.

Section 6.12          Taxes. All tax returns required to be filed by Holdings, the Borrower or its Restricted Subsidiaries in any jurisdiction have been timely filed (or requests for extensions have been timely filed), and all taxes, assessments, fees, and other governmental charges upon Holdings, the Borrower or the Restricted Subsidiaries or upon any of its Property, income or franchises have been timely paid, except such taxes, assessments, fees and governmental charges, if any, as (i) are being contested in good faith and by appropriate proceedings as to which adequate reserves established in accordance with GAAP have been provided or (ii) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.13           Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary for the valid execution, delivery or performance by Holdings, the Borrower or any Restricted Subsidiary of any Loan Document, except for such (a) approvals which have been obtained prior to the date of this Agreement and remain in full force and effect, (b) filings necessary to perfect Liens created pursuant to the Loan Documents and (c) those consents, approvals, registrations, filings or actions the failure of which to obtain or make could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.14          Collateral Documents; Creation, Perfection and Validity of Liens.

(a)           The Security Agreement creates in favor of the Collateral Agent, for the ratable benefit of the Secured Creditors, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement), subject as to enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to or affecting the rights or remedies of creditors, and upon (i) the Collateral (as defined in the Security Agreement) delivered to the Collateral Agent (to the extent required by the Security Agreement) and (ii) UCC financing statements in appropriate form that have been filed in the offices specified on Schedule 6.14(a) (updated from time to time pursuant to Section 8.17), the Lien created under the Security Agreement constitutes a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than Intellectual Property, as defined in the Security Agreement), in each case prior and superior in right to any other Person, in each case to the extent a security interest in such Collateral can be perfected through the filing of UCC financing statements, other than with respect to Permitted Liens and subject to Section 2(e) of the Security Agreement.

(b)           Upon the recordation of the Security Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 6.14(a) (updated from time to time pursuant to Section 8.17), the Lien created under the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date), in each case subject to Permitted Liens.

Section 6.15           Investment Company. Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

Section 6.16          ERISA; Labor Matters.

(a)           Except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, with respect to each Plan, the Borrower and each other member of its Controlled Group (i) has fulfilled in all respects its obligations under the minimum funding standards of and is in compliance with ERISA and the Code to the extent applicable to it and (ii) has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

(b)           As of the Closing Date, except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower and any of its Restricted Subsidiaries, threatened and (b) the hours worked by and payments (on account of wages and employee health and welfare insurance and other benefits) made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable requirements of law dealing with such matters.

Section 6.17          Compliance with Laws; Environmental Matters; OFAC.

(a)          The Borrower and each Restricted Subsidiary is in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and Environmental Laws), in each case, except where any such non-compliance, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)          Without limiting the representations and warranties set forth in Section 6.17(a) above, except for such matters, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect, (i) the Borrower and the Restricted Subsidiaries, and each of the Premises, comply in all respects with all applicable Environmental Laws; (ii) the Borrower and the Restricted Subsidiaries have obtained all governmental approvals required for their operations and each of the Premises by any applicable Environmental Law; (iii) the Borrower and the Restricted Subsidiaries have not, and the Borrower has no knowledge of any other Person who has, caused any Release, or threatened Release of any Hazardous Material at, on, about, or off any of the Premises in any quantity and, to the knowledge of the Borrower, none of the Premises are adversely affected by any Release, or threatened Release of a Hazardous Material originating or emanating from any other property; (iv) the Borrower and the Restricted Subsidiaries have not used material quantities of any Hazardous Material and have conducted no Hazardous Material Activity at any location, including the Premises; (v) the Borrower and the Restricted Subsidiaries have no material liability for response or corrective action, natural resource damages or other harm pursuant to CERCLA, RCRA or any comparable state law; (vi) the Borrower and the Restricted Subsidiaries are not subject to, have no notice or knowledge of and are not required to give any notice of any Environmental Claim involving the Borrower or any Restricted Subsidiaries or any of the Premises, and there are no conditions or occurrences at any of the Premises which could reasonably be expected to form the basis for an Environmental Claim against the Borrower or any Restricted Subsidiary or such Premises; and (vii) none of the Premises are subject to any, and the Borrower has no knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the Premises in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material.

(c)           Neither the Borrower, nor any of its Restricted Subsidiaries nor, to the knowledge of the Borrower, and its Restricted Subsidiaries, any director, officer, employee or Affiliate thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or (iii) located, organized or resident in a Designated Jurisdiction.

Section 6.18          Other Agreements. None of the Borrower or any Restricted Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured, would reasonably be expected to have a Material Adverse Effect.

Section 6.19          Solvency. On and as of the Closing Date, Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, are Solvent.

Section 6.20          No Default. No Default or Event of Default has occurred and is continuing.

Section 6.21          PATRIOT Act; FCPA. To the extent applicable, Holdings, the Borrower and each of the Restricted Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of the Loans shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”). Except to the extent that the relevant violation could not reasonably be expected to have a Material Adverse Effect, none of the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of any of the foregoing, has taken any action, directly or indirectly, that would result in a violation by any such Person of the FCPA, including making any offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in each case in contravention of the FCPA and any applicable anti-corruption requirement of law of any governmental authority.

Section 6.22           Insurance Matters. Except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Borrower and its Restricted Subsidiaries are in compliance with the requirements of Section 8.4.

Section 6.23           EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

Section 6.24          Beneficial Ownership Certification. As of the ~~First~~Second Amendment Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

SECTION 7.          Conditions Precedent.

Section 7.1            All Credit Events. At the time of each Credit Event hereunder:

(a)            ~~Except~~except as otherwise provided in Section 1.16(g), each of the representations and warranties set forth (w) in the case of the Closing Date, herein and in the other Loan Documents or (x) in the case of New Term Loans or New Revolving Credit Commitments, in the applicable amendment evidencing such new Term Loans or New Revolving Credit Commitments, as the case may be, or (y) in the case of Extended Term Loans or Extended Revolving Credit Commitments, in the applicable Term Loan Extension Amendment or Revolving Credit Commitment Extension Amendment, as the case may be, or (z) in the case of Refinancing Term Loans or Replacement Revolving Credit Commitments, in the applicable Refinancing Term Loan Amendment or Replacement Revolving Credit Amendment, as the case may be, shall be true and correct in all material respects as of said time, except to the extent the same expressly relate to an earlier date (in which case, such representation and warranty shall be true and correct in all material respects as of such earlier date);

(b)           ~~Except~~except as otherwise provided in Section 1.16(g), no Default or Event of Default shall have occurred and be continuing or would occur immediately thereafter as a result of such Credit Event;

(c)            in the case of any Borrowing of Revolving Loans or Swing Loans from and after the Second Amendment Effective Date until the end of the Basket Suspension Period, Holdings, the Borrower and their Restricted Subsidiaries shall not hold Unrestricted cash and Cash Equivalents in excess of $100,000,000 after giving effect to such Borrowing; and

(d)           ~~(c)~~ (i) in the case of a Borrowing, the Administrative Agent shall have received the notice required by Section 1.6, (ii) in the case of the issuance of any Letter of Credit, the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 2.1, and (iii) in the case of an increase in the face amount of a Letter of Credit, a written request therefor in a form reasonably acceptable to the L/C Issuer together with fees called for by Section 2.1.

Each request for a Borrowing hereunder and each request for the issuance of or increase in the face amount of a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date on such Credit Event as to the facts specified in subsections (a) and (b) of this Section 7.1.

Section 7.2            Conditions to Effectiveness of Amendment and Restatement. The effectiveness of the amendment and restatement of the Existing Credit Agreement by this Agreement, and the occurrence of the Closing Date, is subject to the following conditions precedent having been satisfied:

(a)           the Administrative Agent shall have received this Agreement duly executed by the Borrower and the Guarantors;

(b)           the Administrative Agent shall have received for each Lender requesting a Note such Lender’s duly executed Notes of the Borrower dated the Closing Date and otherwise in compliance with the provisions of Section 1.11;

(c)           the Administrative Agent shall have received any Loan Documents deliverable on the Closing Date, in each case duly executed by the Borrower and the Guarantors, together with (i) original stock certificates or other similar instruments or securities representing all of the issued and outstanding Equity Interests in the Borrower and each Restricted Subsidiary (65% of such Voting Stock (and 100% of non-Voting Stock) in the case of any Foreign Subsidiary as provided in Section 4.2) as of the Closing Date, (ii) stock powers for the Collateral consisting of the Equity Interests in the Borrower and each such Restricted Subsidiary executed in blank and undated, (iii) authorization to file UCC financing statements to be filed against the Borrower, and each Guarantor, as debtor, in favor of the Collateral Agent, as secured party, and (iv) patent, trademark, and copyright collateral agreements to the extent requested by the Administrative Agent;

(d)           the Administrative Agent shall have received insurance certificates in respect of the insurance required to be maintained under the Loan Documents, together with endorsements naming the Collateral Agent as additional insured and lender’s loss payee;

(e)           either (i) the Administrative Agent shall have received copies of the Borrower’s and each Guarantor’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified, in the case of (x) articles of incorporation or comparable organizational documents, by the secretary of state of the state incorporation or formation and (y) in the case of bylaws, by its Secretary or Assistant Secretary or other appropriate officer or (ii) the Secretary or Assistant Secretary of the Borrower and/or the applicable Guarantor shall have certified to the Administrative Agent that the articles of incorporation and/or bylaws (or comparable organizational documents) of the Borrower and/or the applicable Guarantor have not been amended or modified since the Original Closing Date and are still in full force and effect as of the Closing Date;

(f)            the Administrative Agent shall have received copies of resolutions of the Borrower’s and each Guarantor’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the Authorized Representatives of the Borrower and each Guarantor, all certified in each instance by its Secretary or Assistant Secretary or other appropriate officer;

(g)           the Administrative Agent shall have received copies of the certificates of good standing for the Borrower and each Guarantor (unless otherwise agreed by the Administrative Agent, dated no earlier than thirty (30) days prior to the Closing Date) from the office of the secretary of the state of its incorporation or organization;

(h)           the Administrative Agent shall have received for itself and for the Lenders the initial fees specified in Section 2.1 then due and payable and all other fees (which amounts may be offset against the proceeds of the Loans) required to be paid on the Closing Date and all expenses (to the extent invoiced at least three (3) Business Days prior to the Closing Date) required to be paid on the Closing Date;

(i)            the Administrative Agent shall have received (a) financing statement, tax, and judgment lien search results against the Borrower and each Guarantor and their respective Properties evidencing the absence of Liens except Permitted Liens, and (b) searches of ownership of intellectual property in the appropriate governmental offices and such patent, trademark and/or copyright filings as may be requested by the Collateral Agent to the extent necessary or reasonably advisable to perfect the Collateral Agent’s security interest in the intellectual property Collateral;

(j)            [reserved];

(k)            the Administrative Agent shall have received a certificate of the Chief Financial Officer of the Borrower, certifying that Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, after giving effect to the Transactions, are Solvent;

(l)            the Administrative Agent shall have received for each Lender and the L/C Issuer a customary written opinion of counsel to the Borrower and each Guarantor specified on Schedule 7.2(l);

(m)          the Administrative Agent and the Lenders shall have received, at least three (3) days prior to the Closing Date, all documentation, including supporting documentation reasonably satisfactory to the Administrative Agent and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been reasonably requested by the Lenders not less than ten (10) days prior to the Closing Date; and

(n)           the Borrower and Guarantor shall have provided to the Administrative Agent such information required to prepare and file such UCC financing statements required in order to perfect the Liens granted by the Borrower and the Guarantors pursuant to the Collateral Documents as of the Closing Date.

Without limiting the generality of the provisions of the last paragraph of Section 11.3, (i) for purposes of determining compliance with the conditions specified in this Section 7.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto. and (ii) in the event that Advance Funding Arrangements shall exist, the delivery by any Lender (A) of funds pursuant to such Advance Funding Arrangements and (B) its signature page to this Agreement shall constitute the request, consent and direction by such Lender to the Administrative Agent (unless expressly revoked by written notice from such Lender received by the Administrative Agent prior to the earlier to occur of funding or the Administrative Agent’s declaration that this Agreement is effective) to withdraw and release to the Borrower on the Closing Date the applicable funds of such Lender to be applied to the funding of Loans by such Lender hereunder upon the Administrative Agent’s determination (made in accordance with and subject to the terms of this Agreement) that it has received all items expressly required to be delivered to it under this Section 7.2.

SECTION 8.           Covenants.

Each of Holdings (solely to the extent set forth in Sections 8.1, 8.3, 8.5, 8.6, 8.13, 8.14, 8.15 and 8.23) and the Borrower agrees that, so long as any of the Commitments hereunder shall remain in effect and until the payment in full of all the Loans and other Obligations and the cancellation or expiration of all Letters of Credit (other than any Letter of Credit which has been cash collateralized or with respect to which other arrangements satisfactory to the L/C Issuer have been made), except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.13:

Section 8.1             Maintenance of Business. Holdings and the Borrower shall, and shall cause each Restricted Subsidiary to, preserve and maintain its existence, except (i) as otherwise provided in Section 8.10(c) or Section 8.23, (ii) any liquidation or dissolution of a Restricted Subsidiary that, in the reasonable business judgment of the Borrower, is in its interest and (iii) any Restricted Subsidiary of which the failure to preserve or maintain its existence, would not reasonably be expected to have a Material Adverse Effect. Holdings and the Borrower shall, and shall cause each Restricted Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals and Intellectual Property registrations necessary for the proper conduct of its business where the failure to do so would reasonably be expected to have a Material Adverse Effect.

Section 8.2            Maintenance of Properties. The Borrower shall, and shall cause each Restricted Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear, casualty and condemnation excepted), and shall from time to time make all necessary and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except (i) to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person or (ii) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 8.3            Taxes and Assessments. Holdings and the Borrower shall duly pay and discharge, and shall cause each Restricted Subsidiary to duly pay and discharge, all taxes, assessments, fees and governmental charges upon or against it or its Property within thirty (30) days after the date when due, unless and to the extent that the same (i) are being contested in good faith and by appropriate proceedings as to which adequate reserves are provided therefor in accordance with GAAP or (ii) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 8.4             Insurance.

(a)           The Borrower shall insure and keep insured, and shall cause each Restricted Subsidiary to insure and keep insured, with financially sound and reputable insurance companies, all reasonably insurable Property owned by it which is of a character usually insured by Persons similarly situated against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and the Borrower shall insure, and shall cause each Restricted Subsidiary to insure, such other hazards and risks (including, without limitation, business interruption, employers’ and public liability risks) with financially sound and reputable insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Borrower shall, upon the request of the Administrative Agent (but in any event, so long as no Event of Default has occurred and is continuing, no more than once during the term of such insurance) furnish to the Administrative Agent a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section 8.4.

(b)           The Borrower shall, and shall cause each Restricted Subsidiary to, insure that portion of its tangible personal property which comprises Collateral against such risks and hazards as other companies similarly situated insure against, under policies containing loss payable clauses to the Administrative Agent as its interest may appear (and, if the Administrative Agent requests, naming the Administrative Agent as additional insured therein) with financially sound and reputable insurers. All premiums on such insurance shall be paid by the Borrower and the policies of such insurance (or certificates therefor) delivered to the Administrative Agent. All insurance required hereby shall (i) provide that any loss shall be payable notwithstanding any act or negligence of Holdings or any of its Restricted Subsidiaries, (ii) provide that no cancellation thereof shall be effective until at least thirty (30)      days after receipt by the Borrower and the Administrative Agent of written notice thereof and (iii) be customary for companies in the same or similar business as the Borrower and operating in the same or similar locations as the Borrower. Any adjustment, compromise, and/or settlement of any losses under any insurance shall be made by the Borrower in its reasonable business judgment and, after the occurrence and during the continuance of any Event of Default, subject to final approval of the Administrative Agent in the case of losses exceeding $1,000,000 in the aggregate per Fiscal Year of the Borrower. In the event the Borrower fails to purchase any insurance required by the terms of this Agreement and the Administrative Agent purchases insurance that is required by the terms of this Agreement at the Borrower’s or any of its Restricted Subsidiaries’ reasonable expense, the Administrative Agent will give written notice of such purchase to the Borrower.

Section 8.5             Financial Reports. Holdings and the Borrower shall, and shall cause each Restricted Subsidiary to, maintain a standard system of accounting to permit the preparation of the quarterly and annual financial statements in accordance with GAAP, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 8.22, a statement of reconciliation conforming such financial statements to GAAP, and shall furnish to the Administrative Agent, each Lender and each of their duly authorized representatives such information respecting the business and financial condition of the Consolidated Group Companies as the Administrative Agent or such Lender may reasonably request and, without any request, shall furnish to the Administrative Agent (for further distribution to the Lenders):

(a)           On or before the later of (i) forty-five (45) days after the last day of each of the first three fiscal quarters of each Fiscal Year of the Borrower, commencing with the second fiscal quarter of Fiscal Year 2017 and (ii) the date on which Parent is required to file (or, if earlier, files) a Form 10-Q under the Exchange Act, a copy of the unaudited consolidated balance sheet of the Consolidated Group Companies as of the last day of such fiscal quarter and the unaudited consolidated statements of income and cash flows of the Consolidated Group Companies for the fiscal quarter and for the Fiscal Year to date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous Fiscal Year and showing in comparative form year to date against budget, prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year end audit adjustments) and certified to on behalf of the Borrower by its Chief Financial Officer or another officer of the Borrower acceptable to the Administrative Agent that such financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial condition of the Consolidated Group Companies in all material respects, together with a management discussion and analysis; provided, however, that the requirement to provide comparisons to the previous Fiscal Year and to budget shall not apply to the statements of cash flows.

(b)           On or before the later of (i) one hundred five (105) days after the last day of each Fiscal Year of the Borrower and (ii) the date on which Parent is required to file (or, if earlier, files) a Form 10-K under the Exchange Act, a copy of the audited consolidated balance sheet of the Consolidated Group Companies as of the last day of the Fiscal Year then ended and the audited consolidated statements of income, retained earnings, and cash flows of the Consolidated Group Companies for the Fiscal Year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous Fiscal Year (except with respect to the statements of cash flows) commencing with Fiscal Year 2017, together with a management discussion and analysis accompanied in the case of the consolidated financial statements by an opinion of KPMG LLP or another firm of independent public accountants of recognized national standing selected by the Borrower, without going concern or qualification arising out of the scope of the audit and to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial condition of the Consolidated Group Companies as of the close of such Fiscal Year and the results of their operations and cash flows for the Fiscal Year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances; provided that it shall not be a violation of this clause (b) if the audit and opinion accompanying the financial statements for any Fiscal Year is subject to a “going concern” or like qualification solely as a result of the Revolving Credit Termination Date or final maturity date of any Term Loan being scheduled to occur within twelve months from the date of such audit and opinion or breach or anticipated breach of the financial covenants set forth in Section 8.22.

(c)           Promptly after receipt thereof, the final management letters delivered to the Borrower by its independent public accountants.

(d)          On or before seventy-five (75) days following the end of each Fiscal Year of the Borrower, a copy of the Borrower’s consolidated business plan for the following Fiscal Year, such business plan to show Borrower’s projected consolidated revenues, expenses and balance sheet on a quarter-by-quarter basis, such business plan to be in reasonable detail prepared by Borrower and in a reasonable and customary form (which shall include a summary of all assumptions made in preparing such business plan); provided that the foregoing may be prepared with respect to Parent on a consolidated basis if, during the entire period of such following Fiscal Year, Parent shall not conduct or engage in any operations or business or incur any indebtedness other than (i) those incidental to its ownership of the Equity Interests of Holdings, (ii) the maintenance of its legal existence and good standing and complying with requirements of law, (iii) any public offering or other issuance of its Equity Interests to the extent not triggering a Change of Control, (iv) participating in tax, accounting and other administrative matters as a member of the consolidated, combined, unitary or similar group that includes Parent, Holdings and the Borrower, (v) holding any cash or property received in connection with Restricted Payments made by Holdings or contributions to its capital or in exchange for the sale or issuance of Equity Interests, (vi) providing indemnification to directors, officers, employees, members of management and consultants, (vii) preparing reports to governmental authorities and to its shareholders; (viii) engaging in activities typical for a holding company subject to Section 13 or 15(d) of the Exchange Act and (ix) any activities incidental to any of the foregoing.

(e)           Promptly after knowledge thereof shall have come to the attention of any Authorized Representative of the Borrower, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding against any Restricted Group Company or any of their Property which would reasonably be expected to have a Material Adverse Effect~~,~~; (ii) the occurrence of any Default or Event of Default hereunder~~,~~; (iii) the occurrence of any event that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; or (iv) the occurrence of any event for which notice would be required under Section 8.13 or Section 8.14(c).

(f)           With each of the financial statements furnished to the Lenders pursuant to paragraphs (a) and (b) above, a Compliance Certificate signed on behalf of the Borrower by the Chief Financial Officer of the Borrower or another officer of the Borrower reasonably acceptable to the Administrative Agent (in each case, solely in his or her capacity as an officer of the Borrower and not in his or her individual capacity) to the effect that to such officer’s knowledge, as at the date of such certificate, no Default or Event of Default exists or, if any such Default or Event of Default exists, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by, the Borrower or any Restricted Subsidiary to remedy the same and to the extent any Unrestricted Subsidiary then exists, setting forth the names of all such Unrestricted Subsidiaries and to the extent applicable, such certificate shall also set forth the calculations supporting such statements in respect of Section 8.22.

(g)          At the time such certificate is required to be delivered, the Borrower shall promptly deliver to the Administrative Agent, at the Administrative Agent’s office, information regarding any change in Total Leverage Ratio that would change the then existing Applicable Margin.

(h)          Simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 8.5(a) and (b), the related consolidating financial statements reflecting the adjustments necessary (as determined by the Borrower in good faith) to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.

(i)           During the Financial Covenant Suspension Period, (i) from and after the First Amendment Effective Date until the Second Amendment Effective Date, within three (3) Business Days after the week ending April 17, 2020 and every two~~-~~ week period thereafter (i.e., on a biweekly basis) and (ii) from and after the Second Amendment Effective Date, within three (3) Business Days after the end of each month, 13-week cash flow projections in a form reasonably acceptable to the Administrative Agent, which shall include in any case tabular presentation for the pertinent periods of projected and actual cash flows and variance between the same.

(j)            During the Financial Covenant Suspension Period, from and after the Second Amendment Effective Date, within three (3) Business Days after the end of each month, a calculation of the Liquidity Amount in a form reasonably acceptable to the Administrative Agent.

(k)            ~~(j)~~ Promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.

Notwithstanding the foregoing, the obligations in Sections 8.5(a) and (b) above may be satisfied with respect to any financial statements of the Borrower by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or (B) the Borrower’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC, in each case, within the time periods specified in such paragraphs; provided that, with respect to paragraph (b), to the extent such financial statements relate to Holdings (or a parent thereof), such financial statements shall be accompanied by (i) information that summarizes in detail reasonably satisfactory to the Administrative Agent the differences between the information relating to Holdings (or such parent thereof), on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries, on the other hand and (ii) if reasonably requested by the Administrative Agent, unaudited consolidated financial statements of the Borrower and its Restricted Subsidiaries. Documents required to be delivered pursuant to this Section 8.5 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website, (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) and with respect to material non-public information, solely to the extent any Lender chooses to access the same or (iii) on which executed certificates or other documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); provided that (a) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (b) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

Documents required to be delivered pursuant to Section 8.5(a), (b) or (g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 13.8; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above.

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The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 13.25); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

Section 8.6             Inspection; Lender Conference Calls.

(a)           Holdings and the Borrower shall, and shall cause each Restricted Subsidiary to (i) keep proper books of record and accounts in which full, true and correct entries are made to permit financial statements to be prepared in conformity with GAAP and (ii) permit the Administrative Agent and/or the Collateral Agent and its duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants so long as the Borrower is notified of and permitted to be present at any such discussions (and by this provision the Borrower hereby authorizes such accountants to discuss with the Administrative Agent and/or the Collateral Agent the finances and affairs of the Borrower and the Restricted Subsidiaries) upon reasonable prior notice at such reasonable times during normal business hours and intervals as the Administrative Agent and/or the Collateral Agent may designate. Absent the occurrence and continuance of an Event of Default, such visits and inspections shall be at the expense of the Administrative Agent and/or the Collateral Agent; provided that, at any time that an Event of Default has occurred and is continuing, any and all such visits and inspections shall be at the Borrower’s expense, with respect to reasonable out of pocket expenses of the Administrative Agent and/or the Collateral Agent. Absent the occurrence and continuance of an Event of Default, there shall be no more than one visit and inspection per location pursuant to this Section 8.6 in any Fiscal Year.

(b)          At the request of the Administrative Agent, within ten (10) Business Days after the date of the delivery (or, if later, required delivery) of the annual financial information pursuant to Section 8.5(b), hold a conference call or teleconference, at a time selected by the Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous Fiscal Year and the financial condition of Holdings and its Restricted Subsidiaries and the budgets presented for the current Fiscal Year of Holdings and its Restricted Subsidiaries.

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Section 8.7         Borrowings and Guarantees. The Borrower shall not, nor shall they permit any of its Restricted Subsidiaries to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or guarantee any Indebtedness for Borrowed Money; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a)           the Obligations, Hedging Liability, and Funds Transfer, Deposit Account Liability and Foreign LCs of the Borrower and the Subsidiaries;

(b)           purchase money indebtedness and Capitalized Lease Obligations or other Indebtedness for Borrowed Money financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets of the Restricted Group (excluding Capitalized Restaurant Lease Obligations) in an amount not to exceed the greater of (i) $30,000,000 and (ii) 10.0% of EBITDA of the Restricted Group determined on a Pro Forma Basis for the period of four consecutive fiscal quarters most recently ended for which financial statements are available, in the aggregate at any one time outstanding;

(c)           obligations of the Restricted Group Companies arising out of interest rate and/or foreign currency swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate or currency hedging agreements entered into in the ordinary course of business for the purposes of hedging risk associated with the business of the Restricted Group Companies and not for speculative purposes;

(d)           (i) endorsement of items for deposit or collection of commercial paper in the ordinary course of business, (ii) indebtedness in respect of netting services, overdraft protections, pooled deposit or sweep accounts and similar arrangements in the ordinary course of business, (iii) repurchase agreements permitted by Section 8.9(d) and (iv) indebtedness in respect of any bankers acceptance, letters of credit, bank guarantees, warehouse receipt or similar facilities entered into in the ordinary course of business;

(e)           intercompany advances and indebtedness among the Restricted Group Companies permitted by Sections 8.9(f), (g), (k), (m), (n), (o), (p), (s), (aa) and (bb);

(f)            guarantees of, and other contingent obligations with respect to, indebtedness, obligations, indemnifications, undertakings and products of the Restricted Group Companies otherwise permitted hereunder; provided that any such guarantee of Indebtedness for Borrowed Money that is subordinated to the Obligations shall also be subordinated to the Guarantee of such Subsidiary Guarantor in the same manner as such Indebtedness for Borrowed Money is so subordinated to the Obligations;

(g)           indebtedness representing any taxes, assessments, fees or governmental charges (including interest, additions to tax and penalties applicable thereto) to the extent (i) such taxes are being contested in good faith and adequate reserves have been provided therefor or (ii) the payment thereof shall not at any time be required to be made in accordance with Section 8.3;

(h)           (i) other than an incurrence thereof during the Basket Suspension Period, indebtedness of any Restricted Group Company (including any Person that becomes a Restricted Subsidiary) acquired pursuant to an Acquisition permitted hereunder or indebtedness assumed at the time of an Acquisition permitted hereunder; provided that (A) such indebtedness was not incurred in anticipation or contemplation of such Acquisition, (B) such indebtedness is not guaranteed in any respect by any Restricted Group Company (other than by any such Person or Persons that so becomes a Restricted Subsidiary or Restricted Subsidiaries) except as otherwise permitted hereunder and (C) as of the date of the definitive documentation of such Acquisition, the Borrower shall be in compliance with a Total Leverage Ratio of 3.25:1.00 on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter for which financial statements are available on or prior to the date of the definitive documentation of such Acquisition; (ii) other than an incurrence thereof during the Basket Suspension Period, senior indebtedness, senior subordinated indebtedness and Subordinated Debt (including Seller Debt) of the Borrower and/or any of its Domestic Subsidiaries (including any Person that becomes a Restricted Subsidiary, but excluding any Disregarded Domestic Person) incurred to finance an Acquisition permitted hereunder; provided that as of the date of the definitive documentation of such Acquisition, the Borrower shall be in compliance with a Total Leverage Ratio of 3.25:1.00 on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter for which financial statements are available on or prior to the date of the definitive documentation of such Acquisition; and (iii) any Permitted Refinancing of indebtedness set forth in clauses (i) and (ii) above;

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(i)            (i) indebtedness of the Restricted Group Companies with respect to the performance of bids, tenders, trade contracts, governmental contracts and leases (other than, in each case, indebtedness representing borrowed money), performance bonds, completion guarantees, statutory obligations, stay or surety bonds, appeal bonds or customs bonds and obligations of like nature (including those to secure health, safety and environmental obligations), (ii) obligations in respect of letters of credit, bank guarantees or similar instruments in support of the items set forth in clause (i), in each case in the ordinary course of business and (iii) indebtedness of the Restricted Group Companies in connection with the enforcement of rights or claims of the Borrower or any Restricted Subsidiary in connection with judgments that do not result in an Event of Default;

(j)            indebtedness of the Restricted Group Companies which may be deemed to exist in accordance with GAAP in connection with agreements providing for indemnification, Earnout Payments, incentive, non-compete, consulting, deferred compensation, purchase price adjustments and similar obligations in connection with the acquisition or sale, transfer, lease or other disposition of assets in accordance with the requirements of this Agreement, including Acquisitions permitted hereunder, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as otherwise permitted hereunder;

(k)           other than an incurrence thereof during the Basket Suspension Period, indebtedness of the Restricted Group Companies not exceeding the greater of (i) $20,000,000 and (ii) 10.0% of EBITDA of the Restricted Group Companies determined on a Pro Forma Basis for the period of four consecutive fiscal quarters most recently ended for which financial statements are available, in aggregate principal amount at any one time outstanding, which indebtedness may be secured to the extent permitted under Section 8.8;

(l)            the principal amount of indebtedness not to exceed the amounts set forth on Schedule 8.7 and any Permitted Refinancing thereof and renewals and extensions thereof;

(m)          indebtedness incurred in the ordinary course of business in connection with (i) the financing of insurance premiums or (ii) take-or-pay obligations in supply or trade arrangements;

(n)           (i) other than an incurrence thereof during the Basket Suspension Period, subject to satisfaction of the Incurrence Test described below, unsecured senior indebtedness, unsecured senior subordinated indebtedness and unsecured Subordinated Debt (including Seller Debt) (including, without limitation, guarantees thereof meeting the requirements set forth in the proviso to Section 8.7(f)) and (ii) any Permitted Refinancing thereof. As used in this Section 8.7(n), “Incurrence Test” means all of the following conditions shall have been satisfied after giving effect to the incurrence of any such indebtedness: (i) no Default or Event of Default shall exist as of the date of the incurrence of such indebtedness, including with respect to the financial covenants contained in Section 8.22 on a Pro Forma Basis and (ii) the Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the Borrower would have a Total Leverage Ratio on a Pro Forma Basis of not greater than 3.50:1.00;

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(o)           indebtedness in respect of:

(i)            other than an incurrence thereof during the Basket Suspension Period, secured or unsecured notes or junior secured or unsecured loans issued by the Borrower (or a corporate co-issuer in addition thereto) in lieu of New Term Loans (such notes, “Incremental Equivalent Debt”); provided that (~~i~~A) the aggregate outstanding principal amount of all Incremental Equivalent Debt, together with the aggregate outstanding principal amount (or committed amount, if applicable) of all New Term Loans, New Revolving Loans, New Term Loan Commitments and New Revolving Credit Commitments provided pursuant to Section 1.16 (other than those provided solely in reliance on clause (i)(B) to the proviso to Section 1.16(a)), shall not exceed the sum of (x) the amount described in clause (i)(A) of the proviso to Section 1.16(a) plus (y) the amount described in clause (i)(C) of the proviso to Section 1.16(a), (~~ii~~B) the incurrence of such indebtedness shall be subject to clauses (iv)(A), (iv)(B) and (iv)(D) of the proviso to Section 1.16(a), (~~iii~~C) any such notes or loans that are secured shall be secured only by the Collateral, any such notes may be secured on a pari passu or junior basis to the Secured Obligations and any such loans may be secured on a junior basis to the Secured Obligations, (~~iv~~D) any such indebtedness that ranks pari passu in right of security or is subordinated in right of payment or security shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent and (~~v~~E) such Incremental Equivalent Debt shall not be guaranteed by any Person that is not a Loan Party; and

~~(ii)            to the extent incurred during the Financial Covenant Suspension Period, up to $150,000,000, which may be incurred as:~~

(ii)            ~~(A) term loans incurred under the Main Street Facility, on terms reasonably acceptable to the Required Lenders, which may be secured on a~~up to $550,000,000 of senior notes ranking pari passu ~~basis~~in right of payment and security with the Secured Obligations~~; or~~

~~(B)            indebtedness secured on a junior basis to the Secured Obligations or that is unsecured~~ issued in a single issuance, the terms of which comply with the requirements set forth in clauses (~~ii~~C), (~~iii), (iv~~D) and (~~v~~E) of the proviso to Section 8.7(o)(i), and ~~the amount of cash interest payable with respect to such indebtedness shall not exceed the interest rate payable with respect to the Term Loans (assuming such interest rate is based on the Eurodollar Rate with a one-month Interest Period)~~which (A) shall not mature prior to the date that is one (1) year after the Revolving Credit Termination Date, (B) shall not be subject to any sinking fund or other amortization, (C) shall not be subject to any financial maintenance covenants and (D) shall otherwise have terms and conditions (x) that are not less favorable to the Borrower and its Restricted Subsidiaries than those set forth in this Agreement and the other Loan Documents or (y) customary for “high yield” notes;

(p)           indebtedness owed to current or former directors, officers, employees, members of management, consultants or any of their respective Investment Affiliates to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent thereof to the extent and in the amounts permitted by Section 8.12;

(q)           letters of credit, bank guarantees or similar items issued (i) in connection with (A) workers’ compensation, health, disability or unemployment insurance, (B) old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges or (C) self-insurance and indemnity obligations or (ii) to secure liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to Restricted Group Company;

(r)            unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law;

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(s)           senior indebtedness, senior subordinated indebtedness or Subordinated Debt (including, in each case, one or more series of notes) incurred to consummate a Permitted Refinancing of the Obligations (or any obligations created under this Section 8.7(s)); provided that (i) such indebtedness shall rank pari passu or junior in right of payment and of security with the Loans and Commitments hereunder or shall be unsecured, (ii) other than interest rates, fees, discounts, premiums, optional prepayments and redemptions, such indebtedness shall have terms and conditions agreed to by the Borrower and the lenders providing such indebtedness, but shall be substantially the same (or, taken as a whole, no more favorable to, the lenders providing such indebtedness) as those applicable to the Loans and Commitments hereunder, except to the extent such covenants and other terms apply solely to any period after the final maturity of the Loans and Commitments hereunder or such terms shall be on current market terms for such type of indebtedness on the date of incurrence and (iii) the holders thereof, or a duly authorized agent on their behalf, agree in writing to be bound by the terms of an intercreditor or subordination agreement, as applicable, with customary market terms or otherwise reasonably acceptable to the Administrative Agent;

(t)            (i) indebtedness in respect of any letter of credit issued in favor of any L/C Issuer or the Swing Line Lender to support any Defaulting Lender’s participation in Letters of Credit or Swing Loans, respectively, as contemplated by Section 1.17 and (ii) indebtedness in respect of any Existing Letter of Credit;

(u)           Capitalized Restaurant Lease Obligations of one or more Restricted Group Companies (other than any Capitalized Restaurant Lease Obligations acquired pursuant to an Acquisition permitted hereunder, which shall be governed by Section 8.7(h)); provided that, as of the date the underlying Restaurant Capital Lease for the applicable Capitalized Restaurant Lease Obligation is entered into, the Borrower shall be in compliance with a Total Leverage Ratio of 3.50:1.00 on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter for which financial statements are available on or prior to the date such Restaurant Capital Lease was entered into;

(v)           indebtedness (x) under Card Programs with the Administrative Agent, a Lender or any of their respective Affiliates in an unlimited amount and (y) under Card Programs with parties other than the Administrative Agent, a Lender or any of their respective Affiliates not exceeding an aggregate principal amount of the greater of $9,000,000 and 3.0% of EBITDA of the Restricted Group Companies determined on a Pro Forma Basis for the period of four consecutive fiscal quarters most recently ended for which financial statements are available, at any time outstanding;

(w)          other than an incurrence thereof during the Basket Suspension Period, indebtedness of any Foreign Subsidiary or any Disregarded Domestic Person (including any Person that becomes a Foreign Subsidiary or a Disregarded Domestic Person), including under working capital lines, lines of credit or overdraft facilities in an aggregate principal amount at any time outstanding not to exceed the greater of $50,000,000 and 35.0% of EBITDA of the Restricted Group Companies determined on a Pro Forma Basis for the period of four consecutive fiscal quarters most recently ended for which financial statements are available; provided that any indebtedness incurred pursuant to this clause (w) shall not be (1) guaranteed in any respect by the Borrower or any of its Domestic Subsidiaries (other than any Disregarded Domestic Person) or (2) secured by any of the Collateral; and

(x)            all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in each of the foregoing.

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Section 8.8         Liens. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)           Liens (i) arising in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, (ii) on deposits in connection with bids, tenders, trade contracts, governmental contracts, leases (other than, in each case, indebtedness representing borrowed money), statutory obligations, self-insurance or reinsurance obligations, surety, stay, customs and appeal bonds, performance bonds, completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations) and other similar obligations in the ordinary course of business, provided in each case that the obligation is not for borrowed money and (iii) in connection with any letters of credit, bank guarantee or similar instrument posted to support the foregoing;

(b)          statutory or common law Liens of mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business (i) with respect to obligations which are not yet overdue by more than thirty (30) days or (ii) if more than thirty (30) days overdue, (x) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts or (y) would not reasonably be expected to cause a Material Adverse Effect; provided that during the Financial Covenant Suspension Period, statutory and common law landlord liens (A) attributable to the failure to pay rent under store and office leases and (B) with respect to up to $25,000,000 of expenses in connection with uncompleted new store construction and refurbishment expenses, will in each case be disregarded for purposes of determining whether an Event of Default has occurred by virtue of a breach of this Section 8.8(b);

(c)           (i) judgment liens and judicial attachment liens not constituting an Event of Default under Section 9.1(g) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding and (ii) Liens imposed by the PBGC not constituting an Event of Default under Section 9.1(h);

(d)           Liens on Property of a Restricted Group Company securing (i) indebtedness permitted by Section 8.7(b) and 8.7(u); provided that (x) no such Lien shall extend to or cover other Property any Restricted Group Company other than the respective Property so acquired, constructed, repaired, replaced or improved, replacements thereof and additions and accessions to such Property and the proceeds and the products thereof, (y) the principal amount of indebtedness secured by any such Lien shall at no time exceed the amount paid with respect to the foregoing (other than pursuant to, and as permitted by the definition of, Permitted Refinancing), and (z) with respect to Capital Leases, such Liens do not at any time extend to or cover any Property of any Restricted Group Company (except for additions and accessions to such assets, replacements thereof and additions and accessions to such Property and the proceeds and the products thereof) other than the respective Property subject to such Capital Leases; provided that individual financings of fixed or capital assets provided by one lender may be cross-collateralized to other financings of fixed or capital assets provided by such lender or its affiliates and (ii) Permitted Refinancings thereof;

(e)           to the extent constituting a Lien, the rights reserved or vested in any Person by the terms of any lease, sublease, license, sublicense, franchise, grant or permit held by a Restricted Group Company or by a statutory provision to terminate any such lease, sublease, license, sublicense, franchise, grant or permit or to permit or to require periodic payments as a condition to the continuance thereof;

(f)            any interest or title of a lessor or sublessor under any operating lease;

(g)           easements, rights of way, zoning or similar restrictions, building codes, reservations, covenants, encroachments, restrictions, and other similar encumbrances or minor defects or other irregularities in title, against real property incurred in the ordinary course of business which do not and would not reasonably be anticipated to materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary;

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(h)           Liens (x) not encumbering Principal Owned Properties or Principal Owned Property Holdcos and (y) securing indebtedness and other obligations incurred pursuant to, and subject to the restrictions under Section 8.7(a), 8.7(o), 8.7(v) and 8.7(w), but in the case of Section 8.7(w), solely to the extent such Lien attaches to the assets of Foreign Subsidiaries or Disregarded Domestic Persons (and not to the assets of any other member of the Restricted Group);

(i)            non-exclusive licenses of Intellectual Property, licenses (other than of Intellectual Property), sublicenses, leases, or subleases granted to third parties in the ordinary course of business;

(j)            (i) rights of setoff or bankers’ Liens upon deposits of cash (including those relating to netting services, overdraft protection, pooled deposit or sweep accounts and similar arrangements), (ii) broker’s Liens upon securities accounts in favor of financial institutions, banks, or other depository institutions, (iii) repurchase agreements permitted by Section 8.9(d); and (iv) contractual rights of set off and rights of set off arising by operation of law relating to purchase orders or other agreements entered into with customers in the ordinary course of business;

(k)           Liens (i) on insurance policies and the proceeds thereof securing the financing of the premiums or reimbursement obligations with respect thereto and Liens arising out of deposits of cash and Cash Equivalents at any time securing deductibles, self-insurance, co-payment, co insurance, indemnification obligations, reimbursement, retentions and similar obligations to providers of insurance in the ordinary cause of business and (ii) in connection with letters of credits, bank guarantees and similar instruments in support of the foregoing;

(l)            the filing of precautionary financing statements in connection with operating leases, consignment arrangements or bailee arrangements entered into in the ordinary course of business;

(m)          Liens in favor of customs and revenues authorities which secure payment of customs duties in connection with the importation of property;

(n)           Liens which arise under Article 4 of the UCC and similar foreign laws on items in collection and documents and proceeds related thereto;

(o)           other than an incurrence thereof during the Basket Suspension Period, other Liens (x) not encumbering Principal Owned Properties or Principal Owned Property Holdcos and (y) securing indebtedness and other liabilities in an aggregate amount not to exceed the greater of (i) $20,000,000 and (ii) 10.0% of EBITDA of the Restricted Group Companies determined on a Pro Forma Basis for the period of four consecutive fiscal quarters most recently ended for which financial statements are available, at any time outstanding;

(p)           Liens (i) assumed in connection with an Acquisition permitted hereunder in existence at the time of such Acquisition, not created in contemplation of such event and securing indebtedness of the type described in Section 8.7(h)(i), (ii) securing indebtedness of the type described under Section 8.7(h)(ii) and (iii) securing any Permitted Refinancing of the indebtedness permitted by the foregoing clauses (i) and (ii); provided that in the case of clause (i) no such Lien shall extend to or cover other Property not covered by the Lien on the date of acquisition and replacements thereof and additions thereto and the proceeds and products thereof and accessions thereto and assets financed by the same counterparty or its affiliate; provided, further, that in the case of clauses (i) and (ii), as of the date of the definitive documentation of any such Acquisition, the Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the Borrower would have a Total Leverage Ratio on a Pro Forma Basis of not greater 3.25:1.00; provided, further, that, in each case of clauses (i), (ii) and (iii) the individual financings of property provided by one lender may be cross-collateralized to other financings provided by such lender or its affiliates;

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(q)            Liens for taxes, assessments, fees or governmental charges or levies (i) not yet due, (ii) being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP or (iii) as to which the underlying obligations do not exceed $5,000,000 in the aggregate;

(r)             Liens in existence on the Closing Date which are listed in Schedule 8.8, but only to the respective date, if any, set forth in such Schedule 8.8 for the removal, replacement and termination of any such Liens, plus modifications, renewals, replacements and extensions of such Liens; provided that (i) the aggregate principal amount of the indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such modification, renewal, replacement or extension (other than as permitted by Section 8.7 or in connection with any Permitted Refinancing of such indebtedness) and (ii) any such modification, renewal, replacement or extension does not encumber any additional assets or properties of any Restricted Group Company (other than after-acquired property that is affixed or incorporated into the property covered by such Lien or any proceeds and products thereof and accessions thereto and assets financed by the same counterparty or its affiliate);

(s)            Liens (i) consisting of an agreement to dispose of any Property in a transaction permitted under Section 8.10, (ii) attaching to earnest money deposits of cash or Cash Equivalents made by the a Restricted Group Company in connection with any letter of intent or purchase agreement in respect of a Permitted Acquisition or investment permitted under Section 8.9 and (iii) on cash or Cash Equivalents securing indebtedness in respect of any Existing Letter of Credit;

(t)            (i)   Liens in favor of a Restricted Group Company that is a Guarantor securing indebtedness permitted under Section 8.7(e) and (ii) Liens in favor of a Restricted Subsidiary that is not a Subsidiary Guarantor granted by another Restricted Subsidiary that is not a Subsidiary Guarantor;

(u)            (i)  Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by a Restricted Group Company in the ordinary course of business and not prohibited by this Agreement and (ii) Liens arising by operation of law under Article 2 of the UCC or similar foreign laws in favor of a seller or buyer of goods;

(v)            to the extent constituting Liens, (i) sales, leases, transfers or other dispositions expressly permitted under Section 8.10 and (ii) customary transfer restrictions, purchase options, calls, puts, rights of first offer or refusal and tag, drag and similar rights in joint venture agreements;

(w)           Liens on cash or Cash Equivalents used to defease or to satisfy or discharge indebtedness and any interest, penalties or fees relating to such indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited hereunder;

(x)            Liens on Property (i) of any Restricted Subsidiary that is not a Guarantor securing indebtedness of the Borrower or any of its Restricted Subsidiaries permitted under Section 8.7 and (ii) securing Permitted Refinancings in respect of the foregoing clause (i); and

(y)            Liens on the Collateral securing indebtedness and other obligations pursuant to Section 8.7(s).

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For the avoidance of doubt, except as permitted by this Section 8.8, the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur or permit to exist any Lien of any kind in favor of any Person on any leasehold interest of the Borrower or any Restricted Subsidiary as lessee of any Unit.

Section 8.9        Investments, Acquisitions, Loans and Advances. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel or entertainment advances and other similar cash advances made to directors, officers, employees, members of management or consultants in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)            investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, or, for any Foreign Subsidiary, investments in direct obligations of the national government of the countries where such Foreign Subsidiary is located or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of such government; provided that any such obligations shall mature within one year of the date of issuance thereof;

(b)            investments in commercial paper not issued by the Borrower or any of its Affiliates rated at least P 1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof and/or in cash;

(c)            investments in demand deposit accounts, checking accounts and certificates of deposit issued by any Lender or by any United States commercial bank having capital and surplus of not less than $500,000,000 or, for any Foreign Subsidiary, issued by any bank located in the countries where such Foreign Subsidiary is located and which has capital and surplus of not less than $500,000,000 (or its equivalent), in each case which have a maturity of one year or less;

(d)            investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above; provided that all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System (or equivalent systems for any jurisdiction of any Foreign Subsidiary);

(e)            investments in any money market fund that invests substantially all of its assets in investments of the type described in the immediately preceding subsections (a), (b), (c) and (d) above;

(f)             the Borrower and the Subsidiary Guarantors’ direct or indirect investments (whether in cash or assets) existing on the Closing Date in such amounts or with respect to such assets as set forth on Schedule 8.9 and, to the extent any such investments is a loan or advance, any modifications, replacements, renewals and extensions (but not, in the case of investments in Restricted Subsidiaries that are not Subsidiary Guarantors, increase in the aggregate amount) of such investment;

(g)            investments made from time to time by (i) the Borrower, by a Subsidiary Guarantor in the Borrower or by the Borrower or another Subsidiary Guarantor in a Subsidiary Guarantor, (ii) a Restricted Subsidiary that is not a Subsidiary Guarantor in the Borrower or any Restricted Subsidiary of the Borrower and (iii) the Borrower or any Restricted Subsidiary in Holdings, to the extent permitted by Section 8.12;

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(h)            other than during the Basket Suspension Period, Permitted Acquisitions;

(i)             guarantees and deposits permitted under Section 8.7;

(j)             investments (including indebtedness obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(k)            transfers of assets among the Restricted Group Companies, in accordance with Section 8.10; provided that such transfer of assets among the Borrower and Subsidiary Guarantors shall be made expressly subject to the security interest granted to the Administrative Agent pursuant to the Security Agreement;

(l)             securities acquired in connection with the satisfaction or enforcement of indebtedness or claims due or owing or as security for any such indebtedness or claim, so long as the same are pledged to the Collateral Agent to secure the Obligations if required pursuant to the Collateral Documents;

(m)           other than the making thereof during the Basket Suspension Period, in addition to investments permitted under clause (g) above, (i) investments made from time to time by the Borrower or any Subsidiary Guarantor in (x) Restricted Subsidiaries that are not Guarantors, (y) Unrestricted Subsidiaries and (z) joint ventures, (ii) investments made from time to time by the Borrower or any Restricted Subsidiary in any Foreign Subsidiary or any Statutory Subsidiary, to the extent consisting of contributions or other sales, transfers or other dispositions of Equity Interests in Foreign Subsidiaries or Statutory Subsidiaries and (iii) consisting of any amount required to permit any such Restricted Subsidiary to consummate a Permitted Acquisition, in an aggregate amount at any one time outstanding under this clause (m) not to exceed the greater of (i) $75,000,000 and (ii) 35.0% of EBITDA of the Restricted Group determined on a Pro Forma Basis for the period of four consecutive fiscal quarters most recently ended for which financial statements are available;

(n)            other than the making thereof during the Basket Suspension Period, other investments, loans, and advances in addition to those otherwise permitted by this Section 8.9 in an amount not to exceed in the aggregate at any one time outstanding (i) the greater of (x) $35,000,000 and (y) 15.0% of EBITDA of the Restricted Group determined on a Pro Forma Basis for the period of four consecutive fiscal quarters most recently ended for which financial statements are available plus (ii) the portion, if any of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 8.9(n) plus (iii) the portion, if any, of the amounts available to make Restricted Payments pursuant to Section 8.12(l) on the date of such election that the Borrower elects to apply to this Section 8.9(n) plus (iv) the portion, if any, of the amounts available to make prepayments or redemptions pursuant to Section 8.21(b)(vi) on the date of such election that the Borrower elects to apply to this Section 8.9(n);

(o)            investments to the extent reflecting an increase in the value of investments otherwise permitted by this Section 8.9;

(p)            loans, notes or investments (i) that could otherwise be made as a distribution permitted under Section 8.12 or (ii) received as non-cash consideration in connection with a sale, transfer, lease or other disposition permitted by Section 8.10;

(q)            purchases of inventory in the ordinary course of business and investments necessary to comply with Sections 8.1 and 8.2 or which result from the reinvestment of proceeds of a sale, transfer, lease of other disposition or Event of Loss as permitted under this Agreement;

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(r)             prepaid expenses or lease, utility and other similar deposits, in each case made in the ordinary course of business;

(s)            the Borrower and the Restricted Subsidiaries may hold accounts receivable or notes owing to any of them in the ordinary course of business or acquired in connection with any Acquisition permitted hereunder;

(t)             other than the making thereof during the Basket Suspension Period, the Borrower and the Restricted Subsidiaries may make additional investments so long as, as of the date of the definitive documentation of such investment, the Borrower shall be in compliance with a Total Leverage Ratio of 2.50:1.00 on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter for which financial statements are available on or prior to the date of the definitive documentation of such investment;

(u)            investments constituting obligations of one or more directors, officers, employees, members of management or consultants of Holdings and its Restricted Subsidiaries in connection with such directors’, officers’ or employees’ acquisition of Equity Interests of Holdings or any Restricted Subsidiary (or any direct or indirect parent company), so long as no cash is actually advanced by Holdings, the Borrower or any Restricted Subsidiary to such directors, officers employees, members of management or consultants in connection with the acquisition of any such obligations;

(v)            (a) investments resulting from pledges and deposits made in connection with any applicable Permitted Lien and (b) to the extent constituting an investment, (i) the creation of Permitted Liens, (ii) Indebtedness for Borrowed Money permitted under Section 8.7 (other than Section 8.7(e)); (iii) the consummation of sales, transfers, leases or other dispositions permitted under Section 8.10 (other than Section 8.10(n)), (iv) the making of Restricted Payments permitted under Section 8.12 (other than Section 8.12(j)) and (v) the making of payments permitted by Section 8.21;

(w)           loans and advances to Holdings in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made in cash to Holdings (or such parent) in accordance with Section 8.12;

(x)            investments made in connection with the Transactions;

(y)            advances of payroll to directors, officers, employees, members of management or consultants in the ordinary course of business;

(z)            (i) investments in the ordinary course of business consisting of endorsements for collection or deposit; and (ii) extension of trade credit in the ordinary course of business or consistent with past practices;

(aa)          investments held (or committed to be made) by a Person that becomes a Restricted Subsidiary (or is merged, amalgamated or consolidated with or into the Borrower or a Restricted Subsidiary) in connection with a Permitted Acquisition or investment otherwise permitted under this Section 8.9 to the extent such investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation;

(bb)         investments to the extent the consideration paid therefor consists solely of Equity Interests of the applicable Person (other than Disqualified Stock) or any direct or indirect parent thereof or contributions to such Person; and

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(cc)          investments in Principal Owned Properties owned by (x) the Borrower and (y) Guarantors that are Restricted Subsidiaries of the Borrower.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section 8.9, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid, less any distribution in the nature of a return on or return of investment, including the principal amount of any loan or advance or any similar payment, in respect of any such investment.

Section 8.10      Mergers, Consolidations and Sales. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, consummate any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a Sale/Leaseback Transaction or pursuant to a Division, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section 8.10 shall not apply to nor operate to prevent:

(a)            the sale or lease or licensing of inventory and the sale or other disposition of cash or Cash Equivalents, in each case in the ordinary course of business;

(b)            the sale, transfer, lease or other disposition of Property of the Borrower and the Subsidiary Guarantors to one another in the ordinary course of its business or to a Restricted Subsidiary that is not a Guarantor (x) if permitted by Section 8.9 (other than Section 8.9(v)) or (y) for fair market value (as determined in good faith by such Person) and at least 75% of the consideration for such sale, transfer, lease or other disposition consists of cash or Cash Equivalents;

(c)            the merger or consolidation of any Restricted Subsidiary into the Borrower or with any other Restricted Subsidiary or the liquidation or dissolution of any Restricted Subsidiary (if, in the case of any such dissolution or liquidation, the assets of such Restricted Subsidiary shall be distributed to its equityholders on a ratable basis); provided that, in the case of any merger or consolidation (i) involving the Borrower and a Restricted Subsidiary, the Borrower is the entity surviving the merger or (ii) of any Restricted Subsidiary which is not a Subsidiary Guarantor with a Restricted Subsidiary which is a Subsidiary Guarantor, (x) the Subsidiary Guarantor is the surviving entity, (y) the survivor expressly assumes the obligations of the Subsidiary Guarantor in a manner reasonably satisfactory to the Administrative Agent or (z) the merger or consolidation is effected in order to consummate an investment permitted by Section 8.9 or a sale, transfer, lease or other disposition otherwise permitted under this Section 8.10;

(d)            the sale, forgiveness or discount or other transfer of notes or accounts receivable in the ordinary course of business for purposes of collection or compromise only (and not for the purpose of any bulk sale or securitization transaction);

(e)            the sale, transfer, lease or other disposition of any tangible personal property that, in the reasonable business judgment of the Borrower, any Guarantor or any Restricted Subsidiary, has become obsolete, worn out, surplus, uneconomical or no longer used or useful and which is sold, transferred, leased or otherwise disposed of in the ordinary course of business;

(f)             the Borrower and any of its Restricted Subsidiaries may grant non-exclusive licenses or sublicenses of Intellectual Property or leases or subleases to other Persons in the ordinary course of business or in connection with Acquisitions permitted hereunder;

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(g)            leases or licenses, subleases or sublicenses (or the termination thereof) entered into in the ordinary course of business to the extent that they do not materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(h)            (A) the Borrower and its Restricted Subsidiaries may sell, transfer or dispose of Equity Interests to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Equity Interests and (B) the Borrower may sell, transfer or dispose of Equity Interests to Holdings (including the sale or issuance of Equity Interests);

(i)             the Borrower and the Restricted Subsidiaries may sell, transfer, lease or dispose of non-core assets acquired in connection with Acquisitions otherwise permitted hereunder; provided that (i) no Event of Default then exists or would result therefrom and (ii) each such sale, transfer, lease or other disposition is in an arm’s-length transaction and the Borrower or such Restricted Subsidiary receives at least fair market value for such non-core assets;

(j)             the sale, transfer, lease or other disposition of investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties;

(k)            any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(l)             sales, transfers, leases or other dispositions of Property to the extent that (a) such Property is exchanged for credit against the purchase price of similar replacement Property or (b) the proceeds of such sale, transfer, lease or other disposition are reasonably promptly applied to the purchase price of such replacement Property;

(m)           (i) sales, transfers, leases or other dispositions (not including Sale/Leaseback Transactions permitted under Section 8.10(o)) so long as (A) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Borrower), (B) not less than 75% of the consideration received shall be cash, and (C) no Default or Event of Default shall have occurred or be continuing immediately after giving effect thereto, and (ii) other sales, transfers, leases or other dispositions of Property of the Borrower or any Restricted Subsidiary (including any sale, transfer, lease or other disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrower and its Restricted Subsidiaries of not more than $20,000,000 during any Fiscal Year of the Borrower;

(n)            transactions permitted by Section 8.9 (other than Section 8.9(p)), Section 8.12 (other than Section 8.12(j)) and any Permitted Lien; and

(o)            other than during the Basket Suspension Period (except with respect to the Specified Sale/Leaseback Properties), (i) Sale/Leaseback Transactions (x) in an unlimited amount if the Total Leverage Ratio on a Pro-Forma Basis giving effect thereto and the application of the Net Cash Proceeds thereof as of the last day of the most recently ended fiscal quarter for which financial statements are available on or prior to the date such Sale/Leaseback Transaction is consummated does not exceed 2.50 to 1.00 or (y) if the Total Leverage Ratio as so computed exceeds 2.50 to 1.00, the Net Cash Proceeds received in connection with such Sale/Leaseback Transactions are applied or reinvested in accordance with Section 1.9(b)(iii) and (ii) Sale/Leaseback Transactions involving the Specified Sale/Leaseback Properties;

provided that, in the case of any of the transactions described in each of Section 8.10(i), (j) or (m), the Net Cash Proceeds thereof shall be applied as required by Section 1.9(b)(i); and provided further, that in the case of any transactions described in Section 8.10(o), the Net Cash Proceeds shall be applied as required pursuant to Section 1.9(b)(iii).

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Section 8.11      [Reserved].

Section 8.12      Dividends and Certain Other Restricted Payments. The Borrower shall not (i) declare or pay any cash dividends on or make any other distributions in respect of any of its Equity Interests or (ii) directly or indirectly purchase, redeem, or otherwise acquire or retire for cash any of its Equity Interests (each, a “Restricted Payment”); provided, however, that the foregoing shall not operate to prevent:

(a)            [reserved];

(b)            the making of dividends or distributions by the Borrower:

(A)            to Holdings in an amount necessary to discharge the tax liabilities attributable to the assets, income or activities of the Borrower and its Restricted Subsidiaries so long as (x) the Borrower is either no longer taxed as a corporation or is no longer the parent entity of a consolidated (or similar) group, in either case such that the Borrower does not have primary responsibility for reporting and paying such tax liabilities and (y) the ultimate recipient(s) applies the amount of any such dividend or distribution for such purpose;

(B)             to Holdings the proceeds of which shall be used by Holdings to pay (and to make a payment to any direct or indirect parent of Holdings to enable it to pay) (x) such entities’ operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, plus (y) any reasonable and customary compensation, expense reimbursements and indemnification claims made by directors or officers of Holdings or any direct or indirect parent thereof attributable to the ownership or operations of Holdings, the Borrower and its Restricted Subsidiaries;

(C)             to Holdings the proceeds of which shall be used by Holdings to pay (and to make a payment to any direct or indirect parent of Holdings to enable it to pay) franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of Holdings and any direct or indirect parent thereof;

(D)            to Holdings the proceeds of which shall be used by Holdings or any direct or indirect parent thereof to pay fees and expenses related to any unsuccessful equity or debt offering not prohibited by this Agreement and Public Company Costs; and

(E)             to Holdings the proceeds of which shall be used by Holdings to finance (or to make a distribution to any direct or indirect parent thereof to finance) any investment permitted to be made by the Borrower and its Restricted Subsidiaries pursuant to Section 8.9; provided that (A) any such distribution to the direct or indirect parent of Holdings shall be made substantially concurrently with the closing or consummation of such investment and (B) Holdings or the applicable direct or indirect parent thereof shall, immediately following the closing or consummation thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Restricted Subsidiary upon receipt thereof or (2) the merger, amalgamation or consolidation (to the extent permitted in Section 8.10) of the Person formed or acquired into the Borrower or a Restricted Subsidiary in order to consummate such investment otherwise permitted by Section 8.9, in each case, in accordance with the requirements of Section 4;

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(c)            (A) the Borrower from making cash distributions to Holdings (and/or by Holdings to any direct or indirect parent of Holdings) which are immediately used by Holdings (or such parent of Holdings) to redeem or otherwise acquire Equity Interests of Holdings (or such parent’s Equity Interests) or (B) the issuance by Borrower or any Restricted Subsidiary of an unsecured note in payment of the redemption or acquisition price of such Equity Interests, in each case held by any future, present or former director, officer, employee, member of management or consultant of Holdings (or any direct or indirect parent thereof), or any of its Restricted Subsidiaries (or any of their respective Investment Affiliates) in each case if and so long as (x) no Default or Event of Default has occurred and is continuing or would immediately arise as a result thereof and (y) the aggregate amount of such distributions (whether made in cash or by the issuance of a note) made in any Fiscal Year shall not exceed $4,000,000 (such amount), with the unused amounts in any Fiscal Year being permitted to be carried over for use in succeeding Fiscal Years, plus the aggregate proceeds of sales or issuances of Equity Interests of Holdings (or any direct or indirect parent thereof) and/or the aggregate principal amount of equity contributions made to Holdings (or any direct or indirect parent thereof), in each case the proceeds of which are used substantially contemporaneously with such contribution to redeem such Equity Interests plus the amount of proceeds of any key-man life insurance policies owned by or contributed to the Restricted Group;

(d)            other than during the Basket Suspension Period, the payment of distributions by the Borrower to Holdings, which are used by Holdings (or to make distributions to any direct or indirect parent thereof to enable it) to pay to its equityholders in the form of dividends on, and/or redemptions of, existing Equity Interests using the proceeds of any sale or issuance of Equity Interests of the Borrower (other than Disqualified Stock) or of capital contributions made to the Borrower (but excluding any such proceeds or contributions received during the Financial Covenant Suspension Period), in each case so long as no Default or Event of Default has occurred and is continuing or would immediately arise as a result thereof, as of the date of the declaration of such payment or redemption;

(e)            other than during the Basket Suspension Period, the payment by Borrower to Holdings (or any direct or indirect parent thereof) to make payments to its equityholders in the form of dividends on Equity Interests of Holdings (or such parent) in an amount up to 6.0% per annum of the net proceeds received in any issuance by Holdings or any direct or indirect parent of Holdings of its common Equity Interests in any public offering (other than (x) a public offering pursuant to a registration statement on Form S-8 or (y) any public offering the proceeds of which are received during the Financial Covenant Suspension Period, but including any secondary offering) so long as no Default or Event of Default has occurred or would result therefrom as of the date of declaration of such dividend and after giving effect to such Restricted Payment;

(f)             repurchases of Equity Interests in Holdings (or any direct or indirect parent thereof) deemed to occur upon exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options, warrants or similar rights;

(g)            payments made or expected to be made by the Borrower or any of its Restricted Subsidiaries (or to Holdings or its direct or indirect parent to enable it to make payments) in respect of withholding or similar taxes payable by any future, present or former directors, officers, employees, members of management and consultants of the Borrower (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries (or any of their respective Investment Affiliates) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options, warrants or similar rights;

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(h)            cash payments made by the Borrower to Holdings (and/or by Holdings to any direct or indirect parent thereof to enable it to make payments) in lieu of fractional Equity Interests in connection with the exercise of warrants, options or similar rights or other securities, convertible or exchangeable for Equity Interests of the Borrower (and/or any direct or indirect parent thereof);

(i)             other than during the Basket Suspension Period, other Restricted Payments made by Holdings, the Borrower or its Restricted Subsidiaries in addition to those otherwise permitted by this Section 8.12 in an amount not to exceed the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 8.12(i); provided, that after giving effect to such Restricted Payment, no Event of Default shall have occurred and be continuing or result therefrom;

(j)             to the extent constituting Restricted Payments, transactions expressly permitted by Section 8.9 (other than Section 8.9(v)), Section 8.10 (other than Section 8.10(n)) and Section 8.15 (other than Section 8.15(n));

(k)            the Borrower and its Restricted Subsidiaries may make Restricted Payments necessary to consummate the Transactions;

(l)             other than during the Basket Suspension Period, if no Default or Event of Default has occurred and is continuing or would result therefrom at the times of the declaration and payment of such Restricted Payment, Restricted Payments by Holdings, the Borrower or its Restricted Subsidiaries in addition to those otherwise permitted by this Section 8.12 in an amount not to exceed $25,000,000 minus any amounts allocated to make investments pursuant to Section 8.9(n)(iii).

(m)            other than during the Basket Suspension Period, the Borrower and its Restricted Subsidiaries may make additional Restricted Payments so long as the Total Leverage Ratio, determined on a Pro Forma Basis for the period of four consecutive fiscal quarters most recently ended for which financial statements are available, would not exceed 2.50:1.00.

Section 8.13      ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, Holdings and the Borrower shall, and shall cause each Restricted Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed would reasonably be expected to result in the imposition of a Lien against any Property of any Restricted Group Company. Except as would not reasonably be expected to have a Material Adverse Effect, Holdings and the Borrower shall, and shall cause each Restricted Subsidiary to, promptly notify the Administrative Agent of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any material event with respect to any Plan which would result in the incurrence by the Borrower or any Restricted Subsidiary of any material liability, fine or penalty.

Section 8.14      Compliance with Laws.

(a)            Holdings and the Borrower shall, and shall cause each Restricted Subsidiary to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, except for any such non-compliance, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect.

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(b)            Without limiting the agreements set forth in Section 8.14(a), Holdings and the Borrower shall, and shall cause each Restricted Subsidiary to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (i) comply with, and maintain each of the Premises in compliance with, all applicable Environmental Laws; (ii) use commercially reasonable efforts to ensure that each tenant and subtenant, if any, of any of the Premises or any part thereof comply with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all governmental approvals required by any applicable Environmental Law for operations at each of the Premises; (iv) cure any violation by it or at any of the Premises of applicable Environmental Laws; (v) not allow the presence or operation at any of the Premises of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law; (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Premises except in compliance with Environmental Law and in such quantities and in a manner reasonably required for the ordinary course of its business; (vii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Release, or threatened Release of a Hazardous Material as required of it by any applicable Environmental Law; (viii) abide by and observe any restrictions on the use of the Premises imposed by any governmental authority as set forth in a deed or other instrument affecting the Borrower’s or any of its Restricted Subsidiaries’ interest therein; (ix) promptly provide or otherwise make available to the Administrative Agent any reasonably requested environmental record concerning a material environmental matter at the Premises which the Borrower or any Restricted Subsidiary possesses or can reasonably obtain; and (x) perform, satisfy, and implement any operation or maintenance actions required by any governmental authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any governmental authority under any Environmental Law.

(c)            The Borrower shall notify the Administrative Agent in writing of and provide any reasonably requested documents promptly upon any Authorized Representative learning of any of the following in connection with the Borrower or any Restricted Subsidiary or any of the Premises if such matter would reasonably be expected to have a Material Adverse Effect: (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material unpermitted Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability of the Premises arising pursuant to any Release, threatened Release or disposal of a Hazardous Material; or (5) any environmental, natural resource, health or safety condition.

Section 8.15      Burdensome Contracts With Affiliates. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, enter into any contract, agreement or business arrangement involving payments in excess of $1,500,000 in any such transaction (or series of related transactions) with any of its Affiliates (other than with Wholly-owned Subsidiaries that are Guarantors) on terms and conditions which are less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained on an arm’s-length basis at the time from Persons who are not such an Affiliate, provided, however, that the foregoing restriction shall not apply to:

(a)            any transactions between the Borrower and any Subsidiary Guarantor or between any Subsidiary Guarantors, or any transaction between any Restricted Subsidiary which is not a Subsidiary Guarantor and any other Restricted Subsidiary which is not a Subsidiary Guarantor;

(b)            the Transactions, including the payment of fees and expenses in connection with the consummation of the Transactions;

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(c)            transactions (including indebtedness, investments, sales, transfers, leases or other dispositions and Restricted Payments) among the Borrower and/or one or more of its Restricted Subsidiaries to the extent permitted by this Section 8;

(d)            employment, severance and other compensatory arrangements among Holdings (or any direct or indirect parent thereof), the Borrower and its Restricted Subsidiaries and their respective current or former officers, directors, members of management, consultants and employees in the ordinary course of business and transactions pursuant to stock option or similar plans and employee benefit plans and arrangements;

(e)            the payment of customary fees and reimbursement of reasonable out-of-pocket costs of, and customary indemnities provided to or on behalf of, directors, officers, members of management, consultants and employees of Holdings (or any direct or indirect parent thereof), the Borrower and its Restricted Subsidiaries, to the extent attributable to the existence of Holdings (or any direct or indirect parent thereof) the ownership or operations of the Borrower and its Restricted Subsidiaries and as determined in good faith by the board of directors or senior management of the relevant Person;

(f)             the payment of fees, expenses, indemnities or other payments and transactions, in each case pursuant to agreements in existence on the Closing Date and set forth on Schedule 8.15 or any amendment thereto to the extent such amendment is not materially disadvantageous to the Lenders;

(g)            the payment of customary compensation made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, in each case to the extent the same have been approved by a majority of the disinterested members of the board of directors of the Borrower, in good faith, in each case, whether currently due or paid in respect of accruals from prior periods; provided, that no such compensation may be paid at any time an Event of Default under Section 9.1(a), (j) or (k) shall have occurred and is continuing or would immediately thereafter result from the making of such payment, provided, however, that any such fees or compensation that are not paid when due as a result of this Section 8.15(g) may accrue and are otherwise permitted to be paid in full upon the cure or waiver of such Event of Default or at such time and to the extent as an Event of Default would not immediately thereafter result;

(h)            payments by the Borrower and/or its Restricted Subsidiaries pursuant to tax sharing agreements among Holdings (and any such parent thereof), the Borrower and its Restricted Subsidiaries, in the ordinary course of business;

(i)             transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Borrower and its Restricted Subsidiaries, in the reasonable determination of the senior management of the Borrower;

(j)             transactions between the Borrower and any of its Restricted Subsidiaries which are in the ordinary course of business;

(k)            any contribution by Holdings to the capital of the Borrower;

(l)            the issuance of Equity Interests to any officer, director, employee, member of management or consultant or any of their respective Investment Affiliates of the Borrower or any of its Restricted Subsidiaries or any direct or indirect parent of the Borrower in connection with the Transactions;

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(m)            the issuance or transfer of Equity Interests (other than any Disqualified Stock) to any current, former or future director, officer, manager, employee or consultant (or any Affiliate of the foregoing) of the Borrower, any of its Restricted Subsidiaries or any direct or indirect parent thereof;

(n)            Restricted Payments permitted by Section 8.12; and

(o)            issuances by the Borrower and its Restricted Subsidiaries of Equity Interests not prohibited hereunder.

Section 8.16      No Changes in Fiscal Year. The Borrower shall not permit its Fiscal Year to end on a day other than the Sunday after the Saturday closest to January 31 of each calendar year or change its method of determining fiscal quarters from the method used by it on the Closing Date. The term “Fiscal Year XXXX”, where “XXXX” is a calendar year, shall refer to the Fiscal Year of the Borrower beginning during such calendar year.

Section 8.17      Formation of Subsidiaries; Further Assurances.

(a)            Promptly upon the formation or acquisition of any Restricted Subsidiary (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary being deemed to constitute the acquisition of a Restricted Subsidiary) (including, without limitation, upon the formation of any Subsidiary that is a Division Successor), and in any event no later than at the time the Borrower delivers the Compliance Certificate pursuant to Section 8.5(f) in connection with financial statements delivered pursuant to Section 8.5(a) or (b) (at which time Schedule 6.2 shall be deemed amended to include reference to such Restricted Subsidiary and, if such Restricted Subsidiary shall be required to provide a Guarantee pursuant to Section 4.1, Schedule 6.14(a) shall be deemed amended to include reference to such Subsidiary), the Borrower shall (i) provide the Administrative Agent notice thereof and (ii) subject to Section 4.1, cause such newly formed or acquired Restricted Subsidiary to execute a Guarantee and such Collateral Documents as the Administrative Agent may then reasonably require (which shall be substantially consistent with the Collateral Documents then existing and shall be subject to the limitations set forth in Section 4.2 and Section 4.3), including, at the Borrower’s reasonable cost and reasonable expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith (subject to the limitations set forth in Sections 4.2 and 4.3 and in the Collateral Documents).

(b)            Promptly upon request by the Administrative Agent and subject to the provisions of the Collateral Documents and in any case, at the expense of the Loan Parties, the Borrower shall, (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s or any Restricted Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Creditors the rights granted or now or hereafter intended to be granted to the Secured Creditors under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of the Restricted Subsidiaries is or is to be a party, and cause each of the Restricted Subsidiaries to do so.

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Section 8.18           Change in the Nature of Business. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, engage in any business or activity (other than related, ancillary or complimentary businesses and activities and any businesses and activities reasonably related thereto) if, as a result, the general nature of the business of the Borrower or any Restricted Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.

Section 8.19           Use of Proceeds. The Borrower shall use the credit extended on the Closing Date under this Agreement solely, in respect of the Term Loans, to finance a portion of the Transactions (including the Refinancing), to pay the Transaction Costs and for working capital and general corporate purposes and, with respect of the Revolving Credit Facility to finance of portion of the Transactions (including the Refinancing), for the purposes set forth in, or otherwise permitted by, Section 1.2.

Section 8.20           No Restrictions. Except as provided under the Loan Documents (including the documents governing any New Term Loans, New Revolving Credit Commitments, Extended Term Loans, Extended Revolving Credit Commitments, Refinancing Term Loans and the Replacement Revolving Credit Commitments or any documents delivered in connection with any of the foregoing or customary terms in any documentation providing for any Permitted Refinancing thereof), the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Borrower or any Restricted Subsidiary to: (a) pay dividends or make any other distribution on any Restricted Subsidiary’s Equity Interests owned by the Borrower or any other Restricted Subsidiary, (b) pay any indebtedness owed to the Borrower or any other Restricted Subsidiary, (c) make loans or advances to the Borrower or any other Restricted Subsidiary, (d) transfer any of its Property to the Borrower or any other Restricted Subsidiary, except for restrictions on the transfer of specific Property contained in agreements relating to such Property, such as Capital Leases, purchase money contracts, Intellectual Property licenses and the like, or (e) guarantee the Obligations and/or grant Liens on its assets to the Collateral Agent as required by the Loan Documents; provided, however, that the foregoing shall not apply to:

(a)           restrictions and encumbrances existing on the Closing Date;

(b)           restrictions or encumbrances on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary so long as such restriction or encumbrance was not entered into in contemplation of such Person becoming a Restricted Subsidiary and such restrictions are limited to such Restricted Subsidiary and its Subsidiaries;

(c)           restrictions or encumbrances that are contained in any agreement evidencing indebtedness of (and guarantees or pledges in respect of indebtedness of) a Restricted Subsidiary that is not a Subsidiary Guarantor, so long as such documentation only imposes restrictions on such Restricted Subsidiary (or guarantor or pledgor) that is not a Subsidiary Guarantor and any of its Restricted Subsidiaries that are not Subsidiary Guarantors and the Equity Interests in such Persons;

(d)            restrictions or encumbrances that arise in connection with any sale, transfer, lease or other disposition permitted by Section 8.10, as to the assets being sold, transferred or disposed of;

(e)            restrictions or encumbrances that are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures not prohibited by this Agreement so long as such restrictions or encumbrances are applicable solely to such joint venture or the Equity Interests of such joint venture;

(f)              negative pledges and restrictions on Liens in favor of any holder of indebtedness permitted under Section 8.7 but solely to the extent any negative pledge relates to the property financed by or secured by such indebtedness (and, for the avoidance of doubt, excluding in any event any indebtedness secured by a Lien junior in priority to the Liens securing the Secured Obligations) or that expressly permits Liens for the benefit of the Agents and the Lenders on a senior basis without the requirement that such holders of such indebtedness be secured by such Liens on an equal and ratable (other than in the case of pari passu indebtedness), or junior, basis;

(g)          restrictions imposed by any agreement relating to secured indebtedness permitted pursuant to Sections 8.7 and 8.8 to the extent that such restrictions apply only to the property or assets securing such indebtedness or to the Restricted Subsidiaries incurring or guaranteeing such indebtedness and the Equity Interests in such Persons;

(h)           customary restrictions on leases, subleases, licenses or sublicenses otherwise permitted hereby so long as such restrictions solely relate to the assets subject thereto;

(i)            customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(j)            customary provisions restricting the assignment or transfer of any agreement entered into in the ordinary course of business;

(k)            customary restrictions or encumbrances that arise in connection with cash or other deposits permitted under Section 8.8 or restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(l)             one or more agreements governing indebtedness entered into after the Closing Date that contain encumbrances and other restrictions that are, taken as a whole, in the good faith judgment of the Borrower, (A) no more restrictive in any material respect with respect to the Borrower or its Restricted Subsidiaries, taken as a whole, than those encumbrances and other restrictions that are in effect on the Closing Date pursuant to agreements and instruments in effect on the Closing Date or, if applicable, on the date on which such Subsidiary became a Restricted Subsidiary pursuant to agreements and instruments in effect on such date or (B) no more restrictive than the Loan Documents.

Section 8.21           Payments of Other Indebtedness; Modifications of Organizational Documents and Other Documents. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to:

(a)            amend, supplement or otherwise modify, or permit the amendment, supplement or modification of, any of the terms or provisions contained in, or applicable to any documents evidencing Subordinated Debt (other than Immaterial Subordinated Debt and other than any such amendment, supplement or modification not materially adverse to the interests of the Lenders, taken as a whole); provided that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Permitted Refinancing of any Subordinated Debt or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement, or funding, in each case permitted under Section 8.7 in respect thereof;

(b)            make any voluntary prepayment on any Subordinated Debt or effect any voluntary redemption thereof or make any distribution, whether in cash, property, securities or a combination thereof, on such Subordinated Debt, other than (i) regularly scheduled payments of interest as and when due (to the extent not prohibited by applicable subordination provisions), (ii) payment of fees, expenses and indemnification obligations in respect thereof, (iii) payments, prepayments, redemptions or distributions with the proceeds of, or conversions to, securities (including Equity Interests of Holdings or any direct or indirect parent thereof), (iv) payments required under Section 163(i) of the Code in order to avoid any such obligations to be an “applicable high yield discount obligation” within the meaning of Section 163(i)(l) of the Code (or any successor provision of similar import), (v) other than during the Basket Suspension Period, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, payments, prepayments, redemptions or distributions in respect of any Immaterial Subordinated Debt, (vi) other than during the Basket Suspension Period, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, other payments, prepayments, redemptions or distributions in an amount not to exceed $5,000,000 minus any amounts allocated to make investments pursuant to Section 8.9(n)(iv), (vii) other than during the Basket Suspension Period, so long as no Event of Default has occurred and is continuing or would result therefrom, payments, prepayments, redemptions or distributions in an amount not to exceed the Cumulative Credit as of such date and (viii) other than during the Basket Suspension Period, so long as the Total Leverage Ratio, determined on a Pro Forma Basis for the period of four consecutive fiscal quarters most recently ended for which financial statements are available, would not exceed 2.50:1.00; or

(c)            agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its organization documents in a manner that is materially adverse to the interests of the Lenders after the Closing Date without obtaining the prior written consent of the Required Lenders to such amendment, restatement, supplement or other modification or waiver.

Section 8.22           Financial Covenants.

(a)            ~~As of the last day of each fiscal quarter of the Borrower (commencing with the third fiscal quarter of Fiscal Year 2017), the~~The Borrower shall not permit the Total Leverage Ratio on the last day of any fiscal quarter set forth below to be greater than ~~3.50:1.00.~~ the ratio set forth below opposite such fiscal quarter:

Fiscal Quarters Ending	Maximum Total Leverage Ratio
On or about April 30, 2022	4.75:1.00
On or about July 31, 2022	4.00:1:00
On or about October 31, 2022 and January 31, 2023	3.75:1:00
On or about April 30, 2023 and each fiscal quarter thereafter	3.50:1.00

Notwithstanding the foregoing, if the Borrower elects a Financial Covenant Reversion Date, the maximum allowed Total Leverage Ratio on the last day of the fiscal quarter immediately preceding the Financial Covenant Reversion Date and each fiscal quarter thereafter shall be 3.50:1.00.

For the avoidance of doubt, unless the Borrower elects a Financial Covenant Reversion Date, the Total Leverage Ratio covenant ~~set forth above~~ shall not be tested as of the last day of the fiscal quarters of the Borrower ending ~~May 3~~on or about October 31, 2020, ~~August 2, 2020~~January 31, 2021, April 30, 2021, July 31, 2021, October 31, 2021 and ~~November 1~~January 31, ~~2020~~2022.

(b)            As of the last day of each fiscal quarter of the Borrower (commencing with the ~~third~~ fiscal quarter ~~of Fiscal Year 2017~~ending on or about April 30, 2022 or, if applicable, the fiscal quarter immediately preceding the Financial Covenant Reversion Date), the Borrower shall not permit the Fixed Charge Coverage Ratio to be less than 1.25:1.00. ~~Notwithstanding~~For the ~~foregoing~~avoidance of doubt, unless the Borrower elects a Financial Covenant Reversion Date, the Fixed Charge Coverage Ratio covenant set forth above shall not be tested as of the last day of the fiscal quarters of the Borrower ending ~~May 3~~on or about October 31, 2020, ~~August 2, 2020~~January 31, 2021, April 30, 2021, July 31, 2021, October 31, 2021 and ~~November 1~~January 31, ~~2020~~2022.

(c)            The Borrower shall not permit the Liquidity Amount to be less than $~~30,000,000~~150,000,000 at any time during the Financial Covenant Suspension Period.

Section 8.23           Holdings. Holdings shall not (a) create, incur, assume or suffer to exist any Liens on any Equity Interests of the Borrower (other than Liens of the type permitted by (x) Section 8.8(h) (but solely to the extent such Liens secure indebtedness and other obligations incurred pursuant to, and subject to the restrictions under, Sections 8.7(a) and 8.7(o)) and (y) Section 8.8(y) and nonconsensual Liens of the type otherwise permitted under Section 8.8), or (b) conduct or engage in any operations or business or incur any indebtedness other than (i) those incidental to its ownership of the Equity Interests of the Borrower, (ii) the maintenance of its legal existence and good standing, (iii) entering into and performing its obligations under the Loan Documents and any Permitted Refinancing thereof, (iv) any public offering or other issuance of its Equity Interests to the extent not triggering a Change of Control, (v) any transaction that Holdings is expressly permitted or contemplated to enter into or consummate under this Section 8, (vi) guaranteeing the obligations of its Restricted Subsidiaries permitted hereunder, including under the Loan Documents or any Permitted Refinancing thereof, (vii) participating in tax, accounting and other administrative matters as a member of the consolidated, combined, unitary or similar group that includes Holdings and the Borrower, (viii) holding any cash or property received in connection with Restricted Payments made by the Borrower and its Restricted Subsidiaries pursuant to Section 8.12 or by its Unrestricted Subsidiaries or contributions to its capital or in exchange for the sale or issuance of Equity Interests, (ix) providing indemnification to directors, officers, employees, members of management and consultants and (x) any activities incidental to any of the foregoing. Other than during the Basket Suspension Period, if no Default exists or would result therefrom, Holdings may merge or consolidate with any other Person; provided that (x) Holdings shall be the continuing or surviving corporation or (y) if the Person formed by or surviving any such merger or consolidation is not Holdings (any such Person, the “Successor Holdings”), (A) the Successor Holdings shall (1) be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof and (2) at the time such entity becomes the Successor Holdings, would comply with the requirements of this Section 8.23 as if they had applied to the Successor Holdings immediately prior to such time and (B) the Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent; provided, further, that if the foregoing are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement and the other Loan Documents to which it is a party.

Section 8.24           Anti-Corruption Laws. The Borrower shall not use any part of the proceeds of the Loans, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

SECTION 9.         Events of Default and Remedies.

Section 9.1             Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)            default by any Loan Party in the payment when due of all or any part of the principal of any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement), or default for a period of five (5) Business Days in the payment when due of interest, any fee or other amount payable hereunder or under any other Loan Document;

(b)            (i) default by any Loan Party in the observance or performance of any covenant set forth in Sections 8.1 (with respect to the organizational existence of the Borrower), 8.5(e)(ii), 8.7 through (and including) 8.10, 8.12, 8.15, 8.16, 8.18, 8.20 through (and including) 8.23 or (ii) default by any Loan Party in the observance or performance of the ~~covenant~~covenants set forth in ~~Section~~Sections 8.5(i) and 8.5(j), which in each case is not remedied within two (2) Business Days;

(c)            default by any Loan Party in the observance or performance of any covenant (other than the covenants set forth in clause (b) above) or other provision hereof or of any other Loan Document which is not remedied within thirty (30) days after written notice thereof is given to the Borrower by the Administrative Agent;

(d)            any representation or warranty of any Loan Party made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto proves untrue in any material respect as of the date of the making or deemed making thereof;

(e)            (i) any Loan Document shall for any reason not be or shall cease to be in full force and effect against any Loan Party or is declared to be null and void as to any Loan Party, or the Borrower or any Guarantor shall so assert in writing; (ii) the Collateral Documents shall for any reason fail to create a valid and perfected Lien, subject to Permitted Liens, in favor of the Administrative Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms hereof or thereof, or the Borrower or any Guarantor shall so assert in writing, and except as is solely due to the failure of the Administrative Agent or any Lender to take any action within its sole control; (iii) Holdings or any of its Restricted Subsidiaries takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder except as otherwise permitted by the Loan Documents; or (iv) any Subordinated Debt individually or in an aggregate principal amount in excess of the Threshold Amount and permitted hereunder or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations of the Borrower and the Guarantors hereunder, as provided in the indenture governing such Subordinated Debt, or the Borrower or any Guarantor shall so assert in writing;

(f)            default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by the Borrower or any Restricted Subsidiary aggregating in excess of the Threshold Amount, or under any indenture, agreement or other instrument under which the same may be issued (other than, with respect to indebtedness consisting of Hedging Liabilities, any termination event or equivalent event pursuant to the terms of such Hedging Liabilities which (i) is not as a result of any default thereunder by any Loan Party or any Restricted Subsidiary and (ii) does not give the counterparty thereto the right to cause payment thereunder of an amount in excess of the Threshold Amount, unless such amount is timely paid when due), and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise),

(g)            any final judgment or judgments, final writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against Holdings, the Borrower or any Restricted Subsidiary, or against any of its Property, in an aggregate amount in excess of the Threshold Amount (except to the extent (i) fully covered (other than deductibles) by insurance pursuant to which the insurer has not denied liability therefor in writing or (ii) fully covered (other than deductibles) by an enforceable indemnity providing for prompt payment from a financially sound, reputable and credit-worthy Person), and which remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) consecutive days;

(h)          to the extent resulting in (x) a Material Adverse Effect or (y) the imposition by the PBGC of a Lien in excess of the Threshold Amount, Holdings, the Borrower or any Restricted Subsidiary, or any member of its Controlled Group, shall fail to pay when due any amount or amounts which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having Unfunded Vested Liabilities, to the extent such termination would result in either (x) a Material Adverse Effect or (y) the imposition by the PBGC of a Lien in excess of the Threshold Amount (collectively, a “Material Plan”), shall be filed under Title IV of ERISA by the Borrower or any Restricted Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; to the extent resulting in either (x) a Material Adverse Effect or (y) the imposition by the PBGC of a Lien in excess of the Threshold Amount, the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or to the extent resulting in a Material Adverse Effect, a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any Restricted Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or to the extent such termination would result in either (x) a Material Adverse Effect or (y) the imposition by the PBGC of a Lien in excess of the Threshold Amount, a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i)            any Change of Control shall occur;

(j)            Holdings, the Borrower or any Restricted Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property or (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors; or

(k)             a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for Holdings, the Borrower or any Restricted Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(i) shall be instituted against Holdings, the Borrower or any Restricted Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days;

provided that, notwithstanding anything to the contrary contained herein, no Event of Default specified in clauses (a) through (e) above shall arise with solely as a result of a failure of performance, inaccuracy of a representation or warranty, breach of covenant or invalidity or impairment of a security interest, in each case specified in or required by an Application other than by reference to a representation, warranty, covenant, undertaking, default or security requirement set forth in this Agreement or the Security Agreement.

Section 9.2              Non-Bankruptcy Defaults. When any Event of Default other than those described in subsection (j) or (k) of Section 9.1 has occurred and is continuing, the Administrative Agent may, and at the request of the Required Lenders shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower immediately pay to the Administrative Agent 103% of the full amount then available for drawing under each or any Letter of Credit to be held as collateral pursuant to Section 9.4 hereof, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrower pursuant to Section 9.1(c) or this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 9.3             Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 9.1 has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate without presentment, demand, protest or notice of any kind, and the Borrower shall immediately pay to the Administrative Agent 103% of the full amount then available for drawing under all outstanding Letters of Credit to be held as collateral pursuant to Section 9.4, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 9.4            Collateral for Undrawn Letters of Credit.

(a)            If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 1.9(b) or under Section 9.2 or 9.3, the Borrower shall forthwith pay in cash the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b)            All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the L/C Issuer, and, thereafter, to the payment of the unpaid balance of all other Obligations (and to all Hedging Liability and Funds Transfer, Deposit Account Liability and Foreign LCs). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less; provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders; provided, however, that if the Borrower shall have made payment of all obligations referred to in subsection (a) above required under Section 9.2 or 9.3, so long as no Letters of Credit, Commitments, Loans or other Obligations (other than contingent indemnification obligations), remain outstanding, at the request of the Borrower, the Administrative Agent shall release to the Borrower any remaining amounts held in the Collateral Account.

Section 9.5             Notice of Default. The Administrative Agent shall give notice to the Borrower to the extent required under Section 9.1(c) promptly upon being requested to do so by the Required Lenders and shall thereupon notify all the Lenders thereof.

SECTION 10.        Change in Circumstances.

Section 10.1           Change in Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, of any governmental authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, such Lender shall promptly give notice thereof to the Borrower through the Administrative Agent and (i) any obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 1.12.

Section 10.2           Inability to Determine Rates.

(a)            If in connection with any request for a Eurodollar Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) deposits in U.S. Dollars (in the applicable amounts) are not being offered to banks in the interbank Eurodollar market for such Interest Period, or (B) (x) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with an existing or proposed Base Rate Loan and (y) the circumstances described in Section 10.2(c)(i) do not apply (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended (to the extent of the affected Eurodollar Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 10.2(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans (to the extent of the affected Eurodollar Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)            Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of the first sentence of Section 10.2(a), the Administrative Agent, in consultation with the Borrower, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of Section 10.2(a), (ii) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any law has made it unlawful, or that any governmental authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any governmental authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the establishment of an alternative interest rate pursuant to this clause (b).

(c)            Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)            adequate and reasonable means do not exist for ascertaining LIBOR for any ~~requested~~ Interest Period hereunder or any other tenors of LIBOR, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)            the administrator of the LIBOR Screen Rate or a governmental authority having jurisdiction over the Administrative Agent or such administrator has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans; provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii)            the administrator of the LIBOR Screen Rate or a governmental authority having jurisdiction over such administrator has made a public statement announcing that all Interest Periods and other tenors of LIBOR are no longer representative; or

(iv)            ~~(iii)~~ syndicated loans currently being executed, or that include language similar to that contained in this Section 10.2, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;

~~then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and~~

then, in the case of clauses (i)-(iii) above, on a date and time determined by the Administrative Agent (any such date, the “LIBOR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and shall occur reasonably promptly upon the occurrence of any of the events or circumstances under clause (i), (ii) or (iii) above and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, LIBOR will be replaced hereunder and under any Loan Document with, subject to the proviso below, the first available alternative set forth in the order below for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “LIBOR Successor Rate”; and any such rate before giving effect to the Related Adjustment, the “Pre-Adjustment Successor Rate”):

(x)            Term SOFR plus the Related Adjustment; and

(y)            SOFR plus the Related Adjustment;

and in the case of clause (iv) above, the Borrower and Administrative Agent may amend this Agreement solely for the purpose of replacing LIBOR under this Agreement and under any other Loan Document in accordance with ~~this Section 10.2 with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. Dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. Dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment”, and any such proposed rate, a “LIBOR Successor Rate”), and any~~the definition of “LIBOR Successor Rate” and such amendment ~~shall~~will become effective at 5:00 p.m., on the fifth Business Day after the Administrative Agent shall have ~~posted such proposed amendment to~~notified all Lenders and the Borrower of the occurrence of the circumstances described in clause (iv) above unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders ~~(A) in~~object to the ~~case~~implementation of ~~an amendment to replace~~a LIBOR ~~with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace LIBOR with a rate described in clause (y), object~~Successor Rate pursuant to such ~~amendment~~clause; provided that ~~for the avoidance of doubt, in the case of clause~~, if the Administrative Agent determines that Term SOFR has become available, is administratively feasible for the Administrative Agent and would have been identified as the Pre-Adjustment Successor Rate in accordance with the foregoing if it had been so available at the time that the LIBOR Successor Rate then in effect was so identified, and the Administrative Agent notifies the Borrower and each Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (~~A~~30)~~,~~ days after the ~~Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such~~date of such notice, the Pre-Adjustment Successor Rate shall be Term SOFR and the LIBOR Successor Rate shall be Term SOFR plus the relevant Related Adjustment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of (x) any occurrence of any of the events, periods or circumstances under clauses (i)-(iii) above, (y) a LIBOR Replacement Date and (z) the LIBOR Successor Rate.

Any LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent ~~in consultation with the Borrower~~.

~~If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended (to the extent of the affected Eurodollar Loans or Interest Periods) and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans (to the extent of the affected Eurodollar Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.~~

Notwithstanding anything else herein, if at any ~~definition of~~time any LIBOR Successor Rate ~~shall provide that in no event shall such~~as so determined would otherwise be less than 1.00%, the LIBOR Successor Rate ~~be less than~~will be deemed to be 1.00% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such LIBOR Successor Rate Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

If the events or circumstances of the type described in Section 10.2(c)(i) through (iii) have occurred with respect to the LIBOR Successor Rate then in effect, then the successor rate thereto shall be determined in accordance with the definition of “LIBOR Successor Rate.”

(d)            Notwithstanding anything to the contrary herein, (i) after any such determination by the Administrative Agent or receipt by the Administrative Agent of any such notice described under Section 10.2(c)(i) through (iii), as applicable, if the Administrative Agent determines that none of the LIBOR Successor Rates is available on or prior to the LIBOR Replacement Date, (ii) if the events or circumstances described in Section 10.2(c)(iv) have occurred but none of the LIBOR Successor Rates is available, or (iii) if the events or circumstances of the type described in Section 10.2(c)(i) through (iii) have occurred with respect to the LIBOR Successor Rate then in effect and the Administrative Agent determines that none of the LIBOR Successor Rates is available, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing LIBOR or any then current LIBOR Successor Rate in accordance with this Section 10.2 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any Related Adjustments and any other mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a LIBOR Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

(e)            If, at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, no LIBOR Successor Rate has been determined in accordance with clause (c) or (d) of this Section 10.2 and the circumstances under clause (c)(i) or (c)(iii) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended (to the extent of the affected Eurodollar Loans, Interest Periods, interest payment dates or payment periods) and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate, until the LIBOR Successor Rate has been determined in accordance with clause (c) or (d). Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans (to the extent of the affected Eurodollar Loans, Interest Periods, interest payment dates or payment periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Section 10.3          Increased Cost and Reduced Return.

(a)           If, on or after the Closing Date, any Change in Law:

(i)            shall subject the Administrative Agent, any Lender (or its Lending Office) or the L/C Issuer to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its Participating Interest in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans, issue a Letter of Credit, or to participate therein (provided that this clause (i) shall not apply to (a) Indemnified Taxes or (b) Excluded Taxes); or

(ii)           shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar reserve percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or the L/C Issuer or shall impose on any Lender (or its Lending Office) or the L/C Issuer or the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its Participating Interest in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, or to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) or the L/C Issuer of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) or the L/C Issuer under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender or the L/C Issuer to be material, then, within thirty (30) days after demand by such Lender or the L/C Issuer (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender or the L/C Issuer such additional amount or amounts as will compensate such Lender or the L/C Issuer for such increased cost or reduction; provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to this Section 10.3(a) for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower of the change in law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor; provided, further, that, if the change in law giving rise to such increased costs or reductions is retroactive then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof. Upon the receipt by the Borrower of such demand, the Borrower shall have the option to immediately repay such Eurodollar Loan or convert such Eurodollar Loan to a Base Rate Loan (in each case, subject to Section 1.12), or cause the beneficiary of any such Letter of Credit to terminate such Letter of Credit, in each case in order to minimize or eliminate such increased cost or reduction.

(b)           If, after the Closing Date, any Lender, the L/C Issuer or the Administrative Agent shall have determined that any Change in Law, or compliance by any Lender (or its Lending Office) or the L/C Issuer or any Person controlling such Lender or the L/C Issuer with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such authority, central bank or comparable agency, has had the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s or such Person’s capital as a consequence of its obligations hereunder to a level below that which such Lender or the L/C Issuer or such Person could have achieved but for such Change in Law or compliance (taking into consideration such Lender’s or the L/C Issuer’s or such Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or the L/C Issuer to be material, then from time to time, within thirty (30) days after demand by such Lender or the L/C Issuer (with a copy to the Administrative Agent), the Borrower shall pay to such Lender or the L/C Issuer such additional amount or amounts as will compensate such Lender or the L/C Issuer for such reduction; provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to this Section 10.3(b) for any reduced return incurred more than 180 days prior to the date that such Lender or the L/C Issuer notifies the Borrower of the change in law giving rise to such reduced return and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor; provided, further, that if the change in law giving rise to such reduced return is retroactive then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c)           A certificate of a Lender or the L/C Issuer claiming compensation under this Section 10.3 and setting forth the additional amount or amounts to be paid to it in accordance with this Section 10.3 shall be conclusive if reasonably determined and absent manifest error. In determining such amount, such Lender or the L/C Issuer may use any reasonable averaging and attribution methods.

(d)           In the case of any request for compensation under this Section 10.3 resulting from a market disruption, (A) such circumstances must generally affect the market in which the Loans trade and are issued and (B) such request must have been made by, or at the direction of, Lenders constituting Required Lenders.

Section 10.4          Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent.

Section 10.5          Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

Section 10.6         Mitigation. Any of the Administrative Agent, any Lender or the L/C Issuer claiming any additional amounts payable pursuant to Section 10.1, Section 10.3, Section 13.1 or Section 13.15 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested by the Borrower or to change the jurisdiction of its applicable lending office or take other appropriate action if the making of such filing or change or the taking of such action would avoid the need for or reduce the amount of any such additional amounts that may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, result in any additional costs, expenses not otherwise compensated or be otherwise disadvantageous to it. Each of the Administrative Agent, each Lender and the L/C Issuer agrees to use reasonable efforts to notify the Borrower as promptly as practicable upon its becoming aware that circumstances exist that would cause the Borrower to become obligated to pay additional amounts to the Administrative Agent, such Lender or the L/C Issuer pursuant to Section 10.1, Section 10.3, Section 13.1 or Section 13.15.

SECTION 11.        The Administrative Agent and the Collateral Agent.

Section 11.1          Appointment and Authorization of Administrative Agent and Collateral Agent.

(a)           Each Lender and each L/C Issuer (and each other Secured Creditor that is not a party hereto, by its acceptance of the benefits hereof and of the other Loan Documents) hereby irrevocably designates and appoints each of the Administrative Agent and the Collateral Agent as an agent of, as applicable, such Lender or L/C Issuer (or such other Secured Creditor) under this Agreement and the other Loan Documents. Each Lender and each L/C Issuer (and each other Secured Creditor that is not a party hereto, by its acceptance of the benefits hereof and of the other Loan Documents) irrevocably authorizes each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement, the other Loan Documents and any other instrument or document furnished pursuant hereto or thereto and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 11 are solely for the benefit of the Agents, the Lenders and the L/C Issuer, and no Loan Party shall have rights as a third party beneficiary of any such provisions. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and any rights of the Secured Creditors with respect thereto as contemplated by and in accordance with the provisions of this Agreement and the other Loan Documents. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders (and the other Secured Creditors) and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement and the other Loan Documents (or any other similar term) with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)           Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Creditors, in assets in which, in accordance with the UCC or any other applicable Legal Requirement a security interest can be perfected by possession or control. Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions. The Lenders hereby (and each other Secured Creditor, by its acceptance of the benefits hereof and of the other Loan Documents) acknowledge and agree that the Collateral Agent may act, subject to and in accordance with the terms of customary intercreditor agreements or intercreditor agreements reasonably satisfactory to the Administrative Agent, if reasonably necessary in the determination of the Administrative Agent, as the collateral agent for the Lenders.

(c)           For the avoidance of doubt, each Loan Party agrees to, and each of the Secured Creditors by its acceptance of the benefits hereof and of the other Loan Documents, hereby irrevocably authorizes, the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Creditors shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained Section 13.13), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Creditor or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Creditor or any acquisition vehicle to take any further action.

(d)           By its acceptance of the benefits hereof and of the other Loan Documents, each Secured Creditor that is not a party hereto hereby (i) confirms that it has received a copy of the Loan Documents and such other documents and information as it has deemed appropriate to make its own decision to become a Secured Creditor and acknowledges that it is aware of the contents of, and consents to the terms of, the Loan Documents, (ii) agrees that it will be bound by the provisions of the Collateral Documents, the Guarantees and Section 11 (other than Section 11.6) and Section 13 (with respect to each such Section, as if such Secured Creditor were a Lender party to this Agreement) and will perform in accordance with its terms all such obligations which by the terms of such documents are required to be performed by it as a Secured Creditor (or in the case of Section 11 (other than Section 11.6) and Section 13, as a Lender) and will take no actions contrary to such obligations; and (iii) authorizes and instructs the Collateral Agent to enter into the Collateral Documents and the Guarantees as Collateral Agent and on behalf of such Secured Creditor.

Section 11.2          Administrative Agent in its Individual Capacity. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, own securities of, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Holdings, any of its Subsidiaries or any Affiliate of any of the foregoing as if it were not an Agent hereunder and without any duty to account therefor to the Lenders or the L/C Issuer.

Section 11.3           Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability, or that is contrary to any Loan Document or applicable Legal Requirements including, for the avoidance of doubt any action that may be in violation of the automatic stay under any Insolvency Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty or responsibility to disclose or shall be liable for the failure to disclose, any credit or other information concerning the business, prospects, operations, property financial and other condition or creditworthiness of Holdings, any of its Subsidiaries or any of their respective Affiliates that is communicated to, obtained or in the possession of such person serving as such Agent or any of its Affiliates in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by such Agent. No Agent shall be liable to any other Secured Creditor for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.2, 9.3 or 13.13) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof describing such Default is given to such Agent by Borrower, a Lender, or the L/C Issuer, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Section 7 or elsewhere in any Loan Document other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider. Neither any Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.

Section 11.4          Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, each Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless each Agent shall have received written notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.5          Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 11 shall apply to any such sub-agent and to the Related Persons of each Agent and any such sub-agents, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. The Agents shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 11.6          Successor Agent.

(a)           Each Agent may resign as such at any time upon at least thirty (30) days’ prior written notice to the Lenders, the L/C Issuer and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent (x) shall not be unreasonably withheld or delayed and shall not be required if an Event of Default under Section 9.1(a), (j) or (k) has occurred and is continuing and (y) shall be deemed to have been given if the Borrower shall not have responded (whether affirmatively, negatively or to respond that the relevant officers of the Borrower are not then available to make a determination) to a request for such consent within ten (10) Business Days after such request is made), to appoint a successor Agent (which shall not be a Disqualified Institution). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and the L/C Issuer, appoint a successor Agent, with the consent of the Borrower (which consent (x) shall not be unreasonably withheld or delayed and shall not be required if an Event of Default under Section 9.1(a), (j) or (k) has occurred and is continuing and (y) shall be deemed to have been given if the Borrower shall not have responded (whether affirmatively, negatively or to respond that the relevant officers of the Borrower are not then available to make a determination) to a request for such consent within ten (10) Business Days after such request is made), which may not be a Disqualified Institution and which successor shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000; provided that if such retiring Agent is unable to find a commercial banking institution that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents (except that in the case of any collateral security held by the Administrative Agent in its capacity as collateral agent for the Secured Creditors for perfection purposes, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), and the Required Lenders shall assume and perform all of the duties of the Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent. In no event shall any successor Agent be a Defaulting Lender.

(b)           If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (e) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower (which consent (x) shall not be unreasonably withheld or delayed and shall not be required if an Event of Default under Section 9.1(a), (j) or (k) has occurred and is continuing and (y) shall be deemed to have been given if the Borrower shall not have responded (whether affirmatively, negatively or to respond that the relevant officers of the Borrower are not then available to make a determination) to a request for such consent within ten (10) Business Days after such request is made), appoint a successor (which shall not be a Disqualified Institution). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date (except that in the case of any collateral security held by the Administrative Agent in its capacity as collateral agent for the Secured Creditors for perfection purposes, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed).

(c)           Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) or removed Agent shall be discharged from its duties and obligations under the Loan Documents and except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 11 and Section 13.15 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them (i) while it was acting as Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

Section 11.7          Non-Reliance on Agent, the Arrangers and Other Lenders. Each Lender and the L/C Issuer expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender or the L/C Issuer as to any matter, including whether the Administrative Agent or any Arranger have disclosed material information in their (or their Related Persons’) possession. Each Lender and the L/C Issuer represents to the Administrative Agent and the Arrangers that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, conducted its own credit analysis of, appraisal of and independent investigation of the business, prospects, operations, property, financial and other condition, creditworthiness and affairs of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own credit analysis and decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender further represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto). Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and the L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or the L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or the L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and the L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and the L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or the L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender as of the Closing Date represents and warrants as of the Closing Date to the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, for the benefit of the Borrower or any other Loan Party, that such Lender is not and will not be (1) an employee benefit plan subject to title I of ERISA; (2) a plan or account subject to Section 4975 of the Code; (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.

Section 11.8          Name Agents; No Other Duties, Etc. The parties hereto acknowledge that the Arrangers hold such title in name only, and that such title confers no additional rights or obligations relative to those conferred on any Lender or the L/C Issuer hereunder. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

Section 11.9          Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender or L/C Issuer an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other governmental authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender or L/C Issuer because the appropriate form was not delivered or was not properly executed or because such Lender or L/C Issuer failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender or L/C Issuer pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender or L/C Issuer shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 11.10        Lender’s Representations, Warranties and Acknowledgements.

(a)           Each Lender has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Events hereunder and has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders. Each Lender and L/C Issuer acknowledges that no Agent or Related Person of any Agent has made any representation or warranty to it. Except for documents expressly required by any Loan Document to be transmitted by an Agent to the Lenders or L/C Issuer, no Agent shall have any duty or responsibility (either express or implied) to provide any Lender or L/C Issuer with any credit or other information concerning any Loan Party, including the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of a Loan Party, that may come in to the possession of an Agent or any of its Related Persons.

(b)           Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption and funding its Loan, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable, on the Closing Date.

Section 11.11        Collateral Documents and Guaranty.

(a)           Agents under Collateral Documents and Guaranty. Each Secured Creditor hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Creditors, to be the agent for and representative of the Secured Creditors with respect to the Security Agreement, the Collateral and the Loan Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any agreement governing any Hedging Liability. Subject to Section 13.13, without further written consent or authorization from any Secured Creditor, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary or otherwise advisable or customary to (i) in connection with a sale or disposition of assets permitted by this Agreement, evidence the release any Lien encumbering any item of Collateral that is the subject of such sale, transfer, lease or other disposition of assets or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 13.13) have otherwise consented in accordance with Section 13.13 or (ii) evidence the release any Guarantor from the Security Agreement pursuant to Section 11.11 or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 13.13) have otherwise consented in accordance with Section 13.13.

(b)          Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Creditor hereby agree that (i) no Secured Creditor shall have any right individually to realize upon any of the Collateral or to enforce the Security Agreement, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Creditors in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Creditors in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Creditors (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c)          Release of Collateral and Guarantees, Termination of Loan Documents; Subordination.

(i)            Notwithstanding anything to the contrary contained herein or in any other Loan Document, (a) the Collateral Agent’s security interest in any Collateral shall be released upon, and the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any agreement governing any Hedging Liability) take such actions as shall be required or otherwise advisable or customary to evidence the release of its security interest in any Collateral subject to, any sale, transfer, lease or other disposition of such Collateral (or owned by a Guarantor that is subject to any such sale, transfer, lease or other disposition) permitted by the Loan Documents or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 13.13) have consented in accordance with Section 13.13, (b) any guarantee obligations under any Loan Document shall be released upon, and the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any agreement governing any Hedging Liability) take such actions as shall be required or otherwise advisable or customary to evidence the release of any guarantee obligations under any Loan Document of any person subject to, any such sale, transfer, lease or other disposition.

(ii)           Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any agreement governing any Hedging Liability) have been paid in full and all Commitments have terminated or expired, the Collateral Agent’s security interest in any Collateral and all guarantee obligations provided for in any Loan Document shall be released and, upon request of the Borrower, the Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any agreement governing any Hedging Liability) take such actions as shall be required or otherwise advisable or customary to evidence the release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of any agreement governing any Hedging Liability. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(iii)          Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent and the Collateral Agent are hereby authorized to, and shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any agreement governing any Hedging Liability) (a) subordinate any Lien granted to the Collateral Agent for the benefit of the Lenders to any Liens permitted by Sections 8.8 (a), (d), (j), (k), (o) (to the extent the relevant Lien is of the type to which the Lien of the Administrative Agent is otherwise required to be subordinated under this clause (c)(iii) pursuant to any of the other exceptions to Section 8.8 that are expressly included in this clause (c)(iii)) (p)(i), (r), (s)(ii), (u)(i), (w), (x) and (y) and (b) enter into customary subordination, collateral trust, intercreditor and/or similar agreements reasonably satisfactory to the Administrative Agent with respect to indebtedness that is required or permitted to be pari passu or subordinated pursuant to Section 1.16, 1.20, 8.7 or 8.8.

(d)           The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 11.12        Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)           to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Section 1.3, 2 or 13.15) allowed in such judicial proceeding; and

(c)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

Section 11.13        Certain ERISA Matters.

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement.

(b)      ~~(b)~~      In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 12.        The Guarantees.

Section 12.1          The Guarantees. To induce the Lenders to provide the credit facilities described herein and in consideration of benefits expected to accrue to the Guarantors by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, the Guarantors (including any Restricted Subsidiary executing an Additional Guarantor Supplement in the form attached hereto as Exhibit F or such other form reasonably acceptable to the Administrative Agent and the Borrower after the Closing Date), hereby unconditionally and irrevocably guarantee jointly and severally to the Administrative Agent, the Lenders and any Person that enters into any agreement with the Borrower or any Guarantor establishing a Hedging Liability or Funds Transfer, Deposit Account Liability and Foreign LCs, the due and punctual payment of all present and future Obligations, Hedging Liability, and Funds Transfer, Deposit Account Liability and Foreign LCs, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents and the due and punctual payment of all Hedging Liability and Funds Transfer, Deposit Account Liability and Foreign LCs, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including interest which, but for the filing of a petition in bankruptcy, would otherwise accrue on any such indebtedness, obligation, or liability) (all such obligations referred to in clauses (x) and (y) above (other than Excluded Swap Obligations) being herein collectively referred to as the “Guaranteed Obligations”). In case of failure by the Borrower or other obligor punctually to pay any Guaranteed Obligations, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor; provided that it is understood and agreed that each Qualified ECP Guarantor guarantees the obligations of each other Guarantor under this Section 12.1 (including all Hedging Liabilities that would otherwise be deemed to be Excluded Swap Obligations) and that each such guarantee is intended as a “guarantee” as described under Section 1a(18) of the Commodity Exchange Act.

Section 12.2          Guarantee Unconditional. The guarantee by each Guarantor under this Section 12 is an absolute and unconditional guaranty of payment when due, and not of collection, by each Guarantor, jointly and severally with each other Guarantor of the Guaranteed Obligations in each and every particular. The obligations of each Guarantor hereunder are several from those of each other Guarantor and are primary obligations concerning which each Guarantor is the principal obligor.

Subject to Section 12.6, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including the existence of any claim, set-off or other right which any Guarantor may have at any time against any other Guarantor or the Borrower, any Agent or other Secured Creditor or any other Person, whether in connection herewith or any unrelated transactions. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Creditor under any document evidencing or governing the Guaranteed Obligations but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower or such other Loan Party.

Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be released, discharged, or otherwise affected by:

(a)           any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the Borrower or of any other Guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b)           any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Funds Transfer, Deposit Account Liability and Foreign LCs;

(c)           any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, the Borrower, any Guarantor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower or of any other Guarantor contained in any Loan Document;

(d)           the existence of any claim, set off, or other rights which the Borrower or any other guarantor may have at any time against the Administrative Agent, any Lender, or any other Person, whether or not arising in connection herewith;

(e)           any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrower, any other Guarantor, or any other Person or Property;

(f)            any application of any sums by whomsoever paid or howsoever realized to any obligation of the Borrower or other obligor, regardless of what obligations of the Borrower or other obligor remain unpaid;

(g)           any invalidity or unenforceability relating to or against the Borrower or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liability or Funds Transfer, Deposit Account Liability and Foreign LCs or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or other obligor or any other guarantor of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability or Funds Transfer, Deposit Account Liability and Foreign LCs; or

(h)           any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, the L/C Issuer or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 12 other than payment in full of the Obligations.

Section 12.3          Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 12 shall remain in full force and effect until the Commitments are terminated, all Letters of Credit have expired (or been cash collateralized or backed by standby letters of credit reasonably acceptable to the applicable L/C Issuer or “grandfathered” into any future credit facilities), all Hedging Liabilities and Funds Transfer, Deposit Account Liabilities and Foreign LCs have been paid in full (or been cash collateralized in a manner reasonably acceptable to the applicable counterparty) and the principal of and interest on the Loans and all other amounts payable by the Borrower and the Guarantors under this Agreement and all other Loan Documents and all other Obligations have been paid in full, unless such Guarantor is otherwise released from its obligations under this Section 12 pursuant to Section 11.11. If at any time any payment of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable by the Borrower or other obligor or any Guarantor under the Loan Documents in respect of the Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or other obligor or of any Guarantor, or otherwise, each Guarantor’s obligations under this Section 12 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time, unless such Guarantor is otherwise released from its obligations under this Section 12 pursuant to Section 11.11.

Section 12.4          Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations, Hedging Liability, and Funds Transfer, Deposit Account Liability and Foreign LCs shall have been paid in full (other than contingent obligations not yet accrued and payable) and subsequent to the termination of all the Commitments and expiration of all Letters of Credit (or such Letters of Credit have been cash collateralized or backed by standby letters of credit reasonably acceptable to the applicable L/C Issuer or “grandfathered” into any future credit facilities), subject to Section 12.6. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations, Hedging Liability, and Funds Transfer, Deposit Account Liability and Foreign LCs and all other amounts payable by the Borrower hereunder and the other Loan Documents and (y) the termination of the Commitments and expiration of all Letters of Credit (or such Letters of Credit have been cash collateralized or backed by standby letters of credit reasonably acceptable to the applicable L/C Issuer or “grandfathered” into any future credit facilities), such amount shall be held in trust for the benefit of the Administrative Agent, the Lenders and the L/C Issuer (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders (and their Affiliates) or be credited and applied upon the Obligations, Hedging Liability, and Funds Transfer, Deposit Account Liability and Foreign LCs, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 12.5          Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, or any other Person against the Borrower, any Guarantor, or any other Person.

Section 12.6          Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 12 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 12 void or voidable under applicable law, including, without limitation, fraudulent conveyance law. To effectuate the foregoing intention, the Administrative Agent, the Lenders, the L/C Issuers and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor (other than Holdings) under the guarantee set forth in this Section 12 at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under the Guarantee set forth in this Section 12 not constituting a fraudulent transfer or conveyance after giving full effect to the liability under the Guarantee set forth in this Section 12 and its related contribution rights set forth in the following sentence but before taking into account any liabilities under any other guarantee by such Guarantors. To the extent that any Guarantor shall be required hereunder to pay any portion of any guaranteed obligation exceeding the greater of (a) the amount of the value actually received by such Guarantor and its Restricted Subsidiaries (other than the Borrower) from the Loans and such other obligations and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the guaranteed obligations (excluding the amount thereof repaid by the Borrower) in the same proportion as such Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors on such date, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors on such date. For purposes of determining the net worth of any Guarantor in connection with the foregoing, all guarantees of such Guarantor other than the Guarantee under this Section 12 will be deemed to be enforceable and payable after the Guarantee under this Section 12.

Section 12.7          Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under this Agreement or any other Loan Document, or under any agreement establishing Hedging Liability or Funds Transfer, Deposit Account Liability and Foreign LCs, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement establishing Hedging Liability or Funds Transfer, Deposit Account Liability and Foreign LCs, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

Section 12.8          Benefit to Guarantors. The Borrower and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

Section 12.9          Guarantor Covenants. Each Guarantor shall take such action as the Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by this Agreement to prohibit such Guarantor from taking.

SECTION 13.        Miscellaneous.

Section 13.1          Taxes.

(a)           Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction, reduction or withholding for any and all Indemnified Taxes; provided that if the Borrower or any Guarantor shall be required by applicable Legal Requirements to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions, reductions or withholdings applicable to additional sums payable under this Section 13.1(a)) the Administrative Agent, any Lender or the L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions, reductions or withholdings been made, (ii) the Borrower or such Guarantor shall make such deductions, reductions or withholdings, and (iii) the Borrower or such Guarantor shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable Legal Requirements; provided, that if the Borrower reasonably believes that such taxes were not correctly or legally asserted, the Administrative Agent, such Lender or the L/C Issuer, as the case may be, will use reasonable efforts to cooperate with the Borrower to obtain a refund of such taxes so long as such efforts would not, in the sole determination of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, result in any additional costs, expenses or risks or be otherwise disadvantageous to it. If the Administrative Agent, any Lender or the L/C Issuer pays any amount in respect of any such Indemnified Taxes, the Borrower or such Guarantor shall reimburse the Administrative Agent, such Lender or the L/C Issuer for that payment (plus any reasonable expenses) within thirty (30) days of written demand in the currency in which such payment was made, so long as such demand has been made within one hundred twenty (120) days after the Administrative Agent, the applicable Lender or the L/C Issuer has made such payment. If the Borrower or such Guarantor pays any such Indemnified Taxes, it shall deliver official tax receipts or other official documentation evidencing that payment or copies thereof to the Lender, the L/C Issuer or the Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.

(b)           Each Lender or L/C Issuer that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such Person becomes a Lender or L/C Issuer hereunder, a duly completed and signed copy of (i) Forms W-8BEN or W-8BEN-E, as applicable (relating to such Lender or L/C Issuer and entitling it to a complete exemption from or reduction of withholding under an applicable tax treaty on amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents and the Obligations), Form W-8ECI (relating to amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents and the Obligations), Form W-8EXP or Form W-8IMY (together with the required attachments) of the United States Internal Revenue Service or any subsequent versions thereof or successors thereto, and (ii) solely if such Lender or L/C Issuer is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, Forms W-8BEN or W-8BEN-E, as applicable, and a certificate of such Lender or L/C Issuer representing to the Administrative Agent and the Borrower that such Lender or L/C Issuer is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code), and such Lender or L/C Issuer agrees that it shall promptly notify the Administrative Agent in the event any such representation is no longer accurate. Each Lender or L/C Issuer that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such Person becomes a Lender or L/C Issuer hereunder, a duly completed and signed copy of Form W-9 of the United States Internal Revenue Service or any subsequent versions thereof or successors thereto. Thereafter and from time to time each Lender or L/C Issuer shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such documents, information and forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) (A) upon the expiration of any previously delivered forms, documents or information and (B) as may be (i) requested by the Borrower or the Administrative Agent in a notice, directly or through the Administrative Agent, to such Lender or L/C Issuer and (ii) required under then current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents or the Obligations. Notwithstanding any other provision in Section 13.1, a Lender or L/C Issuer that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall not be required to deliver any form pursuant to this Section 13.1(b) to the extent such Lender is not legally able to deliver it.

(c)           Any Lender, L/C Issuer or Administrative Agent claiming any indemnity payment or additional payment amounts payable pursuant to this Section 13.1 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount which may thereafter accrue, would not require such Lender, L/C Issuer or Administrative Agent to disclose any information such Lender, L/C Issuer or Administrative Agent deems confidential and would not, in the sole determination of such Lender, L/C Issuer or Administrative Agent be otherwise disadvantageous to such Lender, L/C Issuer or Administrative Agent.

(d)           Inability of Lender or L/C Issuer to Submit Forms. If any Lender or L/C Issuer determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or the Administrative Agent any form or certificate that such Lender or L/C Issuer is obligated to submit pursuant to subsection (b) or (g) of this Section 13.1 or that such Lender or L/C Issuer is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender or L/C Issuer shall promptly notify the Borrower and the Administrative Agent of such fact and the Lender or L/C Issuer shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

(e)           Reimbursement. If any Lender, L/C Issuer or the Administrative Agent determines, in good faith, that it has received a refund of any taxes as to which it has been indemnified y the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 13.1, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 13.1 with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender, L/C Issuer or Administrative Agent, and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided that the Borrower, upon the request of such Lender, L/C Issuer or Administrative Agent, agree to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to such Lender, L/C Issuer or Administrative Agent in the event such Lender, L/C Issuer or Administrative Agent is required to repay such refund to such governmental authority. This paragraph shall not be construed to require any Lender, L/C Issuer or Administrative Agent to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(f)            Failure to Submit Required Forms. If any of the forms or other documentation required under subsection (b) above or subsection (g) below are not delivered to the Administrative Agent and Borrower (or, in the case of an assignee of a Lender or L/C Issuer which (x) is an Affiliate of such Lender, L/C Issuer or a Related Fund of such Lender and (y) does not deliver an Assignment and Assumption to the Administrative Agent for recordation pursuant to the last sentence of Section 13.12(b), to the assigning Lender or L/C Issuer only) as therein required (as modified by subsection (d)), then the Borrower and the Administrative Agent may withhold any payment to such Lender or L/C Issuer not providing such forms or other documentation in an amount equivalent to the applicable withholding tax as required by applicable Legal Requirements.

(g)           FATCA. If a payment made to a Lender or L/C Issuer under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or L/C Issuer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or L/C Issuer shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or L/C Issuer has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Section 13.2          No Waiver, Cumulative Remedies.

(a)           No delay or failure on the part of the Administrative Agent, the L/C Issuer or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the L/C Issuer, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

(b)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 13.16, or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 11.6(b) and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 13.3          Non-Business Days. Unless otherwise specified herein, if any payment or the performance of any obligation hereunder or any other Loan Document becomes due and payable or performable as the case may be on a day which is not a Business Day, the due date of such payment or the date of such performance shall be extended to the next succeeding Business Day on which date such payment shall be due and payable or such performance required. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 13.4          Documentary Taxes. The Borrower agrees to pay on demand, indemnify and hold harmless the Administrative Agent, any Lender, the L/C Issuer and any of their Affiliates with respect to any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties applicable thereto, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder, except any such taxes imposed with respect to an assignment. The Borrower shall deliver to the Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to the Administrative Agent promptly after any such payment.

Section 13.5          Survival of Representations. All representations and warranties made herein or in any other Loan Document or in documents given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any extension of credit hereunder.

Section 13.6           Survival of Indemnities. All indemnities and other provisions relating to reimbursement to the Lenders and L/C Issuer of amounts sufficient to protect the yield of the Lenders and L/C Issuer with respect to the Loans and Letters of Credit, including, but not limited to, Sections 1.12, 10.3 and 13.15, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations or the time periods specified in this Agreement.

Section 13.7          Sharing of Set-Off.

(a)           Each Lender agrees with each other Lender party hereto that if such Lender shall receive and retain any payment (whether by set off or application of deposit balances or otherwise, but excluding (x) any payment obtained as consideration for the assignment of, or sale of a participation in, any of its Loans to any assignee or participant, or (y) any payment as otherwise expressly provided herein, including in Sections 1.16, 1.18, 1.19, 1.20, 13.10, 13.11 and 13.12) on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section 13.7, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their Participating Interests shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.

(b)           To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (x) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (y) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (y) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 13.8          Notices.

(a)           Notices Generally. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy or other electronic transmission) and shall be given to the relevant party at its address, telecopier number or e-mail address set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices to the Borrower, any Guarantor, the Administrative Agent, the L/C Issuer or the Swing Line Lender shall be addressed to the respective address, telecopier number or email address set forth on Schedule 13.8. Notices under the Loan Documents to the Lenders shall be addressed to their respective addresses, telecopier numbers or e-mail addresses set forth in its Administrative Questionnaire. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Section 1 if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)           The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Persons have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of Administrative Agent or its Related Persons as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d)           Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices, Letter of Credit Applications and Swing Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Persons of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 13.9          Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, each of which shall constitute an original, and all such counterparts taken together shall be deemed to constitute one and the same contract. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart thereof.

Section 13.10        Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 13.12, (ii) by way of participation in accordance with the provisions of Section 13.11, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 13.12(~~d~~c) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13.11 and, to the extent expressly contemplated hereby, the Related Persons of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 13.11        Participants. Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and participations in L/C Obligations and Swing Loans and/or Commitments held by such Lender at any time and from time to time to one or more other Persons (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender, the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or a Disqualified Institutions (but only to the extent that the list of Disqualified Institutions has been made available to all Lenders), a “Participant”); provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further, that no such participant shall have any rights under this Agreement except as provided in this Section 13.11, and the Administrative Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to exercise rights under this Agreement and the other Loan Documents and to enforce the obligations of the Borrower under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest which requires the consent of each affected Lender pursuant to clause (i) or (ii) of the first proviso of Section 13.13(a) (subject to the other provisions of Section 13.13 including clause (b) thereof). Subject to Section 13.25 hereof, the Borrower authorizes each Lender to disclose to any participant or prospective participant (which, for the avoidance of doubt, shall exclude any Disqualified Institution (but only to the extent that the list of Disqualified Institutions has been made available to all Lenders)) under this Section 13.11 any financial or other information pertaining to Holdings, any of its Restricted Subsidiaries or Unrestricted Subsidiaries. Any party which has been granted a participation shall be entitled to the benefits of Section 1.12, Section 10.3 and Section 13.4 hereof only to the extent of the benefits accruing to the Lender granting the participation if such participant is not an Affiliate or Related Fund of a Lender. Each Participant shall be entitled to the benefits of Section 13.1 hereof as if it were a Lender; provided, however, for the avoidance of doubt, the Borrower shall not, at any time, be obligated to pay additional amounts pursuant to Section 13.1(a) with respect to any withholding tax that is imposed on amounts payable to such Participant at the time it acquires a participation in the Loans or Commitments made under this Agreement, except to the extent that such Participant is the Participant of a Lender who was entitled to receive such additional amounts from the Borrower. Each Lender that sells a participation shall maintain a register on which it records the name and address of each participant and the principal amounts of each participant’s participating interest with respect to the Loans, Commitments or other interests hereunder to ensure such Loans, Commitments and other interests are in registered form under Section 5f.103-1(c), which entries shall be conclusive absent manifest error. In the event a participation is granted to a Person who does not satisfy the eligibility requirements of this Section 13.11, the Borrower shall be entitled to pursue any remedy available to it (whether at law or in equity, including specific performance to unwind such participation) against the Lender selling the participation and such participant.

Section 13.12        Assignments by Lenders.

(a)          ~~(i)~~ Assignments Generally. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            ~~(ii)~~ Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans and Participating Interest in L/C Obligations and Swing Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned and (B) in any case not described in this clause (A), the aggregate amount of the Commitment (which for this purpose includes Loans and Participating Interest in L/C Obligations and Swing Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the relevant Loans and Participating Interest in L/C Obligations and Swing Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of any Class of Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of any Class of Term Loan, unless each of the Administrative Agent and, so long as no Event of Default under Section 9.1(a), (j) or (k) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that ~~BoA~~BofA Securities, Inc. may, without notice to the Borrower, assign its rights and obligations under this Agreement to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the Closing Date.

(ii)            ~~(iii)~~ Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among the revolving credit facility provided hereunder and any separate revolving credit or term loan facilities provided pursuant to Section 13.13(b)(3) on a non-pro-rata basis;

(iii)         ~~(iv)~~ Required Consents. No consent shall be required for any assignment except to the extent required by Section 13.12(~~b~~a)(i) and, in addition:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under Section 9.1(a), (j) or (k) has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that (i) the Borrower shall be deemed to have so consented if it shall not have responded (whether affirmatively, negatively or to respond that the relevant officers of the Borrower are not then available to make a determination) to a request for such consent within five (5) Business Days after such request is made; provided that notwithstanding this clause (i), no consent shall be deemed given with respect to any assignment to a Disqualified Institution and (ii) notwithstanding the preceding clause (i), the Borrower’s rejection of any assignment to an Disqualified Institution shall be deemed to be reasonable and the Borrower’s consent shall be required at all times for an assignment to a Disqualified Institution;

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Term Loan Commitment or any Class of the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of the Term Credit Facility or Revolving Credit Facility, as applicable, or an Approved Fund with respect to such Lender or (ii) the Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund (it being understood and agreed that, notwithstanding the foregoing, prompt notification to the Administrative Agent shall be required in the case of any such assignment and the acceptance and recording by the Administrative Agent for any assignment shall be required for the effectiveness of such assignment);

(C)            the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required in respect of any Class of Revolving Credit Facility for which such L/C Issuer has outstanding any Reimbursement Obligations; and

(D)            the consent of the relevant Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Swing Loans in respect of any Class of Revolving Credit Facility for which such Swing Line Lender has outstanding any Swing Loans.

(iv)          ~~(v)~~ Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with (unless waived or reduced by the Administrative Agent in its sole discretion) a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)          ~~(vi)~~ No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries (except in accordance with Section 1.21), (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

(vi)            ~~(vii)~~ Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Revolver Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.12(b), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 10.3, 13.6 and 13.15 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.11. Each assignee shall be entitled to the benefits of Section 13.1 as a Lender, but, with respect to Section 13.1(a), only to the extent such assignee delivers the tax forms as is required pursuant to Section 13.1(b) and (f) (as the case may be); provided, however, that for the avoidance of doubt, the Borrower shall not, at any time, be obligated to pay additional amounts pursuant to Section 13.1(a) with respect to any withholding tax that is imposed on amounts payable to such assignee at the time it becomes a party to this Agreement or designates a new lending office, except to the extent that such assignee was entitled, at the time of designation of a new lending office, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 13.1(a) or is the assignee of a Person who was entitled to receive such additional amounts from the Borrower.

The Borrower agrees that the list of Disqualified Institutions may be posted by the Administrative Agent to all Lenders, and the Administrative Agent hereby agrees to post such list to all Lenders. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

(b)          Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York, a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (with respect to any entry relating to such Lender’s Loans only), at any reasonable time and from time to time upon reasonable prior notice.

(c)          Pledge or Grant of Security Interests. Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank (or any central bank having jurisdiction over such Lender), but excluding any such pledge or grant to any Disqualified Institution, and this Section 13.12 shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided, further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank (or any central bank having jurisdiction over such Lender)) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

(d)          Swing Line Lender. Notwithstanding anything to the contrary herein, if at any time the Swing Line Lender assigns all of its Revolving Credit Commitments and Revolving Loans pursuant to subsection (a) above and resigns as Administrative Agent pursuant to Section 11.6, the Swing Line Lender may terminate the Swing Line Facility. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in unreimbursed amounts pursuant to Section 1.15). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Loans pursuant to Section 1.15. Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

(e)           Assignments Made in Violation. Any assignment made to any Person in violation of this Section 13.12 shall be null and void.

Section 13.13        Amendments.

(a)          Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (1) the Borrower, (2) the Required Lenders, and (3) if the rights or duties of the Administrative Agent, any L/C Issuer or any Swing Line Lender are affected thereby, the Administrative Agent, such L/C Issuer or the Swing Line Lender, as applicable; provided that:

(i)             any amendment or waiver to any provision of this Agreement and the other Loan Documents which (A) increases the amount of any Commitment of any Lender, extends the termination date of any Commitment of any Lender (it being understood that waivers or modifications of conditions precedent, representations and warranties, covenants, Defaults, Events of Default or mandatory prepayments shall not constitute an increase of the Commitment of a Lender) or reinstates any Commitment terminated pursuant to Section 9.2, (B) postpones or extends the final maturity of any Loan or of any Reimbursement Obligation or postpones or extends the due date of any interest, mandatory prepayment or of any fee payable hereunder, (C) reduces the amount of or postpones the date of any scheduled payment of any principal (pursuant to Section 1.8) of or reduces the rate of interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder (it being understood that any amendment or modification to the financial covenant and financial definitions or waiver of any Default or Event of Default in or under this Agreement shall not constitute a reduction in the rate of interest or fees for the purposes of this clause (i) and that the waiver of interest at the Default Rate pursuant to Section 1.10 or amendment to the definition of “Default Rate” shall only require the consent of the Required Lenders), or (D) waives any condition set forth in Section 7.2, shall require the consent of each Lender directly and adversely affected thereby (but not the Required Lenders);

(ii)             any amendment or waiver to any provision of this Agreement or the other Loan Documents which (A) (x) reduces any voting percentage set forth in the definition of Required Lenders, Required Revolving Lenders, Required Term Lenders or Required Initial Class Lenders or changes the provisions of this Section 13.13 or (y) releases all or substantially all of the value of the Guarantees or all or substantially all of the Collateral (except as otherwise provided for in the Loan Documents), shall require the consent of each Lender (or, in the case of the definition of Required Revolving Lenders, each Revolving Lender) and (B) amends or waives the provisions set forth in Section 8.22 (or the component definitions thereof) in a manner that adversely affects (or is less advantageous to) the Lenders having Commitments or Loans under either or both of the Initial Classes shall require, in addition to any other vote required under this Section 13.13, the consent of the Required Initial Class Lenders;

(iii)            solely with the consent of the Required Revolving Lenders (but without the necessity of obtaining the consent of the Required Lenders or any other Lender), any such agreement may waive, amend or modify any condition precedent to a Credit Event (other than the initial Credit Event) under the Revolving Credit Facility;

(iv)             no amendment to Section 12 shall be made without the consent of the Guarantor(s) affected thereby; and

(v)              any amendment or waiver to any provision of this Agreement which changes Section 3 in a manner that would alter the pro-rata sharing of payments required to such Lender as such within an applicable clauses first through fourth of Section 3.1 shall require the consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(b)          Notwithstanding anything in Section 13.13(a) to the contrary,

(1)            this Agreement and the other Loan Documents may be amended (or amended and restated) with the consent of (i) the Borrower, the Administrative Agent and the New Term Lenders and/or New Revolving Lenders (and no other Lenders) to implement the New Term Loans and/or New Revolving Credit Commitments in accordance with Section 1.16, (ii) the Borrower and each Extending Term Loan Lender (and no other Lenders) in connection with any extension permitted pursuant to Section 1.18, (iii) the Borrower and each Extending Revolving Lender (and no other Lenders) and, if required under Section 1.19, the L/C Issuers, in connection with any extension permitted pursuant to Section 1.19, (iv) the Borrower and the Refinancing Term Lenders (and no other Lenders) of the applicable Refinancing Term Loan Series providing such Refinancing Term Loans in connection with any refinancing facilities permitted pursuant to Section 1.20(a) and (v) the Borrower and Replacement Revolving Lenders (and no other Lenders) providing the applicable Replacement Revolving Commitment Series in connection with any refinancing facilities permitted pursuant to Section 1.20(b),

(2)            (i) any provision of this Agreement, the other Loan Documents may be amended or waived pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent without the consent of any other Lender to cure or correct any ambiguity, error, omission, defect or inconsistency or to effect administrative changes so long as such amendment or waiver does not adversely affect the rights of any Lender or Secured Creditor in any respect and (ii) guarantees, collateral documents, security documents and related documents executed in connection with this Agreement may be in a customary form reasonably determined by the Administrative Agent or Collateral Agent, as applicable, and may be amended or waived without the consent of any Lender if such amendment or waiver is made in order to (x) comply with local law or (y) cause such guarantee, collateral document, security document or related document to be consistent with this Agreement and the other Loan Documents (including to give effect to Sections 1.16, 1.18, 1.19 and 1.20),

(3)            (i) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more additional revolving credit or term loan facilities to this Agreement (and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof and all related obligations and liabilities arising in connection therewith) to share ratably (or on a subordinated basis) in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and (y) in connection with the foregoing, to permit the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder and (ii) the Administrative Agent and the Borrower may enter into amendments (or amendments and restatements) of any intercreditor, collateral trust, subordination or other similar agreement without the consent of any Lender to effectuate the foregoing provision of this clause (3)(i) or Section 8.7(o) or Section 8.7(s).

Section 13.14        Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 13.15        Costs and Expenses; Indemnification.

(a)           The Borrower agrees to pay (i) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Arrangers incurred on or after the Closing Date within thirty (30) days of a written demand therefor, together with backup documentation supporting such reimbursement request, associated with the syndication of the Credit Facilities and the preparation, negotiation, execution, delivery and administration of the Loan Documents and any amendment, modification, waiver or consent with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and the Arrangers, taken as a whole, and, (x) if necessary, of one local counsel in any relevant material jurisdiction to such Persons, taken as a whole and (y) if reasonably determined by any of the Administrative Agent’s or the Arrangers’ counsel that representation of all such Persons would create a conflict of interest, of one additional counsel to all affected Persons taken as a whole), together with any fees and charges suffered or incurred by the Administrative Agent and the Arrangers in connection with title insurance policies, if any, collateral filing fees and lien searches and, after the occurrence of an Event of Default, audits of the Collateral performed by the Administrative Agent or its agents or representatives; and (ii) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, any Lender or the L/C Issuer within thirty (30) days of a written demand therefor, together with backup documentation supporting such reimbursement request (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders, taken as a whole, and, (x) if necessary, of one local counsel in any relevant material jurisdiction to such Persons, taken as a whole and (y) if reasonably determined by any of the Administrative Agent’s or Arrangers’ counsel that representation of all such Persons would create a conflict of interest, of one additional counsel to all affected Persons taken as a whole) in connection with the enforcement of the Loan Documents. In addition to the reimbursement provisions set forth above, the Borrower further agrees to indemnify the Arrangers, the Administrative Agent, the L/C Issuer, each Lender, and each Related Person of any of the foregoing Persons (each, an “Indemnified Person”) against, and hold each Indemnified Person harmless from, all losses, claims, damages, liabilities and expenses (limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnified Persons taken as a whole and, solely in the case of an actual conflict of interest, one additional counsel to all affected Indemnified Persons taken as a whole, and, if reasonably necessary, one local counsel in any relevant material jurisdiction to such Indemnified Persons, taken as a whole) incurred in respect of the Credit Facilities or the use or proposed use of the proceeds of any Loan or Letter of Credit, except to the extent they arise from the gross negligence, bad faith or willful misconduct of, or a material breach of the Loan Documents by, such Indemnified Person (as determined by a final, non-appealable judgment of a court of competent jurisdiction) or any dispute solely among Indemnified Persons (other than any claims against an Indemnified Person in its capacity as Administrative Agent or Arrangers) and not arising out of any act or omission of Holdings or any of its Subsidiaries (including the Borrower). Notwithstanding the foregoing, (a) each Indemnified Person shall be obligated to refund and return any and all amounts paid by the Borrower to such indemnified Person for fees, expenses or damages to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof and (b) the Borrower will only be liable out-of-pocket costs and expenses (including legal fees, expenses and disbursements) under this Agreement to the extent such out-of-pocket costs and expenses are invoiced within a ninety (90) day period for which the underlying service giving rise to such obligation occurred (other than in the case of certain vendor or foreign local counsel fees and disbursement, in which case, the ninety (90) day period may be extended as reasonably agreed to by the Borrower). This Section 13.15(a) shall not apply with respect to taxes other than any taxes that represent losses, claims or damages arising from any non-tax claim.

(b)         To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) of this Section 13.15 to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Person of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Person, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the total unused Commitments and Revolving Credit Commitment exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ percentage of aggregate unused Commitments and outstanding Loans, in each case, under the applicable Class (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Person of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (b) are subject to the provisions of Section 13.22.

(c)          To the fullest extent permitted by applicable law, each of the parties hereto (and their respective Related Persons) shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any other party (or their respective Related Persons), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided, that nothing contained in this sentence shall limit the Borrower’s indemnification obligations hereinabove to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which an Indemnified Person is otherwise entitled to indemnification hereunder. No Indemnified Person referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnified Person through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Person as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d)          The obligations of the Borrower under this Section 13.15 shall survive the payment and satisfaction of the Obligations and the termination of this Agreement.

Section 13.16        Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default after obtaining the prior written consent of the Administrative Agent, each Lender, the L/C Issuer and each subsequent holder of any Obligation is hereby authorized by the Borrower and such Guarantor at any time or from time to time, without notice to the Borrower or such Guarantor or to any other Person, any such notice being hereby expressly waived to the extent permitted by applicable law, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, tax accounts and payroll accounts or any other account containing solely tax or trust funds, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender, the L/C Issuer or that subsequent holder to or for the credit or the account of the Borrower or such Guarantor, whether or not matured, against and on account of the Obligations of the Borrower or such Guarantor to that Lender, the L/C Issuer or that subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender, the L/C Issuer or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 1.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 13.17        Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 13.18       Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE SPECIFIED THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF AND THEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 13.19        Severability of Provisions. Any provision of any Loan Document which is held to be illegal, invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. If any such provision is held to be illegal, invalid or unenforceable, the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provision. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable. Without limiting the foregoing provisions of this Section 13.19, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by debtor relief laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 13.20        Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section 13.20 shall govern and control, (b) no Borrower, Guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and (ii) if it exceeds such unpaid principal, refunded to the Borrower, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any Guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of the Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 13.21        Construction. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

Section 13.22        Lender’s and L/C Issuer’s Obligations Several. The obligations of the Lenders and the L/C Issuer hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders or the L/C Issuer pursuant hereto shall be deemed to constitute the Lenders and the L/C Issuer a partnership, association, joint venture or other entity.

Section 13.23        Submission to Jurisdiction; Waiver of Jury Trial.

(a)           THE BORROWER AND THE GUARANTORS HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE COUNTY OF NEW YORK, AND OF ANY APPELLATE COURT OF ANY THEREOF FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE. THE BORROWER AND THE GUARANTORS IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO AGREES THAT, TO THE EXTENT PERMITTED BY LAW, A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY OTHER LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE BORROWER, ANY GUARANTOR OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b)          EACH PARTY HERETO, INCLUDING THE BORROWER, THE GUARANTORS, THE ADMINISTRATIVE AGENT, THE L/C ISSUER AND THE LENDERS, HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(c)           EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.8. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 13.24        USA PATRIOT Act. Each Lender and the L/C Issuer that is subject to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender, or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.

Section 13.25        Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (other than to any Disqualified Institution) (a) to its and its Affiliates’ directors, officers and employees (the “Representatives”) and agents, including accountants, legal counsel and other advisors on a “need to know” basis (it being understood that (i) the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential and, to the extent customary for a Person in such position to do so, such Person shall have agreed to keep such Information confidential and (ii) the Person making disclosure pursuant to this clause (a) shall be responsible for the compliance by such Person’s Representatives having received such disclosure with the requirements of this Section 13.25), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners); provided that so long as it is not prohibited, the disclosing party shall provide prompt written notice of such to the Borrower, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that so long as it is not prohibited, the disclosing party shall provide prompt written notice of such to the Borrower, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its Representatives and legal counsel) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations; provided, that disclosure of any such Information pursuant to this clause (f) shall be made subject to the acknowledgment and acceptance by such assignee or prospective assignee or participant or prospective participant or actual or prospective counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Borrower and the Administrative Agent) in accordance with the standard practices of the Administrative Agent or market standards for dissemination of such type of Information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such Information and acknowledge its confidentiality obligations in respect thereof, (g) with the prior written consent of the Borrower, (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 13.25, (i) to the extent such Information becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower, other than as a result of a breach of this Section 13.25; (j) to (x) rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Commitments hereunder or the Borrower or Holdings or any Guarantor or (y) the CUSIP Service Bureau of similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, or (k) to entities which compile and publish information about the syndicated loan market; provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (k). In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments. For purposes of this Section 13.25, “Information” means all information received from Holdings, any of its Subsidiaries (including its Unrestricted Subsidiaries) or from any other Person on behalf of Holdings or any of its Subsidiaries (including its Unrestricted Subsidiaries) relating to Holdings or any of its Subsidiaries (including its Unrestricted Subsidiaries) or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a non-confidential basis prior to disclosure by Holdings or any of its Subsidiaries or from any other Person on behalf of Holdings or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligations to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 13.26        No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 13.27        Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, Swing Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided further, that without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

Section 13.28        Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 13.29      Effect on Amendment and Restatement.

(a)         On and as of the Closing Date, the Existing Credit Agreement shall be amended, restated and superseded in its entirety by this Agreement. The parties hereto acknowledge and agree that (i) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment or reborrowing, or termination of the “Obligations” (as defined in the Existing Credit Agreement) as in effect prior to the Closing Date and (ii) such “Obligations” are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement. Each reference to the “Credit Agreement” or “Loan Agreement” in any Loan Document shall be deemed to be a reference to the Existing Credit Agreement as amended and restated hereby.

(b)          Each of the Borrower, Holdings and each Guarantor hereby confirms that each Loan Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents, the payment and performance of all “Obligations” under each of the Loan Documents to which it is a party (in each case as such terms are defined in the applicable Loan Document). Each of the Borrower and Holdings acknowledges and agrees that (i) any of the Loan Documents to which it is a party or is otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid, enforceable, ratified and confirmed in all respects and shall not be impaired or limited by the execution or effectiveness of this Agreement, and (ii) all security interests created under any of the Collateral Documents shall continue in full force and effect pursuant to the terms of such Collateral Document.

(c)           Each Rollover Lender severally agrees to exchange its “Revolving Loans” (as defined in the Existing Credit Agreement) (such loans, collectively, “Existing 2015 Revolving Loans”) outstanding immediately prior to the effectiveness of the amendment and restatement of the Existing Credit Agreement on the Closing Date as Revolving Loans hereunder, and as of the Closing Date such Existing Revolving Loans shall be automatically deemed to constitute Revolving Loans outstanding under this Agreement.

(d)            Each Rollover Lender severally agrees to exchange its “Term Loans” (as defined in the Existing Credit Agreement) (such loans, collectively, “Existing 2015 Term Loans”) outstanding immediately prior to the effectiveness of the amendment and restatement of the Existing Credit Agreement on the Closing Date as Term Loans hereunder, and as of the Closing Date such Existing Term Loans shall be automatically deemed to constitute Term Loans outstanding under this Agreement.

(e)             On the Closing Date, without further action by any party hereto (including the delivery of a notice of the issuance of a Letter of Credit pursuant to Section 1.3 or any consent of, or confirmation by or to, the Administrative Agent), (i) each “Letter of Credit” (as defined in the Existing Credit Agreement) listed on Schedule 13.29 hereto that was issued by a person that is an L/C Issuer hereunder (such letters of credit, collectively, “Existing Letters of Credit”) shall become a Letter of Credit outstanding under this Agreement, shall be deemed to be a Letter of Credit issued under this Agreement and shall be subject to the terms and conditions hereof as if each such Existing Letter of Credit were issued by the applicable L/C Issuer pursuant to this Agreement and (ii) each L/C Issuer that has issued an Existing Letter of Credit shall be deemed to have granted each Revolving Lender, and each Revolving Lender shall be deemed to have acquired from such L/C Issuer, on the terms and conditions of Section 1.3, for such Revolving Lender’s own account and risk, an undivided interest and participation in such L/C Issuer’s obligations and rights under each such Existing Letter of Credit equal to such Revolving Lender’s ratable share of the face amount of such Letter of Credit (including all obligations of the Borrower for whose account such Letter of Credit was issued and any security or guaranty pertaining thereto).

Section 13.30       Judgment Currency.

(a)          The obligations of the Loan Parties hereunder and under the other Loan Documents to make payments in a specified currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by a relevant L/C Issuer or Lender of the full amount of the Obligation Currency expressed to be payable to it under this Agreement or another Loan Document. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the date on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)          If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, or remit, or cause to be remitted, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)           For purposes of determining any rate of exchange or currency equivalent for this Section 13.30, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 13.31        Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Obligation or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States), that in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature Pages Follow]

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